Exhibit 4.1

GASTAR EXPLORATION INC.,

THE GUARANTOR LISTED ON THE SIGNATURE PAGES HEREOF

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee and Collateral Trustee

INDENTURE

Dated as of March 3, 2017

Convertible Notes due 2022

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Exhibits

Exhibit A: Form of Note	A-1

Exhibit B-1: Form of Restricted Note Legend	B1-1

Exhibit B-2: Form of Global Note Legend	B2-1

Exhibit B-3: Form of Non-Affiliate Legend	B3-1

Exhibit C: Form of Intercreditor Agreement	C-1

Exhibit D: Form of Supplemental Indenture	D-1

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INDENTURE, dated as of March 3, 2017, among Gastar Exploration Inc., a Delaware corporation, as issuer (the “Company”), the Guarantor (as defined herein) listed on the signature pages hereof and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and as collateral trustee (in such capacity, the “Collateral Trustee”).

Each party to this Indenture (as defined below) agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders (as defined below) of the Company’s Convertible Notes due 2022 (the “Notes”).

Article 1.    DEFINITIONS; RULES OF CONSTRUCTION

Section 1.01.    DEFINITIONS.

“Acceptable Security Interest” means, with respect to any Property, a Lien that (A) exists in favor of the Collateral Trustee for the benefit of the Holders, the Trustee and the Collateral Trustee; (B) is superior to all Liens or rights of any other Person in the Property encumbered thereby (other than Permitted Prior Liens); (C) secures the Notes and other Obligations under the Notes and this Indenture; and (D) is perfected and enforceable. Any requirement that the Company or any Guarantor provide an Acceptable Security Interest with respect to any DrillCo PDP Reserves will be satisfied if the applicable Person grants a Wellbore Lien with respect to such DrillCo PDP Reserves and the Oil and Gas Properties owned by any Person attributable thereto, so long as the Wellbore Lien meets the foregoing criteria.

“Acquired Debt” means, with respect to any specified Person, (A) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, provided that such Indebtedness was not incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and (B) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” means (A) any Oil and Gas Properties prospective for the SCOOP or STACK Play; (B) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (C) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clause (B) or (C) above is primarily engaged in the Oil and Gas Business within the SCOOP or STACK Play.

“Additional Interest” means any interest that accrues on any Note pursuant to Section 3.05.

“Affiliate” has the meaning set forth in Rule 144 as in effect on the Issue Date.

“Affiliate Note” means each Ares Note; provided, however, that a Note that is an Affiliate Note will cease to be an Affiliate Note at such time, if any, that such Note (A) ceases to be “beneficially owned” (within the meaning of Rule 13d-3 under the Exchange Act) by a Person that is an Affiliate of the Company; or (B) ceases to be a Physical Note. The Trustee will have no obligation to determine or verify whether a Note is an Affiliate Note.

“Affiliated Entity” means any investment fund or holding company (including any special purpose vehicle) that is formed for investment purposes and that is primarily managed, advised or serviced by any of the Initial Holders (or an Affiliate of any of the Initial Holders) or whose general partner, managing member or other controlling Person is an Initial Holder or an Affiliate of an Initial Holder.

“Applicable Premium” means, for any Note to be redeemed on a Redemption Date pursuant to a High Yield Note Redemption, an amount equal to the greater of:

(A)    one percent (1%) of the principal amount of such Note; and

(B)    the excess of (i) the present value, as of such Redemption Date, of (x) a cash payment on the Maturity Date of one hundred percent (100%) of the principal amount of such Note; and (y) all regularly scheduled Stated Interest and High Yield Interest payments due on such Note on each Interest Payment Date occurring after such Redemption Date and on or before the Maturity Date, such present value to be computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus fifty (50) basis points, over (ii) the principal amount of such Note; provided, however, that, for purposes of clause (B)(i):

(I)    the amount of Stated Interest due on the Interest Payment Date immediately after such Redemption Date will be deemed to be the following amount: (x) if such Redemption Date is after a Regular Record Date and on or before the next Interest Payment Date, zero (and, for the avoidance of doubt, interest due on such Interest Payment Date will be paid in accordance with the proviso to Section 4.04(E)); and (y) in all other cases, the full amount of Stated Interest due on such Note on the Interest Payment Date immediately after such Redemption Date, less an amount equal to the Stated Interest that has accrued on such Note to, but excluding, such Redemption Date; and

(II)    High Yield Interest will be assumed to accrue on such Note at a rate per annum equal to nine percent (9.00%) and to be added to the principal amount of such Note to the maximum extent permitted in Section 3.04(C).

The Company will (x) calculate the Treasury Rate and the Applicable Premium on the second (2nd) Business Day preceding the applicable Redemption Date; and (y) prior to such Redemption Date, file with the Trustee an Officer’s Certificate setting forth the Treasury Rate and the Applicable Premium and showing the calculation of each in reasonable detail.

For purposes of any Applicable Premium payable pursuant to Article 7 other than in connection with a Redemption, references in this definition to Redemption Date will instead be deemed to be references to the date such Applicable Premium is paid.

“Approved Petroleum Engineer” means Wright & Company, Inc. or any reputable firm of independent petroleum engineers selected by the Company in good faith (and, before the Disposition Date, reasonably acceptable to Ares).

“Ares” means AF V Energy I AIV GP, L.P..

“Ares Notes” means the Notes issued on the Issue Date and any Note issued in exchange therefor or in substitution thereof.

“Asset Sale” means:

(A)    the sale, lease, conveyance or other disposition of any Properties or assets (including by way of a Production Payment or sale and leaseback transaction), provided that the disposition of all or substantially all of the Properties or assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Section 4.02 and, if applicable, Article 6 or Section 9.04 and not by Section 3.14; and

(B) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of the Company’s Restricted Subsidiaries;

provided, however, that the following will be deemed not to be Asset Sales:

(1)    any single transaction or series of related transactions that involves Properties or assets having a Fair Market Value that is less than two million dollars ($2,000,000); provided, however, that the transactions excluded from the definition of Asset Sale pursuant to this clause (1) cannot, in the aggregate since the Issue Date, involve Properties or assets having a fair market value that exceeds ten million dollars ($10,000,000).

(2)    a transfer of assets between or among any of the Company and its Restricted Subsidiaries;

(3)    an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4)    the sale, lease or other disposition of Hydrocarbons, equipment, inventory, accounts receivable or other Properties or assets in the ordinary course of business, including any abandonment, or the forfeiture or other disposition of Oil and Gas Properties pursuant to standard form pooling or operating agreements or leases, including dispositions pursuant to a decision not to participate in an Oklahoma Corporation Commission Force Pooling Order or any relinquishment of any interests in any oil and gas leases pursuant to a non-consent provision of a standard form of joint operating agreement, in each case in the ordinary course of business in a manner customary in the Oil and Gas Business;

(5)    the sale or other disposition of cash or Cash Equivalents;

(6)    a Restricted Payment that is permitted by Section 3.11 or a Permitted Investment;

(7)    any trade or exchange by the Company or any Restricted Subsidiary of Oil and Gas Properties or other Properties or assets for Oil and Gas Properties or other Properties or assets owned or held by another Person, provided that (x) the Fair Market Value of the Properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the Fair Market Value of the Properties or assets (together with any cash) to be received by the Company or such Restricted Subsidiary; and (y) any net cash received must be applied in accordance with Section 3.14;

(8)    the creation or perfection of a Lien or disposition of the Properties or assets subject to such Lien;

(9)    the disposition, surrender or waiver of contract rights or Property in connection with the settlement, release or surrender of contract, tort or other claims of any kind;

(10)    any farm-in, drillco or similar arrangement with respect to the Company’s or any Restricted Subsidiary’s WEHLU Properties;

(11)    any disposition of an interest in the Company’s or any Restricted Subsidiary’s WEHLU Properties;

(12)    the disposition of a working interest/net revenue interest in the Company’s or any Restricted Subsidiaries’ Oil and Gas Properties in Oklahoma to the east of the WEHLU field pursuant to an agreement with a Person (other than any Affiliate of the Company) (the “Farm-Out Party”) whose primary business is the Oil in Gas Business, pursuant to which the Farm-Out Party agrees to drill and complete one or more oil or natural gas wells on the Company’s or any Guarantor’s Property, provided, that (A) the interest in an oil or natural gas well drilled by such party is conveyed only upon completion of or reaching total depth with respect to such well; and (B) the Company or such Guarantor retains an overriding royalty interest or working interest/net revenue interest in such well after the Farm-Out Party has received proceeds from the production of such well equal to its drilling, completion and equipping expenditures with respect to such well; and

(13)    any transfer pursuant to the Drillco Agreement.

“Asset Sale Repurchase Date” means the date fixed for the repurchase of any Notes by the Company pursuant to an Asset Sale.

“Asset Sale Repurchase Price” means the cash price payable by the Company to repurchase any Note pursuant to an Asset Sale Offer, calculated pursuant to Section 3.14(D)(ii).

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Authorized Denomination” means, with respect to a Note, a minimum principal amount thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof; provided, however, that, subject to the Depositary Procedures where applicable, any increase in such Note (in the case of a Global Note) or any additional issuance of one or more Physical Notes (in the case of any other Note) to represent High Yield Interest paid as Paid-In-Kind Principal will be made in a minimum principal amount of $1.00 or in any integral multiple of $1.00 in excess thereof.

“Bankruptcy Law” means Title 11, United States Code, or any similar U.S. federal or state or non-U.S. law for the relief of debtors.

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act on behalf of such board.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Borrowing Base” means the maximum amount determined or re-determined by the lenders under any Refinancing Credit Facility as the aggregate lending value to be ascribed to the Oil and Gas Properties of the Company and its Restricted Subsidiaries against which such lenders are prepared to provide loans, letters of credit or other Indebtedness to the Company and the Restricted Subsidiaries, using their customary practices and standards for determining reserve based loans, as determined semi-annually during each year or on such other occasions as may be provided for by the applicable Refinancing Credit Facility, and which is based upon, among other things, the review by such lenders of the hydrocarbon reserves, royalty interests and assets of the Company and its Restricted Subsidiaries.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Calculation Date” has the meaning set forth in the definition of Fixed Charge Coverage Ratio.

“Capital Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP; provided, however, that any lease (whether entered into before or after the Issue Date) that would have been classified as an operating lease pursuant to GAAP as in effect on the Issue Date will be deemed not to represent a Capital Lease Obligation, notwithstanding any change in GAAP that becomes effective after the Issue Date.

“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person (but excluding any debt security that is convertible into, or exchangeable for such equity).

“Cash Equivalents” means:

(A)    marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition;

(B)    certificates of deposit, time deposits, or overnight bank deposits having maturities of six (6) months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than five hundred million dollars ($500,000,000);

(C)    commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a “nationally recognized statistical rating organization” (within the meaning of proposed Rule 3b-10 under the Exchange Act), if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six (6) months from the date of acquisition;

(D)    repurchase obligations of any commercial bank satisfying the requirements of clause (B) of this definition, having a term of not more than thirty (30) days with respect to securities issued or fully guaranteed or insured by the United States government;

(E)    securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority, as applicble, are rated at least A by S&P or A by Moody’s;

(F)    securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (B) of this definition; and

(G)    shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (A) through (F) of this definition.

“Close of Business” means 5:00 p.m., New York City time.

“Collateral” means all Property mortgaged under the Mortgages and any other Property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations under this Indenture, the Notes and the Guarantees is granted or purported to be granted under any Collateral Agreement; provided, however, that “Collateral” does not include any Excluded Collateral.

“Collateral Agreements” means, collectively, the Intercreditor Agreement, each Mortgage, the Security Agreement, and each other agreement or instrument creating Liens in favor of the Trustee or the Collateral Trustee as required by this Indenture, in each case, as the same may be in force from time to time.

“Collateral Trustee” means the Person named as such in the first paragraph of this Indenture until a successor replaces it in such capacity in accordance with the provisions of this Indenture and, thereafter, means such successor.

“Commercial Lenders” means commercial banks customarily engaged in oil and gas reserves-based lending in the ordinary course of their respective businesses.

“Common Stock” means the common stock, $0.001 par value per share, of the Company, subject to Section 5.08.

“Company” means the Person named as such in the first paragraph of this Indenture and, subject to Article 6, its successors and assigns.

“Company Order” means a written request or order signed on behalf of the Company by one (1) of its Officers and delivered to the Trustee.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period, plus:

(A)    provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(B)    consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (excluding any interest attributable to Dollar-Denominated Production Payments but including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Obligations, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(C)    depreciation, depletion and amortization expenses (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), exploration expenses and impairment and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion and amortization expenses, exploration expenses and impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(D)    unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; minus

(E)    non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business; minus

(F)    to the extent included in determining Consolidated Net Income, the sum of (i) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments; and (ii) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that:

(A)    the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be excluded, except to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(B)    the Net Income of any Restricted Subsidiary other than a Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(C)    the cumulative effect of a change in accounting principles will be excluded;

(D)    income resulting from transfers of assets (other than cash) between the Company or any of its Restricted Subsidiaries, on the one hand, and an Unrestricted Subsidiary, on the other hand, will be excluded;

(E)    any write-downs of non-current assets will be excluded; provided, however, that any ceiling limitation write-downs under SEC guidelines will be treated as capitalized costs, as if such write-downs had not occurred;

(F)    any unrealized non-cash gains or losses or charges in respect of hedge or non-hedge derivatives (including those resulting from the application of ASC Topic 815) will be excluded;

(G)    any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards will be excluded;

(H)    any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge will be excluded; and

(I)    all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness will be excluded.

In addition, notwithstanding anything to the contrary in this definition, for the purposes of Section 3.11 only, there will be excluded from Consolidated Net Income any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity.

“Conversion Date” means, with respect to a Note, the first Business Day on which the requirements set forth in Section 5.02(A) to convert such Note are satisfied.

“Conversion Price” means, as of any time, an amount equal to (A) one thousand dollars ($1,000) divided by (B) the Conversion Rate in effect at such time.

“Conversion Rate” initially means 452.4355 shares of Common Stock per $1,000 principal amount of Notes, which amount is subject to adjustment pursuant to Article 5. Whenever this Indenture refers to the Conversion Rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Conversion Rate as of the Close of Business on such date.

“Conversion Share” means any share of Common Stock issued or issuable upon conversion of any Note.

“Covenant Defeasance” means any defeasance pursuant to, and subject to the terms of, Section 11.04.

“Daily Cash Amount” means, with respect to any VWAP Trading Day, the lesser of (A) the applicable Daily Maximum Cash Amount; and (B) the Daily Conversion Value for such VWAP Trading Day.

“Daily Conversion Value” means, with respect to any VWAP Trading Day, one-twentieth (1/20th) of the product of (A) the Conversion Rate on such VWAP Trading Day; and (B) the Daily VWAP per share of Common Stock on such VWAP Trading Day.

“Daily Maximum Cash Amount” means, with respect to a conversion of any Note, the quotient obtained by dividing (A) the Specified Dollar Amount applicable to such conversion by (B) twenty (20).

“Daily Share Amount” means, with respect to any VWAP Trading Day, the quotient obtained by dividing (A) the excess, if any, of the Daily Conversion Value for such VWAP Trading Day over the applicable Daily Maximum Cash Amount by (B) the Daily VWAP for such VWAP Trading Day. For the avoidance of doubt, the Daily Share Amount will be zero for such VWAP Trading Day if such Daily Conversion Value does not exceed such Daily Maximum Cash Amount.

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “GST <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Default” means any event that is (or, after notice, passage of time or both, would be) an Event of Default.

“Default Settlement Method” means Physical Settlement; provided, however, that the Company may, from time to time, change the Default Settlement Method by sending notice of the new Default Settlement Method to the Holders, the Trustee and the Conversion Agent.

“Depositary” means The Depository Trust Company or its successor.

“Depositary Participant” means any member of, or participant in, the Depositary.

“Depositary Procedures” means, with respect to any conversion, transfer, exchange or transaction involving a Global Note or any beneficial interest therein, the rules and procedures of the Depositary applicable to such conversion, transfer, exchange or transaction.

“Disposition Date” means the first date, if any, after the High Yield Security Trigger Date, when the Initial Holders (or their Affiliates or Affiliated Entities identified in writing to the Company as such), taken together, cease to be the record and beneficial owners of Physical Notes representing a majority of the principal amount of the Ares Notes then outstanding; provided, however, that if a Requisite Stockholder Approval Failure has occurred, then the Disposition Date will be deemed never to occur.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part (in each case, other than in exchange for Equity Interests of the Company (other than Disqualified Stock)), on or prior to the date that is ninety one (91) days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 3.11.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“DrillCo Agreement” means that certain Development Agreement, dated as of October 14, 2016, by and between the Company and STACK Exploration LLC, as such agreement is in effect on the Issue Date and as the same may be amended or supplement from to time to time after Issue Date, provided that no such amendment or supplement may be materially adverse to the Holders, including any amendment or supplement that would (A) increases the number of Joint Wells (as defined in the DrillCo Agreement) above sixty (60); (B) materially changes the area subject to the Joint Development Agreement; or (C) materially change any economic terms or provision of the Joint Development Agreement, including with respect to the costs to be borne by the Company.

“DrillCo Contract Area” means the following locations in Kingfisher County, Oklahoma: Township 18 North—Range 6 West, Township 18 North—Range 7 West and Township 18 North—Range 8 West.

“DrillCo Excluded Property” means all Oil and Gas Properties owned by the Company or any of its Restricted Subsidiaries in the DrillCo Contract Area, other than Oil and Gas Properties owned by the Company or any of its Restricted Subsidiaries to which DrillCo PDP Reserves are attributed.

“DrillCo Operating Agreement” has the meaning ascribed to it in the DrillCo Agreement.

“DrillCo PDP Reserves” means the Proved Developed Producing Reserves of the Company or any of its Restricted Subsidiaries attributable to any well located in the DrillCo Contract Area.

“Effective Price” has the following meaning with respect to the issuance or sale of any shares of Common Stock or any rights, options or warrants to purchase or otherwise acquire any shares of Common Stock:

(A)    in the case of the issuance or sale of shares of Common Stock, the value of the consideration received by the Company for such shares, expressed as an amount per share of Common Stock; and

(B)    in the case of the issuance or sale of any such rights, options or warrants, an amount equal to a fraction whose:

(i)    numerator is equal to sum, without duplication, of (x) the value of the aggregate consideration received by the Company for the issuance or sale of such rights, options or warrants; and (y) the value of the minimum aggregate additional consideration, if any, payable to purchase or otherwise acquire shares of Common Stock pursuant to such rights, options or warrants; and

(ii)    denominator is equal to the maximum number of shares of Common Stock underlying such rights, options or warrants;

provided, however, that:

(w)    for purposes of clauses (A) and (B)(i) above, all underwriting commissions, placement agency commissions or similar commissions paid to any broker-dealer by the Company or any of its Affiliates in connection with such issuance or sale (before deducting any other fees or expenses incurred by the Company or any of its Affiliates) will be added to the aggregate consideration referred to in such clause;

(x)    for purposes of clause (B) above, if such minimum aggregate consideration, or such maximum number of shares of Common Stock, is not determinable at the time such rights, options or warrants are issued or sold, then (I) the initial consideration payable under such rights, options or warrants, or the initial number of shares of Common Stock underlying such rights, options or warrants, as applicable, will be used; and (II) at each time thereafter when such amount of consideration or number of shares becomes determinable or is otherwise adjusted (including pursuant to “anti-dilution” or similar provisions), there will be deemed to occur, for purposes of Section 3.05, an issuance of additional rights, options or warrants;

(y)    for purposes of clause (B) above, the surrender, extinguishment, maturity or other expiration of any such rights, options or warrants will be deemed not to constitute consideration payable to purchase or otherwise acquire shares of Common Stock pursuant to such rights, options or warrants; and

(z)    the “value” of any such consideration will be the fair value thereof, as of the date such shares, rights, options or warrant, as applicable, are issued or sold, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock). For the avoidance of doubt, the Notes will not constitute Equity Interests.

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Collateral” has the meaning ascribed to it in the Security Agreement.

“Exempt Issuance” means (A) the Company’s issuance of any securities as full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of all or substantially all of the securities or assets of a corporation or other entity; (B) the Company’s issuance or grant of shares of Common Stock or options to purchase shares Common Stock to employees, directors or consultants of the Company or any of its Subsidiaries, pursuant to plans that have been approved by a majority of the independent members of the Board of Directors or that exist as of the Issue Date; (C) the Company’s issuance or distribution of rights, options or warrants pursuant to a stockholder rights plan, unless and until such unless such rights, options or warrants have separated from the Common Stock; (D) the Company’s issuance of securities upon the exercise, exchange or conversion of any securities that are exercisable or exchangeable for, or convertible into, shares of Common Stock and are outstanding as of the Issue Date, provided that such exercise, exchange or conversion is effected pursuant to the terms of such securities as in effect on the Issue Date; (E) the Company’s issuance of the Notes and any shares of Common Stock upon conversion of the Notes, and the issuance of shares of Common Stock to the Initial Holders on or about the Issue Date; (F) any sale or issuance with respect to which an adjustment to the Conversion Rate is made pursuant to Section 5.05(A)(iii); and (G) the issuance and sale of Common Stock that, in the aggregate under this clause (G), result in proceeds (determined in the same manner as provided in the definition of Effective Price) or not more than twenty five million dollars ($25,000,000). For purposes of this definition, “consultant” means a consultant that may participate in an “employee benefit plan” in accordance with the definition of such term in Rule 405 under the Securities Act.

“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of June 13, 2014, as amended and in effect as of the Issue Date, among the Company, Wells Fargo Bank National Association, as administrative agent, collateral agent and issuing lender, and each of the lenders party thereto.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness (other than First Priority Debt) of the Company and its Restricted Subsidiaries in existence on the Issue

Date (after giving effect to the receipt of the proceeds from the Term Loan Agreement and the issuance and sales of the Notes and Common Stock to the Initial Holders, and the application of such proceeds in to redeem the Company’s 8.625% senior secured notes due 2018 and repay Indebtedness outstanding under the Existing Credit Agreement), until such amounts are repaid.

“Existing Preferred Stock” means the Company’s 8.625% Series A Cumulative Preferred Stock and 10.75% Series B Cumulative Preferred Stock outstanding on the Issue Date.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, as such price is determined in good faith by the Company (unless otherwise provided in this Indenture).

“First Priority Claims” means (A) all First Priority Debt; and (B) all other Obligations relating to the First Priority Debt and owing under the First Priority Debt Documents.

“First Priority Debt” means any Indebtedness incurred under the First Priority Debt Documents.

“First Priority Debt Agent” has the meaning ascribed to “Administrative Agent” in the Term Loan Agreement, or, with respect to any First Priority Permitted Refinancing Indebtedness, means any Person(s) performing similar functions with respect to such First Priority Permitted Refinancing Indebtedness.

“First Priority Debt Documents” means the Term Loan Documents or the equivalent documents relating to any First Priority Permitted Refinancing Indebtedness.

“First Priority Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries incurred under a Refinancing Credit Facility, provided that (A) the aggregate principal amount of such Indebtedness does not at any time exceed the lesser of (i) the greater of (x) two hundred and fifty million dollars ($250,000,000); and (y) the Borrowing Base in effect at the time of such incurrence; and (ii) three hundred million dollars ($300,000,000); and (B) such Indebtedness does not (i) increase the effective yield on the First Priority Claims, as in effect on the Issue Date, by more than two percent (2.00%) per annum, except in connection with the imposition of a default rate of interest, provided such default rate of interest does not increase the effective interest rate by more than two percent (2.00%) per annum; or (ii) contain provisions with respect to optional prepayment of such Indebtedness that is more restrictive to the Company that the provisions under the Term Loan Agreement.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four (4) quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the applicable four

(4) quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(A)    acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, and including any related financing transactions subsequent to the commencement of the applicable four (4) quarter reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of such period, including any Consolidated Cash Flow and any pro forma expense and cost reductions that have occurred and that could then be reflected in pro forma financial statements in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC related thereto;

(B)    the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(C)    the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(A)    the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including amortization of debt issuance costs (excluding prepayment penalties associated with the repayment of debt from the proceeds of the sale of the Notes issued on the Issue Date) and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to interest rate Hedging Obligations; plus

(B)    the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(C)    any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(D)    all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company,

in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that was not formed under the laws of the United States or any state of the United States or the District of Columbia.

“Fundamental Change” means any of the following events:

(A)    a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company or its wholly owned Subsidiaries or any Initial Holder or an Affiliate or Affiliated Entity of an Initial Holder, has become the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s common equity representing more than fifty percent (50%) of the voting power of all of the Company’s then-outstanding common equity;

(B)    the consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other Property; provided, however, that any merger, consolidation, share exchange or combination of the Company pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Company’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Fundamental Change pursuant to this clause (B);

(C)    the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company; or

(D)    the Common Stock ceases to be listed on any of The NYSE MKT, The New York Stock Exchange, The NASDAQ Global Market, The NASDAQ Global Select Market or The NASDAQ Capital Market (or any of their respective successors);

provided, however, that a transaction or event described in clause (A) or (B) above will not constitute a Fundamental Change if at least ninety percent (90%) of the consideration received or to be received by the holders of Common Stock (excluding cash payments for fractional shares or pursuant to dissenters rights), in connection with such transaction or event, consists of shares of common stock listed on any of The NYSE MKT, The New York Stock Exchange, The NASDAQ Global Market, The NASDAQ Global Select Market or the NASDAQ Capital Market (or any of their respective successors), or that will be so listed when issued or exchanged in connection with such transaction or event, and such transaction or event constitutes a Common Stock Change Event whose Reference Property consists of such consideration.

For the purposes of this definition, whether a Person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Fundamental Change Repurchase Date” means the date fixed for the repurchase of any Notes by the Company pursuant to a Repurchase Upon Fundamental Change.

“Fundamental Change Repurchase Notice” means a notice (including a notice substantially in the form of the “Fundamental Change Repurchase Notice” set forth in Exhibit A) containing the information, or otherwise complying with the requirements, set forth in Section 4.02(F)(i) and Section 4.02(F)(ii).

“Fundamental Change Repurchase Price” means the cash price payable by the Company to repurchase any Note upon its Repurchase Upon Fundamental Change, calculated pursuant to Section 4.02(D).

“GAAP” means generally accepted accounting principles in the United States, as the same are in effect from time to time.

“Global Note” means a Note that is represented by a certificate substantially in the form set forth in Exhibit A, registered in the name of the Depositary or its nominee, duly executed by the Company and authenticated by the Trustee, and deposited with the Trustee, as custodian for the Depositary.

“Global Note Legend” means a legend substantially in the form set forth in Exhibit B-2.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity properly exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means the guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes pursuant to Article 9. As of the Issue Date, Northwest Property Ventures LLC, an Oklahoma limited liability company, is the sole Guarantor providing a Guarantee.

“Guarantor” means (A) each Subsidiary of the Company executing this Indenture as an initial Guarantor and (B) any Restricted Subsidiary of the Company that becomes a Guarantor in accordance with this Indenture, and its successors and assigns. As of the Issue Date, Northwest Property Ventures LLC, an Oklahoma limited liability company is the sole Guarantor.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and consistent with past practices and not for speculative purposes under:

(A)    interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred and not for purposes of speculation;

(B)    foreign exchange contracts and currency protection agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in, or to manage exposure to, currency exchanges rates incurred and not for purposes of speculation;

(C)    any commodity or basis swap, floor, collar or futures contract, commodity or basis option or other similar agreement or arrangement designed to protect against fluctuations in, or to manage exposure to, the prices of oil, natural gas or other commodities; and

(D)    other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in, or to manage exposure to, interest rates, commodity prices or currency exchange rates.

“High Yield Interest” means any interest that accrues on any Note pursuant to Section 3.04.

“High Yield Security Trigger Date” means the date that is four (4) calendar months after the Issue Date.

“Holder” means a person in whose name a Note is registered on the Registrar’s books.

“Hydrocarbon Interests” means all presently existing or after-acquired rights, titles and interests in and to oil and gas leases, oil, gas and mineral leases, other Hydrocarbon leases, mineral interests, mineral servitudes, overriding royalty interests, royalty interests, net profits interests, production payment interests and other similar interests. Unless otherwise qualified, all references to Hydrocarbon Interests in this Indenture will be deemed to refer to Hydrocarbon Interests of the Company or its Restricted Subsidiaries.

“Hydrocarbons” means, collectively, oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid or gaseous hydrocarbons and related minerals and all products therefrom, in each case whether in a natural or a processed state.

“Immaterial Subsidiary” means any Subsidiary of the Company that:

(A)    has no Indebtedness other than Non-Recourse Debt (except to the extent any such Indebtedness is treated as a Restricted Payment or a Permitted Investment); and

(B)    is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company (except with respect to a Restricted Payment or Permitted Investment).

“Indebtedness” means, with respect to any specified Person, without duplication:

(A)    all obligations of such Person, whether or not contingent, in respect of:

(i)    the principal of and premium, if any, in respect of outstanding (1) indebtedness of such Person for money borrowed; and (2) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(ii)    all Capital Lease Obligations of such Person and all Attributable Debt in respect of sale and leaseback transactions entered into by such Person;

(iii)    the deferred purchase price of Property, which purchase price is due more than six (6) months after the date of taking delivery of title to such Property, including all obligations of such Person for the deferred purchase price of Property under any title retention agreement, but excluding accrued expenses and trade accounts payable arising in the ordinary course of business; and

(iv)    the reimbursement obligation of any obligor for the principal amount of any letter of credit, banker’s acceptance or similar transaction (excluding obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii), inclusive, above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth (10th) Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(B)    all net obligations in respect of Hedging Obligations;

(C)    all liabilities of others of the kind described in the preceding clause (A) or (B) that such Person has guaranteed or that are otherwise its legal liability;

(D)    all payment obligations of such Person relating to any Production Payment;

(E)    Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of:

(i)    the full amount of such obligations so secured; and

(ii)    the Fair Market Value of such asset as determined in good faith by such specified Person;

(F)    Disqualified Stock of such Person in an amount equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(G)    the aggregate preference in respect of amounts payable on the issued and outstanding shares of preferred stock of any of such Person’s Restricted Subsidiaries, other than a Guarantor, in the event of any voluntary or involuntary liquidation, dissolution or winding up (excluding any such preference attributable to such shares of preferred stock that are owned by such Person or any of its Restricted Subsidiaries); and

(H)    any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (A), (B), (C), (D), (E), (F) or (G) or this clause (H), whether or not between or among the same parties.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indenture Documents” means this Indenture, the Notes, the Guarantees and the Collateral Agreements.

“Initial Holders” means AF V Energy I AIV A1, L.P., AF V Energy I AIV A2, L.P., AF V Energy I AIV A3, L.P., AF V Energy I AIV A4, L.P., AF V Energy I AIV A5, L.P., AF V Energy I AIV A6, L.P., AF V Energy I AIV A7, L.P., AF V Energy I AIV A8, L.P., AF V Energy I AIV A9, L.P., AF V Energy I AIV A10, L.P., AF V Energy I AIV A11, L.P., AF V Energy I AIV A12, L.P., AF V Energy I AIV A13, L.P. and AF V Energy I AIV B1, L.P., and the respective successors of the foregoing.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Issue Date, between the First Priority Debt Agent and the Collateral Trustee, as the same may be amended or replaced from time to time, in the form attached as Exhibit C.

“Interest Payment Date” means, with respect to a Note, each March 1, June 1, September 1 and December 1 of each year, commencing on June 1, 2017 (or such other date specified in the certificate representing such Note). For the avoidance of doubt the Maturity Date is an Interest Payment Date.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issue Date” means March 3, 2017.

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from each of at least three (3) nationally recognized independent investment banking firms selected by the Company. Neither the Trustee nor the Conversion Agent will have any duty to determine the Last Reported Sale Price.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement not intended as a security agreement.

“Make-Whole Fundamental Change” means (A) a Fundamental Change (determined after giving effect to the proviso immediately after clause (D) of the definition thereof, but without regard to the proviso to clause (B)(ii) of the definition thereof); or (B) the sending of a Redemption Notice pursuant to Section 4.04(F) for a Convertible Note Redemption.

“Make-Whole Fundamental Change Conversion Period” has the following meaning:

(A)    in the case of a Make-Whole Fundamental Change pursuant to clause (A) of the definition thereof, the period from, and including, the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change to, and including, the thirty fifth (35th) Trading Day after such Make-Whole Fundamental Change Effective Date (or, if such Make-Whole Fundamental Change also constitutes a Fundamental Change, to, but excluding, the related Fundamental Change Repurchase Date); and

(B)    in the case of a Make-Whole Fundamental Change pursuant to clause (B) of the definition thereof, the period from, and including, the Redemption Notice Date for the related Redemption to, and including, the Business Day immediately before the related Redemption Date.

“Make-Whole Fundamental Change Effective Date” means (A) with respect to a Make-Whole Fundamental Change pursuant to clause (A) of the definition thereof, the date on which such Make-Whole Fundamental Change occurs or becomes effective; and (B) with respect to a Make-Whole Fundamental Change pursuant to clause (B) of the definition thereof, the applicable Redemption Notice Date.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options, contracts or futures contracts relating to the Common Stock.

“Material Domestic Subsidiary” means any Domestic Subsidiary that, at the time of determination, has consolidated assets or quarterly revenues in excess of one million dollars ($1,000,000) or has, when taken together with all other Domestic Subsidiaries that are not Guarantors at such time, combined consolidated assets or quarterly revenues in excess of ten million dollars ($10,000,000), in each case based on the most recent quarterly financial statements available to the Company.

“Maturity Date” means March 1, 2022.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means the mortgages, deeds of trust, deeds to secure Indebtedness, assignments of as-extracted collateral, fixture filings or other similar documents granting Liens on the Company’s and the Restricted Subsidiaries’ Properties and interests to secure the Notes.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(A)    any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (i) any Asset Sale; or (ii) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

(B)    any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication: (A) the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale; (B) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements; (C) amounts required to be applied to the repayment of Indebtedness, other than under the First Priority Debt Documents, secured by a Lien on the Properties or assets that were the subject of such Asset Sale; and (D) any reserve for adjustment in respect of the sale price of such Properties or assets established in accordance with GAAP.

“Non-Affiliate Legend” means a legend substantially in the form set forth in Exhibit B-3.

“Non-Recourse Debt” means Indebtedness:

(A)    as to which neither the Company nor any of its Restricted Subsidiaries (i) provides credit support of any kind through any undertaking, agreement or instrument that would constitute Indebtedness; (ii) is directly or indirectly liable as a borrower, guarantor or otherwise; or (iii) is the lender; and

(B)    no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Note Agent” means any Registrar, Paying Agent or Conversion Agent.

“Notes” means the Convertible Notes due 2022 issued by the Company pursuant to this Indenture (including, for the avoidance of doubt, any Convertible Notes due 2022 issued by the Company representing High Yield Interest paid as Paid-In-Kind Principal).

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Observation Period” means, with respect to any Note to be converted, (A) subject to clause (B) below, if the Conversion Date for such Note occurs before the twenty fifth (25th) Scheduled Trading Day immediately before the Maturity Date, the twenty (20) consecutive VWAP Trading Days beginning on, and including, the third (3rd) VWAP Trading Day immediately after such Conversion Date; (B) if such Conversion Date occurs on or after the date the Company has sent a Redemption Notice pursuant to Section 4.04(F) and before the related Redemption Date, the twenty (20) consecutive VWAP Trading Days beginning on, and including, the twenty second (22nd) (or, if the T+2 Effective Date has occurred by such date, or, by such date, the Relevant Exchange or other relevant authority has announced that the T+2 Effective Date will occur within the next nineteen (19) VWAP Trading Days, the twenty first (21st)) Scheduled Trading Day immediately before such Redemption Date; and (C) subject to clause (B) above, if such Conversion Date occurs on or after the twenty fifth (25th) Scheduled Trading Day immediately before the Maturity Date, the twenty (20) consecutive VWAP Trading Days beginning on, and including, the twenty second (22nd) (or, if the T+2 Effective Date has occurred by such date, or, by such date, the Relevant Exchange or other relevant authority has announced that the T+2 Effective Date will occur within the next nineteen (19) VWAP Trading Days, the twenty first (21st)) Scheduled Trading Day immediately before the Maturity Date.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of the Company.

“Officer’s Certificate” means a certificate that is signed on behalf of the Company by one (1) of its Officers and that meets the requirements of Section 13.03.

“Oil and Gas Business” means:

(A)    the acquisition, exploration, development, operation and disposition of interests in oil, natural gas and other Hydrocarbon Properties, including coal bed methane;

(B)    the gathering, marketing, treating, processing (but not refining), storage, selling and transporting of any production from those interests, including the conversion of natural gas to electricity to facilitate the sale of natural gas; and

(C)    any activity necessary, appropriate or incidental or reasonably related to the activities described above.

“Oil and Gas Properties” means:

(A)    Hydrocarbon Interests;

(B)    the Properties now or hereafter pooled or unitized with Hydrocarbon Interests;

(C)    all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority having jurisdiction thereover) that may affect all or any portion of the Hydrocarbon Interests;

(D)    all operating agreements, contracts and other agreements that relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests;

(E)    all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; and

(F)    all tenements, hereditaments, appurtenances and Properties in anywise appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses), and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

Unless otherwise qualified, all references to an Oil and Gas Properties or to Oil and Gas Properties in this Indenture will be deemed to refer to Oil and Gas Properties of the Company or its Restricted Subsidiaries.

“Open of Business” means 9:00 a.m., New York City time.

“Opinion of Counsel” means an opinion, from legal counsel (including an employee of, or counsel to, the Company or any of its Subsidiaries) reasonably acceptable to the Trustee or the Collateral Trustee, as applicable, that meets the requirements of Section 13.03, subject to customary qualifications and exclusions.

“Permitted Business Investments” means any investment or expenditure made in the ordinary course of business and that is of a nature that is or will have become customary in the Oil and Gas Business generally through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, consisting of the following or other similar investments or expenditures:

(A)    direct Investments in Hydrocarbons and minerals Properties, processing facilities, gathering systems, transportation systems, pipelines, storage facilities or related systems or ancillary real Property interests;

(B)    Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-in agreements, contracts for the sale or transportation of oil, natural gas, other Hydrocarbons and minerals, production-sharing agreements, participation agreements, development agreements, area-of-mutual-interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements with third parties, excluding, however, Investments in any corporation, partnership or limited liability company; and

(C)    Investments in direct or indirect ownership interests in drilling rigs and related equipment, including transportation equipment.

“Permitted Investments” means:

(A)    any Investment in the Company or in a Restricted Subsidiary of the Company;

(B)    any Investment in Cash Equivalents;

(C)    any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(i)    such Person becomes a Restricted Subsidiary of the Company; or

(ii)    such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its Properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(D)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale (or a transaction excluded from the definition thereof) that was made pursuant to and in compliance with Section 3.14;

(E)    any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(F)    trade credit extended in the ordinary course or any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(G)    Permitted Swap Agreements permitted to be incurred under Section 3.13;

(H)    Permitted Business Investments; and

(I)    other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (I) that are at the time outstanding, not to exceed ten million dollars ($10,000,000).

“Permitted Liens” means:

(A)    Liens securing First Priority Claims;

(B)    Liens in favor of the Company or any Guarantor;

(C)    Liens on any Property or assets of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any Property or assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(D)    Liens on any Property or assets existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were not incurred in connection with the contemplation of such acquisition;

(E)    Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(F)    Liens on any Property of the Company existing on the Issue Date, provided that (i) such Liens will not apply to any other Property of the Company (other than proceeds and accessions and additions to such Property); and (ii) such Liens secure only those Obligations that it secures on the Issue Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(G)    Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(H)    Liens securing Indebtedness incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same Property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of Property that is the security for a Permitted Lien hereunder;

(I)    Liens securing Permitted Swap Agreements of the Company or any of its Restricted Subsidiaries;

(J)    Liens securing letters of credit incurred in accordance with clause (1) of Section 3.13(B)(vii);

(K)    Liens securing Indebtedness incurred in connection with the acquisition by the Company or any Restricted Subsidiary of assets used in the Oil and Gas Business (including the office buildings and other real Property used by the Company or such Restricted Subsidiary in conducting its operations), provided that (i) such Liens attach only to the assets acquired with the proceeds of such Indebtedness; and (ii) such Indebtedness is not in excess of the purchase price of such fixed assets;

(L)    any Lien incurred in the ordinary course of business incidental to the conduct of the business of the Company or the Restricted Subsidiaries or the ownership of their Property (including (i) easements, rights of way and similar encumbrances; (ii) rights or title of lessors under leases (other than Capital Lease Obligations); (iii) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or the Restricted Subsidiaries on deposit with or in the possession of such banks; (iv) Liens imposed by law, including Liens under workers’ compensation or similar legislation and mechanics’, carriers’, warehousemen’s, materialmen’s, suppliers’ and vendors’ Liens; (v) Liens incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice; or (vi) operators Liens under joint operating agreements or similar customary agreements in the Oil and Gas Business);

(M)    Liens for taxes, assessments and governmental charges not yet due or the validity of which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP as in effect at such time;

(N)    Liens arising under the Drillco Operating Agreements, provided that (i) such Drillco Operating Agreements do not cover Property located outside of the DrillCo Contract Area; (ii) such Drillco Operating Agreements are entered into pursuant to the DrillCo Agreement; and (iii) the provisions in such Drillco Operating Agreements creating such Liens are in substantially the same form set forth in the form of such Drillco Operating Agreements attached to the DrillCo Agreement; and

(O)    Liens securing the Notes or obligations under this Indenture or Collateral Agreements.

“Permitted Prior Liens” means Liens described in clauses (A), (C), (D), (E), (I), (J), (K), (L), (M) and (N) of the definition of Permitted Liens that, by operation of law, have priority over the Liens securing the Notes.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness), provided, that:

(A)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on such Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(B)    such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(C)    if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(D)    such Indebtedness is not incurred by a Restricted Subsidiary of the Company if the Company is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, however, that a Restricted Subsidiary that is also a Guarantor may guarantee Permitted Refinancing Indebtedness incurred by the Company, whether or not such Restricted Subsidiary was an obligor on or guarantor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Swap Agreement” of a Person means any agreement or arrangement, or any combination thereof, (A) consisting of interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by such Person providing for protection against fluctuations in interest rates, currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies; or (B) relating to oil and gas or other Hydrocarbon prices, transportation or basis costs or differentials or other similar financial factors, which agreement or arrangement is customary in the oil and gas business and is entered into by such Person in the ordinary course of its business for the purpose of limiting or managing risks associated with fluctuations in such prices, costs, differentials or similar factors.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

“Petroleum Industry Standards” means the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Physical Note” means a Note (other than a Global Note) that is represented by a certificate substantially in the form set forth in Exhibit A, registered in the name of the Holder of such Note and duly executed by the Company and authenticated by the Trustee.

“Production Payment” means the grant or transfer by the Company or any of its Restricted Subsidiaries to any Person of a royalty, overriding royalty, net profits interest, production payment, partnership or other interest in Oil and Gas Property, pursuant to which such Person receives solely the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such Properties and where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Company or any of its Restricted Subsidiaries.

“Property” means any right or interest in or to Property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proved Developed Producing Reserves” means oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and “Developed Producing Reserves.”

“Proved Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as “Proved Reserves.”

“PV10” means, in respect of the Proved Reserves of the Company’s or any Restricted Subsidiary’s Oil and Gas Property set forth in the most recently delivered Reserve Report, the aggregate net present value (discounted at a rate of ten percent (10%) per annum) of such Oil and Gas Properties calculated before income taxes, but after reduction for royalties, lease operating expenses, severance and ad valorem taxes, capital expenditures and abandonment costs and with no escalation of capital expenditures or abandonment costs (A) calculated in accordance with SEC guidelines but using Strip Price for crude oil and natural gas liquids (WTI Cushing) and natural gas (Henry Hub); (B) calculated by (i) in the case of a Reserve Report prepared as of December 31 of any year, an Approved Petroleum Engineer; and (ii) in the case of each other Reserve Report or as otherwise required under this Indenture, at the Company’s option, a petroleum engineer employed by the Company or an Approved Petroleum Engineer, in each case, in such person’s reasonable judgment after having reviewed the information from the most recently delivered Reserve Report; (C) as set forth in the Reserve Report most recently delivered pursuant to Section 10.04(B); (D) as adjusted to give effect to Permitted Swap Agreements permitted by this Indenture as in effect on the date of such determination; and (E) as adjusted to give pro forma effect to all dispositions or acquisitions completed since the date of the Reserve Report.

“Qualified Preferred Shares” means shares of any series of the Company’s preferred stock (other than Disqualified Stock), the proceeds of which are used to redeem or repurchase all or any number of the then-outstanding Existing Preferred Stock (or any previously issued Qualified Preferred Shares); provided that (A) such preferred shares are not materially more restrictive on the Company and its Subsidiaries than the Existing Preferred Stock as in effect on the Issue Date; (B) such preferred shares do not have a weighted average yield in excess of the weighted average yield (with the comparative determinations made in a manner consistent with generally accepted finance practices) of the Indebtedness being refinanced or repaid with the proceeds of the Qualified Preferred Shares; and (C) cash distributions for all such preferred shares do not exceed fifteen million dollars ($15,000,000) in the aggregate per annum.

“Real Property” means the surface, subsurface and mineral rights and interests owned, leased or otherwise held by the Issuer or any of its Restricted Subsidiaries.

“Redemption” means the repurchase of any Note by the Company pursuant to Section 4.04.

“Redemption Date” means the date fixed for the repurchase of any Notes by the Company pursuant to a Redemption.

“Redemption Notice Date” means, with respect to a Redemption, the date on which the Company sends the Redemption Notice for such Redemption pursuant to Section 4.04(F).

“Redemption Price” means the cash price payable by the Company to redeem any Note upon its Redemption, calculated pursuant to Section 4.04(E).

“Reference Price” means, initially, $1.7002; provided, however, that the Reference Price will be adjusted in the same manner as, and at the same time and for the same events for which, the Conversion Price is adjusted as a result of the operation of clauses (i) through (v), inclusive, of Section 5.05(A).

“Refinancing Credit Facility” means any conforming oil and gas reserves-based revolving credit facility, the majority of the commitments under which are held by Commercial Lenders, that refunds, refinances or replaces the Term Loan Agreement or any other Refinancing Credit Facility, in each case, in whole and with all commitments thereunder terminated.

A “Registration Default” will be deemed to occur if (A) a Registration Statement (as defined in the Registration Rights Agreement) is not filed on or prior to its Filing Date (as defined in the Registration Rights Agreement) in accordance with the Registration Rights Agreement; (B) a Registration Statement has not become effective under the Securities Act on or before its required Effectiveness Date (as defined in the Registration Rights Agreement) in accordance with the Registration Rights Agreement; or (C) at any time on or after its Effective Date and before the expiration of the Effectiveness Period (as defined in the Registration Rights Agreement), such Registration Statement ceases for any reason to be effective under the Securities Act as to all Registrable Securities (as defined in the Registration Rights Agreement) to which it is required by the Registration Rights Agreement to cover, in each case, (x) for a period of more than five Business Days (whether or not consecutive); and (y) except as specifically permitted by the Registration Rights Agreement with respect to any applicable Black-Out Period or S-1 Amendment Period (as such terms are defined in the Registration Rights Agreement).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Issue Date, between the Company and the Initial Holders.

“Regular Record Date” has the following meaning with respect to an Interest Payment Date: (A) if such Interest Payment Date occurs on March 1, the immediately preceding February 15; (B) if such Interest Payment Date occurs on June 1, the immediately preceding May 15; (C) if such Interest Payment Date occurs on September 1, the immediately preceding August 15; and (D) if such Interest Payment Date occurs on December 1, the immediately preceding November 15.

“Relevant Exchange” means The NYSE MKT or, if the Common Stock is not then listed on The NYSE MKT, the principal U.S. national or regional securities exchange on which the Common Stock is listed for trading.

“Repurchase Upon Asset Sale” means the repurchase of any Note by the Company pursuant to Section 3.14(D)(i).

“Repurchase Upon Fundamental Change” means the repurchase of any Note by the Company pursuant to Section 4.02.

“Required Repurchase” means a Repurchase Upon Fundamental Change or a Repurchase Upon Asset Sale.

“Requisite Stockholder Approval” means any and all stockholder approvals that would be required under the listing standards of The NYSE MKT to permit all outstanding Notes to be converted into shares of Common Stock (assuming Physical Settlement at the maximum Conversion Rate referred to in Section 5.07(A)).

A “Requisite Stockholder Approval Failure” will be deemed to occur if the Requisite Stockholder Approval is not obtained on or before the High Yield Security Trigger Date (and, for the avoidance of doubt, regardless of whether the Requisite Stockholder Approval is obtained thereafter).

“Reserve Report” means (A) any independent reserve report with respect to the Company’s and the Restricted Subsidiaries’ Proved Reserves delivered pursuant to the First Priority Debt Documents; or (B) if no Indebtedness is outstanding or no such report is required, an un-superseded engineering analysis of the Company’s and the Restricted Subsidiaries’ Proved Reserves, in form and scope as initially required under the Term Loan Agreement.

“Responsible Officer” means (A) any officer within the corporate trust department of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of such officers; and (B) with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of, and familiarity with, the particular subject and who has direct responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Note Legend” means a legend substantially in the form set forth in Exhibit B-1.

“Restricted Stock Legend” means, with respect to any Conversion Share, a legend substantially to the effect that the offer and sale of such Conversion Share have not been registered under the Securities Act and that such Conversion Share cannot be sold or otherwise transferred except pursuant to a transaction that is registered under the Securities Act or that is exempt from, or not subject to, the registration requirements of the Securities Act.

“Restricted Subsidiary” of a Person means any Subsidiary of the such Person that is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.

“Rule 144A” means Rule 144A under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.

“Rule 144A Note” means any Note issued on the Issue Date, and any Note issued in exchange therefor or in substitution thereof, upon the first to occur, if at all, of the following: (A) the resale of such Note in a transaction pursuant to Rule 144A; and (B) if such Note is held by an Initial Holder or an Affiliate or Affiliated Entity of an Initial Holder, the lapsing of a period of three (3) months after the date such Initial Holder, Affiliate or Affiliated Entity has ceased to be an Affiliate of the Company. The Trustee will have no obligation to determine or verify whether a Note is a Rule 144A Note.

“S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “Scheduled Trading day” means a Business Day.

“SCOOP or STACK Play” means those geographic areas of the state of Oklahoma prospective for Hydrocarbons and generally known in the industry as the South Central Oklahoma Oil Province, or “SCOOP,” and Sooner Trend Anadarko Basin Canadian and Kingfisher Counties, or “STACK.”

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security” means any Note or Conversion Share.

“Security Agreement” means that certain Third Amended and Restated Pledge and Security Agreement, dated as of the date hereof, among the Issuer, each of the Guarantors party thereto and the Collateral Trustee, as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

“Settlement Method” means Cash Settlement, Physical Settlement or Combination Settlement.

“Significant Subsidiary” means, with respect to any Person, any Subsidiary of such Person that constitutes, or any group of Subsidiaries of such Person that, in the aggregate, would constitute, a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of such Person.

“Special Interest” means any interest that accrues on any Note pursuant to Section 7.03.

“Specified Dollar Amount” means, with respect to the conversion of a Note to which Combination Settlement applies, the maximum cash amount per $1,000 principal amount of such Note deliverable upon such conversion (excluding cash in lieu of any fractional share of Common Stock).

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stock Price” has the following meaning for any Make-Whole Fundamental Change: (A) if the holders of Common Stock receive only cash in consideration for their shares of Common Stock in such Make-Whole Fundamental Change and such Make-Whole Fundamental Change is pursuant to clause (B) of the definition of “Fundamental Change,” then the Stock Price is the amount of cash paid per share of Common Stock in such Make-Whole Fundamental Change; and (B) in all other cases, the Stock Price is the average of the Last Reported Sale Prices per share of Common Stock for the five (5) consecutive Trading Days ending on, and including, the Trading Day immediately before the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change.

“Strip Price” means, as of any date, the forward month prices, as of such date, for the most comparable hydrocarbon commodity applicable to such future production month for a five (5) year period (or such shorter period if forward month prices are not quoted for a reasonably comparable hydrocarbon commodity for the full five (5) year period), with such prices escalated at two percent (2%) each year thereafter based on the last quoted forward month price of such period, as such prices are (A) quoted on the NYMEX as of the determination date; and (B) adjusted by appropriate management adjustments for additions to reserves and depletion or sale of reserves since the date of the applicable Reserve Report, adjusted for any basis differential as of the date of determination.

“Subject Lease” means any oil and gas lease held or acquired by any of the Company or any Guarantor that is subject to a right of a third party existing on the Issue Date under an area of mutual interest agreement, joint venture agreement, participation agreement or other similar agreement customary in the oil and gas industry to acquire an interest in such lease from the Company or such Guarantor, provided that such right has not been exercised and the time for exercise thereof has not expired.

“Subsidiary” means, with respect to any Person, (A) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than fifty percent (50%) of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (B) any partnership or limited liability company where (i) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (ii) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“T+2 Effective Date” means the date, if at all, the Relevant Exchange has adopted a normal settlement cycle of two (2) Business Days for trading in the Common Stock, and the T+2 Effective Date will be the first date for which trades executed on that date are subject to such new cycle.

“Term Loan Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of the Issue Date, among the Company, as borrower, the guarantors from time to time party thereto, the lenders party thereto, and Wilmington Trust, National Association, as administrative agent, as the same may be amended from time to time.

“Term Loan Documents” means the Term Loan Agreement and all Loan Documents (as defined in the Term Loan Agreement).

“Trading Day” means any day on which (A) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (B) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“Transfer-Restricted Security” means any Security that constitutes a “restricted security” (as defined in Rule 144); provided, however, that such Security will cease to be a Transfer-Restricted Security upon the earliest to occur of the following events:

(A)    such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to a registration statement that was effective under the Securities Act at the time of such sale or transfer;

(B)    such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to an available exemption (including Rule 144) from the registration and prospectus-delivery requirements of, or in a transaction not subject to, the Securities Act and, immediately after such sale or transfer, such Security ceases to constitute a “restricted security” (as defined in Rule 144); and

(C)    such Security is eligible for resale, and is held, by a Person that is not an Affiliate of the Company and that has not been an Affiliate of the Company during the immediately preceding three (3) months, pursuant to Rule 144 without any limitations thereunder as to volume, manner of sale, availability of current public information or notice.

The Trustee is under no obligation to determine whether any Security is a Transfer-Restricted Security and may conclusively rely on an Officer’s Certificate with respect thereto.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity, as of such Redemption Date, of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days before such Redemption Date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to the Maturity Date; provided, however, that if such period is less than one (1) year, then the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one (1) year will be used.

“Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended.

“Trustee” means the Person named as such in the first paragraph of this Indenture until a successor replaces it in such capacity in accordance with the provisions of this Indenture and, thereafter, means such successor.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in the relevant jurisdiction from time to time.

“Unrestricted Subsidiary” means any Immaterial Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution. Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 3.18. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date pursuant to Section 3.13, the Company will be in default of Section 3.13.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors (or equivalent governing body) of such Person.

“VWAP Market Disruption Event” means, with respect to any date, (A) the failure by the principal U.S. national or regional securities exchange on which the Common Stock is then listed, or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Stock is then traded, to open for trading during its regular trading session on such date; or (B) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options, contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP Trading Day” means a day on which (A) there is no VWAP Market Disruption Event; and (B) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.

“WEHLU Properties” means Oil and Gas Properties of the Company or any of its Subsidiaries within (A) the WEHLU field in Oklahoma; and (B) the undeveloped acreage to the East of WEHLU located in 15N 4W and 14N 4W in Oklahoma County, Oklahoma.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(A)    the sum of the products of (i) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness; and (ii) the number of years (calculated to the nearest one-twelfth (1/12th)) that will elapse between such date and the making of such payment; by

(B)    the then outstanding principal amount of such Indebtedness.

“Wellbore Lien” means, with respect to any DrillCo PDP Reserves of the Company of any of its Restricted Subsidiaries attributable to a particular well, a Lien (including a real property mortgage on and a locally, and, if applicable, centrally, filed financing statement covering fixtures and as-extracted collateral) on (A) the interest of the Company or relevant Restricted Subsidiary, as applicable, in and to such well, the associated wellbore and the associated fixtures and as-extracted collateral; and (B) the interest of the Company or relevant Restricted Subsidiary, as applicable, in and to the mineral leases or other Oil and Gas Properties attributable to such DrillCo PDP Reserves, but only insofar as such mineral leases or other Oil and Gas Properties are necessary to produce, operate, maintain and plug and abandon such well.

Section 1.02.    OTHER DEFINITIONS.

Term	Defined in Section
“Additional Shares”	5.07(A)
“Affiliate Transaction”	3.15(A)
“Asset Sale Offer”	3.14(D)(i)
“Business Combination Event”	6.01(A)
“Cash Settlement”	5.03(A)
“Collateral Agreement Order”	10.12(J)
“Combination Settlement”	5.03(A)
“Common Stock Change Event”	5.08(A)
“Convertible Note Redemption”	4.04(B)(i)
“Conversion Agent”	2.06(A)
“Conversion Consideration”	5.03(B)
“Default Interest”	2.05(B)
“Defaulted Amount”	2.05(B)
“Degressive Issuance”	3.05(A)
“Degressive Issuance Date”	3.05(A)
“Event of Default”	7.01(A)
“Excess Proceeds”	3.14(D)(i)
“Expiration Date”	5.05(A)(v)
“Expiration Time”	5.05(A)(v)
“Fundamental Change Notice”	4.02(E)
“Fundamental Change Repurchase Right”	4.02(A)
“Guaranteed Obligations”	9.04(A)
“Guarantor Business Combination Event”	9.04(A)
“High Yield Note Redemption”	4.04(B)(ii)
“Minimum Mortgage Requirement”	10.04(B)
“Paid-In-Kind Principal”	3.04(C)
“Paying Agent”	2.06(A)
“Payment-In-Kind of High Yield Interest”	3.04(C)
“Permitted Debt”	3.13(B)
“Physical Settlement”	5.03(A)
“Redemption Notice”	4.04(F)
“Reference Property”	5.08(A)
“Reference Property Unit”	5.08(A)
“Register”	2.06(B)
“Registrar”	2.06(A)
“Registration Rights Notes”	4.04(B)(i)
“Reporting Event of Default”	7.03(A)
“Restricted Payments”	3.11(A)
“Specified Courts”	13.07
“Spin-Off”	5.05(A)(iii)(2)
“Spin-Off Valuation Period”	5.05(A)(iii)(2)
“Stated Interest”	2.05(A)
“Successor Corporation”	6.01(A)
“Successor Guarantor Corporation”	9.04(A)(i)
“Successor Person”	5.08(A)
“Tender/Exchange Offer Valuation Period”	5.05(A)(v)

Section 1.03.    RULES OF CONSTRUCTION.

For purposes of this Indenture:

(A)    “or” is not exclusive;

(B)    “including” means “including without limitation”;

(C)    “will” expresses a command;

(D)    words in the singular include the plural and in the plural include the singular, unless the context requires otherwise;

(E)    “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision of this Indenture, unless the context requires otherwise;

(F)    references to currency mean the lawful currency of the United States of America, unless the context requires otherwise;

(G)    the exhibits, schedules and other attachments to this Indenture are deemed to form part of this Indenture; and

(H)    the term “interest,” when used with respect to a Note, includes any Additional Interest, High Yield Interest and Special Interest, in each case to the extent then due, unless the context requires otherwise.

Article 2.    THE NOTES

Section 2.01.    FORM, DATING AND DENOMINATIONS.

The Notes and the Trustee’s certificate of authentication will be substantially in the form set forth in Exhibit A. The Notes will bear the legends required by Section 2.09 and may bear notations, legends or endorsements required by law, stock exchange rule or usage or the Depositary. Each Note will be dated as of the date of its authentication.

The Notes issued on the Issue Date will be issued initially in the form of one or more Physical Notes. Physical Notes may be exchanged for Global Notes, and Global Notes may be exchanged for Physical Notes, only as provided in Section 2.10.

The Notes will be issuable only in registered form without interest coupons and only in Authorized Denominations.

Each certificate representing a Note will bear a unique registration number that is not affixed to any other certificate representing another outstanding Note.

The terms contained in the Notes constitute part of this Indenture, and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Indenture, agree to such terms and to be bound thereby; provided, however, that, to the extent that any provision of any Note conflicts with the provisions of this Indenture, the provisions of this Indenture will control for purposes of this Indenture and such Note.

Section 2.02.    EXECUTION, AUTHENTICATION AND DELIVERY.

(A)    Due Execution by the Company. At least one (1) duly authorized Officer will sign the Notes on behalf of the Company by manual or facsimile signature. A Note’s validity will not be affected by the failure of any Officer whose signature is on any Note to hold, at the time such Note is authenticated, the same or any other office at the Company.

(B)    Authentication by the Trustee and Delivery.

(i)    No Note will be valid until it is authenticated by the Trustee. A Note will be deemed to be duly authenticated only when an authorized signatory of the Trustee (or a duly appointed authenticating agent) manually signs the certificate of authentication of such Note.

(ii)    The Trustee will cause an authorized signatory of the Trustee (or a duly appointed authenticating agent) to manually sign the certificate of authentication of a Note only if (1) the Company delivers such Note to the Trustee; (2) such Note is executed by the Company in accordance with Section 2.02(A); and (3) the Company delivers a Company Order to the Trustee that (a) requests the Trustee to authenticate such Note; and (b) sets forth the name of the Holder of such Note and the date as of which such Note is to be authenticated. If such Company Order also requests the Trustee to deliver such Note to any Holder or to the Depositary, then the Trustee will promptly deliver such Note in accordance with such Company Order.

(iii)    The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. A duly appointed authenticating agent may authenticate Notes whenever the Trustee may do so under this Indenture, and a Note authenticated as provided in this Indenture by such an agent will be deemed, for purposes of this Indenture, to be authenticated by the Trustee. Each duly appointed authenticating agent will have the same rights to deal with the Company as the Trustee would have if it were performing the duties that the authentication agent was validly appointed to undertake.

Section 2.03.    ISSUANCE OF NOTES ON THE ISSUE DATE.

On the Issue Date, there will be originally issued one hundred and twenty five million dollars ($125,000,000) aggregate principal amount of Notes, subject to the provisions of this Indenture (including Section 2.02).

Section 2.04.    METHOD OF PAYMENT.

(A)    Global Notes. The Company will pay, or cause the Paying Agent to pay, the principal (whether due upon maturity on the Maturity Date, Redemption on a Redemption Date or repurchase on a Fundamental Change Repurchase Date or Asset Sale Repurchase Date or otherwise) of, interest or any Applicable Premium on, and any cash Conversion Consideration for, any Global Note to the Depositary by wire transfer of immediately available funds no later than the time the same is due as provided in this Indenture.

(B)    Physical Notes. The Company will pay, or cause the Paying Agent to pay, the principal (whether due upon maturity on the Maturity Date, Redemption on a Redemption Date or repurchase on a Fundamental Change Repurchase Date or Asset Sale Repurchase Date or otherwise) of, interest or any Applicable Premium on, and any cash Conversion Consideration for, any Physical Note no later than the time the same is due as provided in this Indenture as follows: (i) if the principal amount of such Physical Note is at least five million dollars ($5,000,000) (or such lower amount as the Company may choose in its sole and absolute discretion) and the Holder of such Physical Note entitled to such payment has delivered to the Paying Agent or the Trustee, no later than the time set forth in the immediately following sentence, a written request that the Company make such payment by wire transfer to an account of such Holder within the United States, by wire transfer of immediately available funds to such account; and (ii) in all other cases, by check mailed to the address of the Holder of such Physical Note entitled to such payment as set forth in the Register. To be timely, such written request must be so delivered no later than the Close of Business on the following date: (x) with respect to the payment of any interest due on an Interest Payment Date, the immediately preceding Regular Record Date; (y) with respect to any cash Conversion Consideration, the relevant Conversion Date; and (z) with respect to any other payment, the date that is fifteen (15) calendar days immediately before the date such payment is due.

Section 2.05.    ACCRUAL OF INTEREST; DEFAULTED AMOUNTS; WHEN PAYMENT DATE IS NOT A BUSINESS DAY.

(A)    Accrual of Interest. Each Note will accrue interest at a rate per annum equal to 6.00% (the “Stated Interest”), plus any High Yield Interest, Additional Interest and Special Interest that may accrue pursuant to Sections 3.04, 3.05 and 7.03, respectively. Stated Interest on each Note will (i) accrue from, and including, the most recent date to which Stated Interest has been paid or duly provided for (or, if no Stated Interest has theretofore been paid or duly provided for, the date set forth in the certificate representing such Note as the date from, and including, which Stated Interest will begin to accrue in such circumstance) to, but excluding, the date of payment of such Stated Interest; and (ii) be, subject to Sections 3.14(D)(ii), 4.02(D), 4.04(E) and 5.02(D) (but without duplication of any payment of interest), payable quarterly in arrears on each Interest Payment Date, beginning on the first Interest Payment Date set forth in the certificate representing such Note, to the Holder of such Note as of the Close of Business on the immediately preceding Regular Record Date. Stated Interest, and, if applicable, Additional Interest, High Yield Interest and Special Interest, on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(B)    Defaulted Amounts. If the Company fails to pay any amount (a “Defaulted Amount”) payable on a Note on or before the due date therefor as provided in this Indenture, then, regardless of whether such failure constitutes an Event of Default, (i) such Defaulted Amount will forthwith cease to be payable to the Holder of such Note otherwise entitled to such payment, except to the extent such payment constitutes interest and is paid before such failure constitutes an Event of Default; (ii) to the extent lawful, interest (“Default Interest”) will accrue on such Defaulted Amount at a rate per annum equal to the rate per annum at which Stated Interest accrues plus one hundred (100) basis points, from, and including, such due date to, but excluding, the date of payment of such Defaulted Amount and Default Interest; (iii) such Defaulted Amount and Default Interest will be paid on a payment date selected by the Company to the Holder of such Note as of the Close of Business on a special record date selected by the Company (except to the extent the payment that was not paid constitutes interest and is paid before such non-payment constitutes an Event of Default, in which case such payment will be paid to the Person to whom it was originally due), provided that such special record date must be no more than fifteen (15), nor less than ten (10), calendar days before such payment date; and (iv) at least fifteen (15) calendar days before such special record date, the Company will send notice to the Trustee and the Holders that states such special record date, such payment date and the amount of such Defaulted Amount and Default Interest to be paid on such payment date.

(C)    Delay of Payment when Payment Date is Not a Business Day. If the due date for a payment on a Note as provided in this Indenture is not a Business Day, then, notwithstanding anything to the contrary in this Indenture or the Notes, such payment may be made on the immediately following Business Day and no interest will accrue on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “Business Day.”

Section 2.06.    REGISTRAR, PAYING AGENT AND CONVERSION AGENT.

(A)    Generally. The Company will maintain (i) an office or agency in the continental United States where Notes may be presented for registration of transfer or for exchange (the “Registrar”); (ii) an office or agency in the continental United States where Notes may be presented for payment (the “Paying Agent”); and (iii) an office or agency in the continental United States where Notes may be presented for conversion (the “Conversion Agent”). If the Company fails to maintain a Registrar, Paying Agent or Conversion Agent, then the Trustee will act as such. For the avoidance of doubt, the Company or any of its Subsidiaries may act as Registrar, Paying Agent or Conversion Agent.

(B)    Duties of the Registrar. The Registrar will keep a record (the “Register”) of the names and addresses of the Holders, the Notes held by each Holder and the transfer, exchange, repurchase, Redemption and conversion of Notes. Absent manifest error, the entries in the Register will be conclusive and the Company and the Trustee may treat each Person whose name is recorded as a Holder in the Register as a Holder for all purposes. The Register will be in written form or in any form capable of being converted into written form reasonably promptly.

(C)    Co-Agents; Company’s Right to Appoint Successor Registrars, Paying Agents and Conversion Agents. The Company may appoint one or more co-Registrars, co-Paying Agents and co-Conversion Agents, each of whom will be deemed to be a Registrar, Paying Agent or Conversion Agent, as applicable, under this Indenture. Subject to Section 2.06(A), the Company may change any Registrar, Paying Agent or Conversion Agent (including appointing itself or any of its Subsidiaries to act in such capacity) without notice to any Holder. The Company will notify the Trustee (and, upon request, any Holder) of the name and address of each Note Agent, if any, not a party to this Indenture and will enter into an appropriate agency agreement with each such Note Agent, which agreement will implement the provisions of this Indenture that relate to such Note Agent.

(D)    Initial Appointments. The Company appoints the Trustee as the initial Paying Agent, the initial Registrar and the initial Conversion Agent.

Section 2.07.    PAYING AGENT AND CONVERSION AGENT TO HOLD PROPERTY IN TRUST.

The Company will require each Paying Agent or Conversion Agent that is not the Trustee to agree in writing that such Note Agent will (A) hold in trust for the benefit of Holders or the Trustee all money and other Property held by such Note Agent for payment or delivery due on the Notes; and (B) notify the Trustee of any default by the Company in making any such payment or delivery. The Company, at any time, may, and the Trustee, while any Default continues, may, require a Paying Agent or Conversion Agent to pay or deliver, as applicable, all money and other Property held by it to the Trustee, after which payment or delivery, as applicable, such Note Agent (if not the Company or any of its Subsidiaries) will have no further liability for such money or Property. If the Company or any of its Subsidiaries acts as Paying Agent or Conversion Agent, then (A) it will segregate and hold in a separate trust fund for the benefit of the Holders or the Trustee all money and other Property held by it as Paying Agent or Conversion Agent; and (B) references in this Indenture or the Notes to the Paying Agent or Conversion Agent holding cash or other Property, or to the delivery of cash or other Property to the Paying Agent or Conversion Agent, in each case for payment or delivery to any Holders or the Trustee or with respect to the Notes, will be deemed refer to cash or other Property so segregated and held separately, or to the segregation and separate holding of such cash or other Property, respectively. Upon the occurrence of any event pursuant to in clause (xii) or (xiii) of Section 7.01(A) with respect to the Company (or with respect to any Subsidiary of the Company acting as Paying Agent or Conversion Agent), the Trustee will serve as the Paying Agent or Conversion Agent, as applicable, for the Notes.

Section 2.08.    HOLDER LISTS.

If the Trustee is not the Registrar, the Company will furnish to the Trustee, no later than seven (7) Business Days before each Interest Payment Date, and at such other times as the Trustee may request, a list, in such form and as of such date or time as the Trustee may reasonably require, of the names and addresses of the Holders.

Section 2.09.    LEGENDS.

(A)    Global Note Legend. Each Global Note will bear the Global Note Legend (or any similar legend, not inconsistent with this Indenture, required by the Depositary for such Global Note).

(B)    Non-Affiliate Legend. Each Note that is not an Affiliate Note will bear the Non-Affiliate Legend.

(C)    Restricted Note Legend. Subject to Section 2.12,

(i)    each Note that is a Transfer-Restricted Security will bear the Restricted Note Legend; and

(ii)    if a Note is issued in exchange for, in substitution of, or to effect a partial conversion of, another Note (such other Note being referred to as the “old Note” for purposes of this Section 2.09(C)(ii)), including pursuant to Section 2.10(B), 2.10(C), 2.11 or 2.13, such Note will bear the Restricted Note Legend if such old Note bore the Restricted Note Legend at the time of such exchange or substitution, or on the related Conversion Date with respect to such conversion, as applicable; provided, however, that such Note need not bear the Restricted Note Legend if such Note does not constitute a Transfer-Restricted Security immediately after such exchange or substitution, or as of such Conversion Date, as applicable.

(D)    Other Legends. A Note may bear any other legend or text, not inconsistent with this Indenture, as may be required by applicable law or by any securities exchange or automated quotation system on which such Note is traded or quoted.

(E)    Acknowledgement and Agreement by the Holders. A Holder’s acceptance of any Note bearing any legend required by this Section 2.09 will constitute such Holder’s acknowledgement of, and agreement to comply with, the restrictions set forth in such legend.

(F)    Restricted Stock Legend.

(i)    Each Conversion Share will bear the Restricted Stock Legend if the Note upon the conversion of which such Conversion Share was issued was (or would have been had it not been converted) a Transfer-Restricted Security at the time such Conversion Share was issued; provided, however, that such Conversion Share need not bear the Restricted Stock Legend if the Company determines, in its reasonable discretion, that such Conversion Share need not bear the Restricted Stock Legend.

(ii)    Notwithstanding anything to the contrary in this Section 2.09(F), a Conversion Share need not bear a Restricted Stock Legend if such Conversion Share is issued in an uncertificated form that does not permit affixing legends thereto, provided the Company takes measures (including the assignment thereto of a “restricted” CUSIP number) that it reasonably deems appropriate to enforce the transfer restrictions referred to in the Restricted Stock Legend.

Section 2.10.    TRANSFERS AND EXCHANGES; CERTAIN TRANSFER RESTRICTIONS.

(A)    Provisions Applicable to All Transfers and Exchanges.

(i)    Subject to this Section 2.10, Physical Notes and beneficial interests in Global Notes may be transferred or exchanged from time to time and the Registrar will record each such transfer or exchange in the Register.

(ii)    Each Note issued upon transfer or exchange of any other Note (such other Note being referred to as the “old Note” for purposes of this Section 2.10(A)(ii)) or portion thereof in accordance with this Indenture will be the valid obligation of the Company, evidencing the same indebtedness, and entitled to the same benefits under this Indenture, as such old Note or portion thereof, as applicable.

(iii)    The Company, the Guarantors, the Trustee and the Note Agents will not impose any service charge on any Holder for any transfer, exchange or conversion of Notes, but the Company, the Guarantors, the Trustee, the Registrar and the Conversion Agent may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer, exchange or conversion of Notes, other than exchanges pursuant to Sections 2.11, 2.17 or 8.05 not involving any transfer.

(iv)    Notwithstanding anything to the contrary in this Indenture or the Notes, a Note may not be transferred or exchanged in part unless the portion to be so transferred or exchanged is in an Authorized Denomination.

(v)    The Trustee will have no obligation or duty to monitor, determine or inquire as to compliance with any transfer restrictions imposed under this Indenture or applicable law with respect to any Security (including any transfers between or among Depositary Participants, members or beneficial owners in any Global Note), other than to require the delivery of such certificates or other documentation or evidence as expressly required by this Indenture and to examine the same to determine substantial compliance as to form with the requirements of this Indenture. Neither the Trustee nor any Note Agent will have any responsibility or liability for any actions taken or not taken by the Depositary.

(vi)    Each Note issued upon transfer of, or in exchange for, another Note will bear each legend, if any, required by Section 2.09.

(vii)    Upon satisfaction of the requirements of this Indenture to effect a transfer or exchange of any Note, the Company will cause such transfer or exchange to be effected as soon as reasonably practicable but in no event later than the third (3rd) (or, if the T+2 Effective Date has occurred by the date of such satisfaction, the second (2nd)) Business Day after the date of such satisfaction.

(viii)    For the avoidance of doubt, and subject to the terms of this Indenture, as used in this Section 2.10, an “exchange” of a Global Note or a Physical Note includes (x) an exchange effected for the sole purpose of removing any Restricted Note Legend affixed to such Global Note or Physical Note; and (y) if such Global Note or a Physical Note is identified by a “restricted” CUSIP number, an exchange effected for the sole purpose of causing such Global Note or a Physical Note to be identified by an “unrestricted” CUSIP number.

(B)    Transfers and Exchanges of Global Notes.

(i)    Subject to the immediately following sentence, no Global Note may be transferred or exchanged in whole except (1) by the Depositary to a nominee of the Depositary; (2) by a nominee of the Depositary to the Depositary or to another nominee of the Depositary; or (3) by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. No Global Note (or any portion thereof) may be transferred to, or exchanged for, a Physical Note; provided, however, that a Global Note will be exchanged, pursuant to customary procedures, for one or more Physical Notes if:

(1)    (x) the Depositary notifies the Company or the Trustee that the Depositary is unwilling or unable to continue as depositary for such Global Note or (y) the Depositary ceases to be a “clearing agency” registered under Section 17A of the Exchange Act and, in each case, the Company fails to appoint a successor Depositary within ninety (90) days of such notice or cessation;

(2)    an Event of Default has occurred and is continuing and the Company, the Trustee or the Registrar has received a written request from the Depositary to exchange such Global Note or beneficial interest, as applicable, for one or more Physical Notes; or

(3)    the Company, in its sole discretion, permits the exchange of any beneficial interest in such Global Note for one or more Physical Notes at the request of the owner of such beneficial interest.

(ii)    Upon satisfaction of the requirements of this Indenture to effect a transfer or exchange of any Global Note (or any portion thereof):

(1)    the Trustee will reflect any resulting decrease of the principal amount of such Global Note by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of such Global Note (and, if such notation results in such Global Note having a principal amount of zero, the Company may (but is not required to) instruct the Trustee to cancel such Global Note pursuant to Section 2.15);

(2)    if required to effect such transfer or exchange, then the Trustee will reflect any resulting increase of the principal amount of any other Global Note by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of such other Global Note;

(3)    if required to effect such transfer or exchange, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, a new Global Note bearing each legend, if any, required by Section 2.09; and

(4)    if such Global Note (or such portion thereof), or any beneficial interest therein, is to be exchanged for one or more Physical Notes, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that are in Authorized Denominations (not to exceed, in the aggregate, the principal amount of such Global Note to be so exchanged), are registered in such name(s) as the Depositary specifies (or as otherwise determined pursuant to customary procedures) and bear each legend, if any, required by Section 2.09.

(iii)    Each transfer or exchange of a beneficial interest in any Global Note will be made in accordance with the Depositary Procedures.

(C)    Transfers and Exchanges of Physical Notes.

(i)    Subject to this Section 2.10, a Holder of a Physical Note may (x) transfer such Physical Note (or any portion thereof in an Authorized Denomination) to one or more other Person(s); (y) exchange such Physical Note (or any portion thereof in an Authorized Denomination) for one or more other Physical Notes in Authorized Denominations having an aggregate principal amount equal to the aggregate principal amount of the Physical Note (or portion thereof) to be so exchanged; and (z) if then permitted by the Depositary Procedures, transfer such Physical Note (or any portion thereof in an Authorized Denomination) in exchange for a beneficial interest in one or more Global Notes; provided, however, that, notwithstanding anything to the contrary in this Indenture or the Notes, but subject to Section 2.10(C)(ii)(5), no Affiliate Note may be issued in the form of a Global Note without the prior consent of the Company; provided, further, that, to effect any such transfer or exchange, such Holder must:

(1)    surrender such Physical Note to be transferred or exchanged to the office of the Registrar, together with any endorsements or transfer instruments reasonably required by the Company, the Trustee or the Registrar; and

(2)    deliver such certificates, documentation or evidence as may be required pursuant to Section 2.10(D).

(ii)    Upon the satisfaction of the requirements of this Indenture to effect a transfer or exchange of any Physical Note (such Physical Note being referred to as the “old Physical Note” for purposes of this Section 2.10(C)(ii)) of a Holder (or any portion of such old Physical Note in an Authorized Denomination):

(1)    such old Physical Note will be promptly cancelled pursuant to Section 2.15;

(2)    if such old Physical Note is to be transferred or exchanged only in part, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such old Physical Note not to be transferred or exchanged; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 2.09;

(3)    in the case of a transfer:

(a)    to the Depositary or a nominee thereof that will hold its interest in such old Physical Note (or such portion thereof) to be so transferred in the form of one or more Global Notes, the Trustee will reflect an increase of the principal amount of one or more existing Global Notes by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of such Global Note(s), which increase(s) are in Authorized Denominations and aggregate to the principal amount to be so transferred, and which Global Note(s) bear each legend, if any, required by Section 2.09; provided, however, that if such transfer cannot be so effected by notation on one or more existing Global Notes (whether because no Global Notes bearing each legend, if any, required by Section 2.09 then exist, because any such increase will result in any Global Note having an aggregate principal amount exceeding the maximum aggregate principal amount permitted by the Depositary or otherwise), then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Global Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount to be so transferred; and (y) bear each legend, if any, required by Section 2.09; and

(b)    to a transferee that will hold its interest in such old Physical Note (or such portion thereof) to be so transferred in the form of one or more Physical Notes, the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount to be so transferred; (y) are registered in the name of such transferee; and (z) bear each legend, if any, required by Section 2.09;

(4)    in the case of an exchange, the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount to be so exchanged; (y) are registered in the name of the Person to whom such old Physical Note was registered; and (z) bear each legend, if any, required by Section 2.09; and

(5)    in the case of a transfer of an Affiliate Note (or any portion thereof) that will cease to be an Affiliate Note immediately after such transfer, and in the case of an exchange of a Physical Note (or any portion thereof) that has ceased to be an Affiliate Note, the Company will, at the request of the Holder thereof and without limiting the generality of clauses (1) through (4), inclusive, above and Section 2.10(F), cause such Affiliate Note or Physical Note (or such portion thereof), as applicable, to be exchanged for a beneficial interest in a Global Note no later than the third (3rd) (or, if the T+2 Effective Date has occurred by the date of such request, the second (2nd)) Business Day immediately after the date of such request.

(D)    Requirement to Deliver Documentation and Other Evidence. If a Holder of any Note that is identified by a “restricted” CUSIP number or that bears a Restricted Note Legend or is a Transfer-Restricted Security requests to:

(i)    cause such Note to be identified by an “unrestricted” CUSIP number;

(ii)    remove such Restricted Note Legend; or

(iii)    register the transfer of such Note to the name of another Person,

then the Company, the Guarantors, the Trustee and the Registrar may refuse to effect such identification, removal or transfer, as applicable, unless there is delivered to the Company, the Guarantors, the Trustee and the Registrar such certificates or other documentation or evidence (including an Opinion of Counsel) as the Company, the Guarantors, the Trustee and the Registrar may reasonably require to determine that such identification, removal or transfer, as applicable, complies with the Securities Act and other applicable securities laws.

(E)    Transfers of Notes Subject to Redemption, Repurchase or Conversion. Notwithstanding anything to the contrary in this Indenture or the Notes, the Company, the Guarantors, the Trustee and the Registrar will not be required to register the transfer of or exchange any Note that (i) has been surrendered for conversion, except to the extent that any portion of such Note is not subject to conversion; (ii) is subject to a Fundamental Change Repurchase Notice (or any similar notice with respect to an Asset Sale offer) validly delivered, and not withdrawn, pursuant to Section 4.02(F) (or the terms of such Asset Sale Offer), except to the extent that any portion of such Note is not subject to such notice or the Company fails to pay the applicable Fundamental Change Repurchase Price (or Asset Sale Repurchase Price) when due; or (iii) has been selected for Redemption pursuant to a Redemption Notice, except to the extent that the Company fails to pay the applicable Redemption Price when due.

(F)    De-Legending of Affiliate Notes. For the avoidance of doubt, upon any Affiliate Note ceasing to constitute a Transfer-Restricted Security, the Holder thereof may, pursuant to this Section 2.10 (including Sections 2.10(A)(vii) and 2.10(A)(viii)), request the Company to cause such Affiliate Note to be identified by “unrestricted” CUSIP and ISIN numbers and to cease to bear a Restricted Note Legend, and the Company will effect the same, subject to the requirements of this Section 2.10 (including Section 2.10(D)) and, if applicable, Section 2.12.

Section 2.11.    EXCHANGE AND CANCELLATION OF NOTES TO BE CONVERTED, REDEEMED OR REPURCHASED.

(A)    Partial Conversions, Redemptions and Repurchases of Physical Notes. If only a portion of a Physical Note of a Holder is to be converted pursuant to Article 5 or repurchased pursuant to a Required Repurchase or Redemption, then, as soon as reasonably practicable after such Physical Note is surrendered for such conversion or repurchase, the Company will cause such Physical Note to be exchanged, pursuant and subject to Section 2.10(C), for (i) one or more Physical Notes that are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such Physical Note that is not to be so converted or repurchased, and deliver such Physical Note(s) to such Holder; and (ii) a Physical Note having a principal amount equal to the principal amount to be so converted or repurchased, which Physical Note will be converted or repurchased, as applicable, pursuant to the terms of this Indenture; provided, however, that the Physical Note referred to in this clause (ii) need not be issued at any time after which such principal amount subject to such conversion or repurchase is deemed to cease to be outstanding pursuant to Section 2.18.

(B)    Cancellation of Converted, Redeemed and Repurchased Notes.

(i)    Physical Notes. If a Physical Note (or any portion thereof that has not theretofore been exchanged pursuant to Section 2.11(A)) of a Holder is to be converted pursuant to Article 5 or repurchased pursuant to a Required Repurchase or Redemption, then, promptly after the later of the time such Physical Note (or such portion) is deemed to cease to be outstanding pursuant to Section 2.18 and the time such Physical Note is surrendered for such conversion or repurchase, as applicable, (1) such Physical Note will be cancelled pursuant to Section 2.15; and (2) in the case of a partial conversion or repurchase, the Company will issue, execute and deliver to such Holder, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such Physical Note that is not to be so converted or repurchased; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 2.09.

(ii)    Global Notes. If a Global Note (or any portion thereof) is to be converted pursuant to Article 5 or repurchased pursuant to a Required Repurchase or Redemption, then, promptly after the time such Note (or such portion) is deemed to cease to be outstanding pursuant to Section 2.18, the Trustee will reflect a decrease of the principal amount of such Global Note in an amount equal to the principal amount of such Global Note to be so converted or repurchased, as applicable, by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of such Global Note (and, if the principal amount of such Global Note is zero following such notation, cancel such Global Note pursuant to Section 2.15) in accordance with the Depositary Procedures.

Section 2.12.    REMOVAL OF TRANSFER RESTRICTIONS.

Without limiting the generality of any other provision of this Indenture (including Sections 2.10 and 3.05), the Restricted Note Legend affixed to any Note will be deemed, pursuant to this Section 2.12 and the footnote to such Restricted Note Legend, to be removed therefrom upon the Company’s delivery to the Trustee of notice to such effect. If such Note bears a “restricted” CUSIP or ISIN number at the time of such delivery, then, upon such delivery, such Note will be deemed, pursuant to this Section 2.12 and the footnotes to the CUSIP and ISIN numbers set forth on the face of the certificate representing such Note, to thereafter bear the “unrestricted” CUSIP and ISIN numbers identified in such footnotes; provided, however, that if such Note is a Global Note that is not an Affiliate Note, and the Depositary thereof requires a mandatory exchange or other procedure to cause such Global Note to be identified by “unrestricted” CUSIP and ISIN numbers in the facilities of such Depositary, then (i) the Company will effect such exchange or procedure as soon as reasonably practicable; and (ii) for purposes of Section 2.10(F), such Global Note will not be deemed to be identified by “unrestricted” CUSIP and ISIN numbers until such time as such exchange or procedure is effected.

Section 2.13.    REPLACEMENT NOTES.

If a Holder of any Note claims that such Note has been mutilated, lost, destroyed or wrongfully taken, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, a replacement Note upon surrender to the Trustee of such mutilated Note, or upon delivery to the Trustee of evidence of such loss, destruction or wrongful taking reasonably satisfactory to the Trustee and the Company. In the case of a lost, destroyed or wrongfully taken Note, an indemnity bond must be supplied by the Holder thereof that is sufficient in the judgment of the Company and the Trustee to protect the Company and the Trustee from any loss that any of them may suffer if such Note is replaced. The Company may charge for its expenses (including the expenses of the Trustee) in replacing a Note.

Every replacement Note issued pursuant to this Section 2.13 will be an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and ratably with all other Notes issued under this Indenture.

Section 2.14.    REGISTERED HOLDERS; CERTAIN RIGHTS WITH RESPECT TO GLOBAL NOTES.

Only the Holder of a Note will have rights under this Indenture as the owner of such Note. Without limiting the generality of the foregoing, Depositary Participants will have no rights as such under this Indenture with respect to any Global Note held on their behalf by the Depositary or its nominee, or by the Trustee as its custodian, and the Company, the Guarantors, the Trustee and the Note Agents, and their respective agents, may treat the Depositary as the absolute owner of such Global Note for all purposes whatsoever; provided, however, that (A) the Holder of any Global Note may grant proxies and otherwise authorize any Person, including Depositary Participants and Persons that hold interests in Notes through Depositary Participants, to take any action that such Holder is entitled to take with respect to such Global Note under this Indenture or the Notes; and (B) the Company and the Trustee, and their respective agents, may give effect to any written certification, proxy or other authorization furnished by the Depositary.

Section 2.15.    CANCELLATION.

Without limiting the generality of Section 3.09, the Company may at any time deliver Notes to the Trustee for cancellation. The Registrar, the Paying Agent and the Conversion Agent will forward to the Trustee each Note duly surrendered to them for transfer, exchange, payment or conversion. The Trustee will promptly cancel all Notes so surrendered to it accordance with its customary procedures. The Company may not originally issue new Notes to replace Notes that it has paid or that have been cancelled upon transfer, exchange, payment or conversion.

Section 2.16.    NOTES HELD BY THE COMPANY OR ITS AFFILIATES.

Without limiting the generality of Section 3.09, in determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any of its Affiliates (excluding, for these purposes, the Initial Holders and their respective Affiliates) will be deemed not to be outstanding; provided, however, that, for purposes of determining whether the Trustee is protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded.

Section 2.17.    TEMPORARY NOTES.

Until definitive Notes are ready for delivery, the Company may issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, temporary Notes. Temporary Notes will be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. The Company will promptly prepare, issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, definitive Notes in exchange for temporary Notes. Until so exchanged, each temporary Note will in all respects be entitled to the same benefits under this Indenture as definitive Notes.

Section 2.18.    OUTSTANDING NOTES.

(A)    Generally. The Notes that are outstanding at any time will be deemed to be those Notes that, at such time, have been duly executed and authenticated, excluding those Notes (or portions thereof) that have theretofore been (i) cancelled by the Trustee or delivered to the Trustee for cancellation in accordance with Section 2.15; (ii) assigned a principal amount of zero by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of any a Global Note representing such Note; (iii) paid in full in accordance with this Indenture; or (iv) deemed to cease to be outstanding to the extent provided in, and subject to, clause (B), (C) or (D) of this Section 2.18.

(B)    Replaced Notes. If a Note is replaced pursuant to Section 2.13, then such Note will cease to be outstanding at the time of its replacement, unless the Trustee and the Company receive proof reasonably satisfactory to them that such Note is held by a “bona fide purchaser” under applicable law.

(C)    Maturing Notes and Notes Called for Redemption or Subject to Repurchase. If, on a Redemption Date, a Fundamental Change Repurchase Date, Asset Sale Repurchase Date or the Maturity Date, the Paying Agent holds money sufficient to pay the aggregate Redemption Price, Fundamental Change Repurchase Price, Asset Sale Repurchase Price or principal amount, respectively, together, in each case, with the aggregate interest, in each case due on such date, then (unless there occurs a Default in the payment of any such amount) (i) the Notes (or portions thereof) to be redeemed or repurchased, or that mature, on such date will be deemed, as of such date, to cease to be outstanding, except to the extent provided in Sections 3.14(D)(ii), 4.02(D), 4.04(E) or 5.02(D); and (ii) the rights of the Holders of such Notes (or such portions thereof), as such, will terminate with respect to such Notes (or such portions thereof), other than the right to receive the Redemption Price, Fundamental Change Repurchase Price, Asset Sale Repurchase Price or principal amount, as applicable, of, and accrued and unpaid interest on, such Notes (or such portions thereof), in each case as provided in this Indenture.

(D)    Notes to Be Converted. At the Close of Business on the Conversion Date for any Note (or any portion thereof) to be converted, such Note (or such portion) will (unless there occurs a Default in the delivery of the Conversion Consideration or interest due, pursuant to Section 5.03(B) or Section 5.02(D), upon such conversion) be deemed to cease to be outstanding, except to the extent provided in Section 5.02(D).

(E)    Cessation of Accrual of Interest. Except as provided in Sections 3.14(D)(ii), 4.02(D), 4.04(E) or 5.02(D), interest will cease to accrue on each Note from, and including, the date that such Note is deemed, pursuant to this Section 2.18, to cease to be outstanding, unless there occurs a default in the payment or delivery of any cash or other Property due on such Note.

Section 2.19.    REPURCHASES BY THE COMPANY.

Without limiting the generality of Section 2.15, the Company may, from time to time, repurchase Notes in open market purchases or in negotiated transactions without delivering prior notice to Holders.

Section 2.20.    CUSIP AND ISIN NUMBERS.

Subject to Section 2.12, the Company may use one or more CUSIP or ISIN numbers to identify any of the Notes, and, if so, the Company and the Trustee will use such CUSIP or ISIN number(s) in notices to Holders; provided, however, that (i) the Trustee makes no representation as to the correctness or accuracy of any such CUSIP or ISIN number; and (ii) the effectiveness of any such notice will not be affected by any defect in, or omission of, any such CUSIP or ISIN number. The Company will promptly notify the Trustee of any change in the CUSIP or ISIN number(s) identifying any Notes.

Article 3.    COVENANTS

Section 3.01.    PAYMENT ON NOTES.

(A)    Generally. The Company will pay or cause to be paid all the principal of, the Fundamental Change Repurchase Price, Asset Sale Repurchase Price and Redemption Price for, interest on (including, in the case of High Yield Interest paid as Paid-In-Kind Principal with respect to any Note, by increasing the outstanding aggregate principal amount of such Note (in the case of a Global Note) or issuing one or more additional Physical Notes (in the case of any other Note), and other amounts due with respect to, the Notes on the dates and in the manner set forth in this Indenture.

(B)    Deposit of Funds. Before 11:00 A.M., New York City time, on each Redemption Date, Fundamental Change Repurchase Date, Asset Sale Repurchase Date or Interest Payment Date, and on the Maturity Date or any other date on which any cash amount is due on the Notes, the Company will deposit, or will cause there to be deposited, with the Paying Agent cash, in funds immediately available on such date, sufficient to pay the cash amount due on the applicable Notes on such date. The Paying Agent will return to the Company, as soon as practicable, any money not required for such purpose in accordance with the Paying Agent’s customary procedures.

Section 3.02.    EXCHANGE ACT REPORTS.

(A)    Generally. The Company will send to the Holders and the Trustee copies of all reports that the Company is required to file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act within fifteen (15) calendar days after the date that the Company is required to file or furnish the same (after giving effect to all applicable grace periods under the Exchange Act); provided, however, that the Company need not send to any Holder or the Trustee any material for which the Company has received, or is seeking in good faith and has not been denied, confidential treatment by the SEC. Any report that the Company files with or furnishes to the SEC through the EDGAR system (or any successor thereto) will be deemed to be sent to the Holders and the Trustee at the time such report is so filed or furnished via the EDGAR system (or such successor).

(B)    Trustee’s Disclaimer. The Trustee need not determine whether the Company has filed or furnished any material via the EDGAR system (or such successor). The sending, filing or furnishing of reports pursuant to this Section 3.02(A) will not be deemed to constitute constructive notice to the Trustee of any information contained, or determinable from information contained, therein, including the Company’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

Section 3.03.    RULE 144A INFORMATION.

If the Company is not subject to Section 13 or 15(d) of the Exchange Act at any time when any Notes or shares of Common Stock issuable upon conversion of the Notes are outstanding and constitute “restricted securities” (as defined in Rule 144 under the Securities Act), then the Company (or its successor) will promptly provide, upon written request, to any Holder, beneficial owner or prospective purchaser of such Notes or shares, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such Notes or shares pursuant to Rule 144A under the Securities Act. The Company (or its successor) will take such further action as any Holder or beneficial owner of such Notes or shares may reasonably request to enable such Holder or beneficial owner to sell such Notes or shares pursuant to Rule 144A under the Securities Act.

Section 3.04.    HIGH YIELD INTEREST.

(A)    Accrual and Amount of High Yield Interest.

(i)    Generally. High Yield Interest will accrue on the Notes as follows:

(1)    If a Requisite Stockholder Approval Failure occurs, then High Yield Interest will accrue on each outstanding Note, from, and including, the day immediately after the High Yield Security Trigger Date at a rate per annum equal to two percent (2.00%) of the principal amount of such Note; provided, however, that, on each calendar month anniversary of the High Yield Security Trigger Date, the rate at which such High Yield Interest accrues per annum will be increased by one and three quarters percent (1.75%); provided, further, that in no event will High Yield Interest pursuant to this clause (1) accrue at a rate per annum that exceeds nine percent (9.00%).

(2)    High Yield Interest will accrue on each outstanding Affiliate Note (and, for the avoidance of doubt, not on any other Notes) on each day, if any, after the High Yield Security Trigger Date, if (x) a Requisite Stockholder Approval Failure has not occurred; and (y) a Registration Default has occurred and is continuing on such day. Such High Yield Interest pursuant to this clause (2) will accrue at a rate per annum equal to two percent (2.00%) of the principal amount of such Affiliate Note for the first one hundred and eighty (180) calendar days (whether or not consecutive) on which such High Yield Interest accrues, and the rate at which such High Yield Interest accrues per annum will be increased by one percent (1%) on the one hundred and eighty first (181st) calendar day (whether or not consecutive) on which such High Yield Interest accrues and on each ninetieth (90th) calendar day (whether or not consecutive) thereafter on which such High Yield Interest accrues; provided, however, that in no event will such High Yield Interest accrue pursuant to this clause (2) at a rate per annum that exceeds seven percent (7.00%). For the avoidance of doubt, High Yield Interest pursuant to this clause (2) will cease to accrue at such time when no Registration Default is continuing, but if a Registration Default thereafter occurs after the High Yield Security Trigger Date, then (x) High Yield Interest will resume accruing at the last rate at which it last accrued and such rate will continue to be subject to increase as provided in the immediately preceding sentence.

(ii)    No Effect on Other Interest. For the avoidance of doubt, any High Yield Interest that accrues on a Note will be in addition to the Stated Interest that accrues on such Note and in addition to any Additional Interest and Special Interest that accrues on such Note.

(B)    Payment of High Yield Interest. Subject to Section 3.04(C), any High Yield Interest that accrues on a Note pursuant to Section 3.04(A) will be payable on the same dates and in the same manner as the Stated Interest on such Note.

(C)    Payment of High Yield Interest in Kind. To the extent permitted by applicable stock exchange rules, instead of being payable in cash as part of interest payments due on each Interest Payment Date, that portion, if any, of High Yield Interest that has accrued on any Note to, but excluding, each Interest Payment Date at a rate per annum that exceeds two percent (2.00%) will, on such Interest Payment Date, be payable as follows: (i) if such Note is a Global Note, by increasing the outstanding principal amount of such Note; or (ii) in all other cases, by issuing one or more additional Physical Note(s), in each case by rounding up to the nearest $1.00 in principal amount (a “Payment-In-Kind of High Yield Interest,” and any such High Yield Interest so added, “Paid-In-Kind Principal”); provided, however, that, by notice to the Holder(s), the Paying Agent and the Trustee sent no later than five (5) Business Days before the Regular Record Date immediately preceding such Interest Payment Date, the Company may elect to pay in cash, on such Interest Payment Date, any portion of such High Yield Interest that would otherwise have been paid as Paid-In-Kind Principal. For the avoidance of doubt, Stated Interest, and Additional Interest, High Yield Interest and Special Interest, if any, will accrue on all Paid-In-Kind Principal, if any, of any Note and references in this Indenture to the “principal amount” of the Notes will include all Paid-In-Kind Principal, if any, that is included therein (including for purposes of determining (x) the principal amount, or any specified percentage thereof, due at maturity, upon Redemption or Required Repurchase or otherwise; and (y) the Conversion Consideration due upon conversion). No later than five (5) Business Days before the Regular Record Date immediately preceding each Interest Payment Date on which there is any Payment-In-Kind of High Yield Interest, the Company will send notice of the same to the Holder of each applicable Note, stating the amount of High Yield Interest to be paid as Paid-In-Kind Principal as of such Interest Payment Date. The Company will simultaneously send a copy of such notice to the Trustee and the Paying Agent.

(D)    Notice of Accrual of High Yield Interest; Trustee’s Disclaimer. The Company will send notice to the Holder of each applicable Note, and to the Trustee, of the commencement and termination of any period in which High Yield Interest accrues on such Note, no later than the Business Day immediately after such commencement or termination, as applicable. In addition, if High Yield Interest accrues on any Note, then, no later than five (5) Business Days before the Regular Record Date immediately preceding each Interest Payment Date on which such High Yield Interest is to be paid, the Company will deliver an Officer’s Certificate to the Trustee and the Paying Agent stating (i) that the Company is obligated to pay High Yield Interest on such Note on such date of payment; and (ii) the total amount of such High Yield Interest that is payable on such date of payment, and the amounts of which that will paid in cash and by Payment-In-Kind of High Yield Interest. With respect to a Payment-In-Kind of High Yield Interest on any Note on any Interest Payment Date, the Trustee will, at the request and direction of the Company set forth in a Company Order delivered to the Trustee before 11:00 a.m., New York City time, on such Interest Payment Date, reflect such Payment-In-Kind by (x) increasing the outstanding aggregate principal amount of such Note (in the case of a Global Note); or (y) authenticating and delivering, in accordance with Section 2.02, one or more Physical Notes (in the case of any other Note). The Trustee will have no duty to determine whether any High Yield Interest is payable or the amount thereof.

Section 3.05.    ADDITIONAL INTEREST.

(A)    Accrual of Additional Interest. If, after the Issue Date, other than in an Exempt Issuance, the Company or any of its Subsidiaries issues or otherwise sells any shares of Common Stock, or any options, warrants or other rights to purchase or otherwise acquire (whether immediately, during specified times, upon the satisfaction of any conditions or otherwise) any shares of Common Stock, in each case at an Effective Price per share of Common Stock that is less than the Reference Price in effect as of the date of the issuance or sale (the “Degressive Issuance Date”) of such rights, options or warrants (such an issuance or sale, a “Degressive Issuance”), then Additional Interest will accrue on each outstanding Physical Note held of record by any of the Initial Holders or any of their Affiliates or Affiliated Entities on each day that occurs on or after such Degressive Issuance Date; provided, however, that no Additional Interest will accrue after the High Yield Security Trigger Date if a Requisite Stockholder Approval Failure has occurred. For the avoidance of doubt, if a Degressive Issuance occurs before the High Yield Security Trigger Date and a Requisite Stockholder Approval Failure occurs on the High Yield Security Trigger Date, then Additional Interest will accrue as provided in this Section 3.05 from, and including, the applicable Degressive Issuance Date to, and including, the High Yield Security Trigger Date. For the avoidance of doubt Additional Interest will not be payable on Notes that are not Physical Notes that are held of record by any of the Initial Holders or any of their Affiliates or Affiliated Entities.

(B)    Amount and Payment of Additional Interest. Any Additional Interest that accrues on a Note pursuant to Section 3.05(A) will be payable on the same dates and in the same manner as the Stated Interest on such Note and will accrue at a rate per annum equal to two percent (2.00%) of the principal amount thereof; provided, however, that in no event will Additional Interest accrue at a rate per annum that exceeds two percent (2.00%), regardless of the number of Degressive Issuances that have occurred. For the avoidance of doubt, any Additional Interest that accrues on a Note will be in addition to the Stated Interest that accrues on such Note and in addition to any Special Interest or High Yield Interest that accrues on such Note.

(C)    Notice of Accrual of Additional Interest; Trustee’s Disclaimer. The Company will send notice to the Holder of each Note, and to the Trustee, of the commencement and termination of the accrual of Additional Interest on such Note, no later than the Business Day immediately after such commencement or termination, as applicable. In addition, if Additional Interest accrues on any Note, then, no later than five (5) Business Days before each date on which such Additional Interest is to be paid, the Company will deliver an Officer’s Certificate to the Trustee and the Paying Agent stating (i) that the Company is obligated to pay Additional Interest on such Note on such date of payment; and (ii) the amount of such Additional Interest that is payable on such date of payment. The Trustee will have no duty to determine whether any Additional Interest is payable or the amount thereof.

Section 3.06.    COMPLIANCE AND DEFAULT CERTIFICATES.

(A)    Annual Compliance Certificate. Within ninety (90) days after December 31, 2017 and each fiscal year of the Company ending thereafter, the Company will deliver an Officer’s Certificate to the Trustee stating (i) that the signatory thereto has supervised a review of the activities of the Company and its Subsidiaries during such fiscal year with a view towards determining whether any Default or Event of Default has occurred; and (ii) whether, to such signatory’s knowledge, a Default or Event of Default has occurred or is continuing (and, if so, describing all such Defaults or Events of Default and what action the Company is taking or proposes to take with respect thereto).

(B)    Default Certificate. If a Default or Event of Default occurs, then the Company will promptly deliver an Officer’s Certificate to the Trustee describing the same and what action the Company is taking or proposes to take with respect thereto.

Section 3.07.    STAY, EXTENSION AND USURY LAWS.

To the extent that it may lawfully do so, the Company (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of this Indenture; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Trustee by this Indenture, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 3.08.    CORPORATE EXISTENCE.

Subject to Article 6, the Company will cause to preserve and keep in full force and effect:

(A)    its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents of the Company and its Subsidiaries; and

(B)    the rights (charter and statutory), licenses and franchises of the Company and the Subsidiaries;

provided, however, that the Company need not preserve or keep in full force and effect any such existence, right, license or franchise of any of its Subsidiaries if the Company determines (x) the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole.

Section 3.09.    RESTRICTION ON ACQUISITION OF NOTES BY THE COMPANY AND ITS AFFILIATES.

The Company will promptly deliver to the Trustee for cancellation all Notes that the Company or any of its Subsidiaries have purchased or otherwise acquired. The Company will not permit any of its controlled Affiliates to acquire any Note (or any beneficial interest therein) unless they will be promptly cancelled in accordance with the foregoing sentence.

Section 3.10.    THE REQUISITE STOCKHOLDER APPROVAL.

The Company will use its reasonable best efforts to obtain the Requisite Stockholder Approval on or before the High Yield Security Trigger Date, including by seeking such approval, if not previously obtained, at each future regular annual meeting of its stockholders prior to the High Yield Security Trigger Date and endorsing its approval in the related proxy materials. The Company will promptly notify the Holders and the Trustee if the Requisite Stockholder Approval is obtained.

Section 3.11.    RESTRICTED PAYMENTS.

(A)    Generally. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)    declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests

(including any payment by the Company in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company payable to the Company or a Restricted Subsidiary of the Company);

(ii)    purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(iii)    make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the Notes or to any Guarantee or any unsecured Indebtedness for money borrowed, except a payment of interest or principal at or within one (1) year of the Stated Maturity thereof; provided, however, that this clause (iii) will not apply to the redemption of the Existing Notes (as defined in the Term Loan Agreement) in accordance with Section 6.09(c) of the Term Loan Agreement, including following any defeasance of the Existing Notes; or

(iv)    make any Restricted Investment

(all such payments and other actions set forth in these clauses (i) through (iv), inclusive, above in this Section 3.11(A) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)    no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)    the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.13(A); and

(3)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (ii) through (viii), inclusive, of Section 3.11(B)), is less than the sum, without duplication, of:

(a)    fifty percent (50%) of the Consolidated Net Income of the Company for the period (taken as one accounting period) from January 1, 2017 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less one hundred percent (100%) of such deficit); plus

(b)    one hundred percent (100%) of the aggregate net proceeds received by the Company (including the Fair Market Value of any Additional Assets) on or after the Issue Date (excluding the proceeds of the sale of Common Stock to the Initial Holders on or about the Issue Date) as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company (including the Notes), to the extent that such Disqualified Stock or debt securities have been converted into or exchanged for Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(c)    to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any); plus

(d)    to the extent that any Unrestricted Subsidiary of the Company is re-designated as a Restricted Subsidiary after the Issue Date, the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such re-designation.

(B)    Permitted Restricted Payments. So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, Section 3.11(A) will not prohibit:

(i)    the payment of any dividend within sixty (60) days after the date of declaration of such dividend if, at the date of such declaration, such dividend payment would have complied with the provisions of this Indenture;

(ii)    any Restricted Payment made in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) (for these purposes, a Restricted Payment will be deemed to be substantially concurrent with a sale of Equity Interests if made within one hundred and eighty (180) days of such sale); provided, however, that the amount of such net cash proceeds that are used for any Restricted Payment will be excluded from clause (3)(b) of Section 3.11(A);

(iii)    the purchase, redemption, defeasance or other acquisition or retirement of subordinated or unsecured Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(iv)    the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(v)    the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any current or former director or employee of the Company pursuant to any director or employee equity subscription agreement or plan, stock option agreement or similar agreement or plan; provided, however, that the purchase price of all such purchased, redeemed, acquired or retired Equity Interests may not exceed one million dollars ($1,000,000) in any calendar year;

(vi)    the acquisition of Equity Interests by the Company in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with acquisitions of Equity Interests from directors or employees under equity benefit plans solely for purposes of paying withholding taxes due upon the vesting of equity awards issued pursuant to such equity benefit plans;

(vii)    upon the occurrence of a change of control or an Asset Sale and within sixty (60) days after the completion of the offer to repurchase the Notes under Sections 3.14 and 4.02 (including the purchase of all Notes tendered), any purchase, redemption, defeasance or other acquisition or retirement for value of subordinated Indebtedness or unsecured Indebtedness required under the terms thereof as a result of such change of control or Asset Sale at a price not to exceed one hundred and one percent (101%) of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that, in the notice to Holders relating to such change of control (if it constitutes a Fundamental Change) or Asset Sale under this Indenture, the Company will describe this Section 3.11(B)(vii);

(viii)    the payment of cash in lieu of fractional shares of Capital Stock in connection with any transaction otherwise permitted under this Indenture;

(ix)    cash distributions on (1) the Existing Preferred Shares, as required under the terms of such securities as in effect on the Issue Date; and (2) any Qualified Preferred Shares, provided that, in either case, at the time of and immediately after giving effect to such distribution, (I) no Default or Event of Default has occurred and is continuing or would result therefrom; and (II) (x) from, and including, August 1, 2018 to, but excluding, May 1, 2019, the Fixed Charge Coverage Ratio for the Company’s most recently ended four (4) full fiscal quarters for which internal financial statements are available immediately preceding the date of declaration of such distribution is not less than 1.00 to 1.00; or (y) from and after May 1, 2019, the Fixed Charge Coverage Ratio for the Company’s most recently ended four (4) full fiscal quarters for which internal financial statements are available immediately preceding the date of declaration of such distribution is not less than 1.25 to 1.00;

(x)    any Restricted Payment permitted by Section 5.09;

(xi)    purchases of or payments with respect to unsecured Indebtedness not to exceed ten million dollars ($10,000,000) in the aggregate since the Issue Date; and

(xii)    other Restricted Payments in an aggregate amount since the Issue Date not to exceed two million five hundred thousand dollars ($2,500,000), provided that the condition set forth in Section 3.11(A)(2) is satisfied at the time of each such Restricted Payment.

(C)    Determining Compliance with This Section. The amount of all Restricted Payments (other than cash) will be the Fair Market Value, on the date of the Restricted Payment, of the assets or securities proposed to be transferred or issued by the Company or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 3.11 will be determined by the Board of Directors, whose determination will be evidenced by a Board Resolution. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds fifteen million dollars ($15,000,000). For purposes of determining compliance with this Section 3.11, if a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (i) through (xii), inclusive, of Section 3.11(B), or is entitled to be made pursuant to Section 3.11(A), then the Company may classify (or later classify or reclassify, in whole or in part, in its sole discretion) such Restricted Payment in any manner that complies with this Section 3.11.

Section 3.12.    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES.

(A)    Generally. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i)    pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

(ii)    make loans or advances to the Company or any of its Restricted Subsidiaries; or

(iii)    transfer any of its Properties or assets to the Company or any of its Restricted Subsidiaries.

(B)    Permitted Restrictions. The restrictions in Section 3.12(A) will not apply to encumbrances or restrictions existing under or by reason of:

(i)    agreements governing Existing Indebtedness or First Priority Debt as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(ii)    this Indenture, the Notes, the Guarantees and the Collateral Agreements;

(iii)    applicable law;

(iv)    any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the

Properties or assets of any Person, other than the Person, or the Property or assets of the Person, so acquired; provided, however, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(v)    customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(vi)    purchase money obligations for Property acquired in the ordinary course of business that impose restrictions on that Property of the nature described in Section 3.12(A)(iii);

(vii)    any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(viii)    Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(ix)    agreements governing other Indebtedness of the Company and one or more Restricted Subsidiaries permitted under this Indenture, provided that the restrictions in the agreements governing such Indebtedness are not materially more restrictive, taken as a whole, than those in this Indenture or the Term Loan Agreement;

(x)    Liens permitted to be incurred under Section 3.16 that limit the right of the debtor to dispose of the assets subject to such Liens;

(xi)    provisions with respect to the disposition or distribution of assets or Property in joint venture agreements, asset sale agreements, stock sale agreements, agreements respecting Permitted Business Investments and other similar agreements entered into in the ordinary course of business; and

(xii)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 3.13.    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK.

(A)    Generally. (i) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt); (ii) neither the Company nor any Guarantor will issue any Disqualified Stock; and (iii) the Company will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and the Guarantors may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock if the Fixed Charge Coverage Ratio for the Company’s most recently ended four (4) full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least

2.25 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as applicable, at the beginning of such four (4) quarter period.

(B)    Permitted Debt. The provisions of Section 3.13(A) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i)    the incurrence by the Company or any Restricted Subsidiary of Indebtedness under the First Priority Debt Documents in an aggregate principal amount at any one time outstanding under this clause (i) not to exceed, in the aggregate, the following amount: (x) in the case of First Priority Debt incurred under the Term Loan Documents, two hundred and fifty million dollars ($250,000,000); and (y) in the case of First Priority Debt that constitutes First Priority Permitted Refinancing Indebtedness, the amount set forth in clause (A) of the definition of First Priority Permitted Refinancing Indebtedness;

(ii)    the incurrence by the Company or any of its Restricted Subsidiaries of the Existing Indebtedness;

(iii)    the incurrence by the Company of Indebtedness represented by the Notes to be issued on the Issue Date, and the incurrence by any Guarantor of Indebtedness to be represented by a Guarantee issued after the Issue Date;

(iv)    (1) Indebtedness of the Company or any of its Restricted Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets (including office equipment, data processing equipment and motor vehicles), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any assets or secured by a Lien on any assets prior to the acquisition thereof; or (2) any Indebtedness of any Restricted Subsidiary issued and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company or any of its Restricted Subsidiaries, and not incurred in contemplation thereof, in a transaction permitted under this Indenture, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, provided that (x) Indebtedness incurred pursuant to clause (1) of this Section 3.13(B)(iv) is incurred prior to or within two hundred and seventy (270) days after such acquisition or the completion of such construction or improvement; and (y) the aggregate principal amount of Indebtedness permitted by this Section 3.13(B)(iv) at any time outstanding does not exceed five million dollars ($5,000,000);

(v)    the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness (other than intercompany Indebtedness), that was permitted by this Indenture to be incurred pursuant to clauses (ii), (iii), (iv) or (xi), or this clause (v), of this Section 3.13(B);

(vi)    the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(1)    if the Company is the obligor on such Indebtedness and a Guarantor is not the obligee, then such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, or if a Guarantor is the obligor on such Indebtedness and neither the Company nor another Guarantor is the obligee, then such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Guarantee of such Guarantor, as the case may be; and

(2)    (x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company; and (y) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

(vii)    (1) letters of credit not exceeding seven million five hundred thousand dollars ($7,500,000) in aggregate face amount at any time outstanding; and (2) obligations under Permitted Swap Agreements entered into in the ordinary course and not for speculative purposes;

(viii)    the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness that was permitted to be incurred by another provision of this Section 3.13;

(ix)    the incurrence by the Company or any of its Restricted Subsidiaries of obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

(x)    Indebtedness consisting of sureties or bonds provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of the Company in connection with the operation of the Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of its Oil and Gas Properties;

(xi)    Acquired Debt of a Restricted Subsidiary of the Company incurred and outstanding on the date on which such Restricted Subsidiary was acquired by, or merged into, the Company or any other Restricted Subsidiary of the Company; provided, however, that at the time such Restricted Subsidiary is acquired by the Company, either (1) the Company would have been able to incur one dollar ($1.00) of additional Indebtedness pursuant to Section 3.13(A) after giving effect to the incurrence of such Indebtedness pursuant to this clause (xi); or (2) the Fixed Charge Coverage Ratio of the Company after giving pro forma effect to such transaction is greater than or equal to the Company’s Fixed Charge Coverage Ratio immediately prior to such transaction;

(xii)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness will at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(xiii)    the incurrence of Indebtedness representing Paid-in-Kind Principal in accordance with this Indenture; and

(xiv)    the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed one million dollars ($1,000,000).

(C)    Determining Compliance with This Section. For purposes of determining compliance with this Section 3.13, in the event that an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xiv), inclusive, of Section 3.13(B), or is entitled to be incurred pursuant to Section 3.13(A), the Company will be permitted to classify (or later classify or reclassify, in whole or in part, in its sole discretion) such item of Indebtedness in any manner that complies with this Section 3.13; provided, however, that Indebtedness under the Term Loan Agreement outstanding on the Issue Date will initially be deemed to have been incurred on the Issue Date pursuant to clause (i) of Section 3.13(B). The amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP. Indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to have been incurred by the Company and the applicable Restricted Subsidiary at the time such Person becomes a Restricted Subsidiary. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock, will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 3.13, provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

(D)    Anti-Layering Covenant. The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on a junior priority basis. In addition, the Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is secured by Liens that are contractually junior to the Liens securing any other Indebtedness of the Company or such Guarantor unless such Liens are also junior to the Liens securing the Notes and the applicable Guarantee.

Section 3.14.    ASSET SALES.

(A)    General Prohibition. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, other than Asset Sales not constituting Production Payments for which:

(i)    the Company (or the applicable Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(ii)    the Fair Market Value is determined by the Board of Directors and evidenced by a resolution of such Board of Directors set forth in an Officer’s Certificate delivered to the Trustee; and

(iii)    at least seventy five percent (75%) of the consideration received by the Company or such Restricted Subsidiary from all Asset Sales since the Issue Date, in the aggregate, is in the form of cash (which, for these purposes, will be deemed to include any securities, notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that are, within ninety (90) days of the applicable Asset Sale, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion).

(B)    Permitted Use of the Net Proceeds within 360 Days of Receipt. During the three hundred and sixty (360) days after the receipt of any Net Proceeds from an Asset Sale, the Company or any such Restricted Subsidiary may apply those Net Proceeds at its option to any combination of the following:

(i)    to repay, redeem or repurchase First Priority Debt or Permitted Swap Agreements that are secured by Liens that are pari passu with the Liens securing the First Priority Claims;

(ii)    to acquire all or substantially all of the Properties or assets of one or more other Persons primarily engaged in the Oil and Gas Business within the SCOOP or Stack Play (for this purpose, a division or line of business of a Person will treated as a separate Person);

(iii)    to acquire a majority of the Voting Stock of one or more other Persons primarily engaged in the Oil and Gas Business within the SCOOP or Stack Play;

(iv)    to make one or more capital expenditures; or

(v)    to acquire Additional Assets or other long-term assets that are used or useful in the Oil and Gas Business and related to Additional Assets.

(C)    Permitted Use of Net Proceeds Pending Final Application. Pending the final application of any such Net Proceeds, the Company or any such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(D)    Application of Excess Proceeds.

(i)    Asset Sale Offer. Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 3.14(B) will constitute “Excess Proceeds.” On the three hundred and sixty first (361st) day after any Asset Sale (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds fifteen million dollars ($15,000,000), then the Company will make an offer (the “Asset Sale Offer”) to all Holders to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, and will notify the Trustee of the same.

(ii)    Asset Sale Repurchase Price. The Asset Sale Repurchase Price for any Note to be repurchased in an Asset Sale Offer is an amount in cash equal to the principal amount of such Note plus accrued and unpaid interest on such Note to, but excluding, the applicable Asset Sale Repurchase Date; provided, however, that if such Asset Sale Repurchase Date is after a Regular Record Date and on or before the next Interest Payment Date, then (1) the Holder of such Note at the Close of Business on such Regular Record Date will be entitled, notwithstanding such repurchase, to receive, on or before such Interest Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Note remained outstanding through such Interest Payment Date, if such Asset Sale Repurchase Date is before such Interest Payment Date); and (2) the Asset Sale Repurchase Price will not include accrued and unpaid interest on such Note to, but excluding, such Asset Sale Repurchase Date. For the avoidance of doubt, if an Interest Payment Date is not a Business Day within the meaning of Section 2.05(C) and such Asset Sale Repurchase Date occurs on the Business Day immediately after such Interest Payment Date, then (x) accrued and unpaid interest on Notes to, but excluding, such Interest Payment Date will be paid, in accordance with Section 2.05(C), on the next Business Day to Holders at of the Close of Business on the immediately preceding Regular Record Date; and (y) the Asset Sale Repurchase Price will include interest on Notes to be repurchased from, and including, such Interest Payment Date.

(iii)    Use of any Excess Proceeds Remaining After Asset Sale; Pro-Rata Selection; Effect of Asset Sale Offer. If any Excess Proceeds remain after consummation of such an Asset Sale Offer, then the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, then, subject to any applicable subject to any the Depositary Procedures, the Company will select the Notes to be purchased pro rata. Upon completion of each such Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(E)    Compliance with Applicable Securities Laws. To the extent applicable, the Company will comply with all federal and state securities laws in connection with a Repurchase Upon Asset Sale (including complying with Rules 13e-4 and 14e-1 under the Exchange Act and filing any required Schedule TO, to the extent applicable) so as to permit effecting such Repurchase Upon Asset Sale in the manner set forth in this Indenture.

(F)    Repurchase in Part. Subject to the terms of this Section 3.14, Notes may be repurchased pursuant to a Repurchase Upon Asset Sale in part, but only in Authorized Denominations. Provisions of this Section 3.14 applying to the repurchase of a Note in whole will equally apply to the repurchase of a permitted portion of a Note.

Section 3.15.    TRANSACTIONS WITH AFFILIATES.

(A)    Generally. The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its Properties or assets to, or purchase any Property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(i)    the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(ii)    the Company delivers to the Trustee:

(1)    with respect to any Affiliate Transaction, or series of related Affiliate Transactions involving aggregate consideration in excess of five million dollars ($5,000,000), an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 3.15; and

(2)    with respect to any Affiliate Transaction, or series of related Affiliate Transactions involving aggregate consideration in excess of fifteen million dollars ($15,000,000), the Company delivers to the Trustee a resolution of the Board of Directors set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 3.15 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors (which term, for purposes of this clause (2), refers to the full Board of Directors and not to any committee thereof), if any.

(B)    Permitted Transactions. The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 3.15(A):

(i)    any employment or severance agreement or other employee compensation agreement, arrangement or plan, or any amendment thereto, entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(ii)    transactions between or among any of the Company and its Restricted Subsidiaries;

(iii)    transactions with a Person that is an Affiliate of the Company solely because the Company directly or indirectly owns an Equity Interest in such Person;

(iv)    payment of reasonable directors’ fees and other benefits to persons who are not otherwise Affiliates of the Company;

(v)    provision of officers’ and directors’ indemnification and insurance in the ordinary course of business to the extent permitted by law;

(vi)    sales of Equity Interests (other than Disqualified Stock) in the Company to Affiliates of the Company;

(vii)    Permitted Investments or Restricted Payments that are permitted by Section 3.11;

(viii)    any payment or delivery permitted by Section 5.09;

(ix)    any transaction as to which the Company has received a written opinion that such Affiliate Transaction(s) are fair, from a financial point of view, to the Company and its Restricted Subsidiaries, taken as a whole, or that such Affiliate Transaction(s) are not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a person who is not an Affiliate, in either such case issued by an independent accounting, appraisal or investment banking firm of national standing; and

(x)    any transaction with any Initial Holder or any Affiliate or Affiliated Entity of any Initial Holder.

Section 3.16.    LIENS.

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their Property or assets, now owned or hereafter acquired.

Section 3.17.    BUSINESS ACTIVITIES.

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries, taken as a whole.

Section 3.18.    DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES.

(A)    Designation of Unrestricted Subsidiaries. The Board of Directors may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 3.11(A) or represent Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

(B)    Designation of Restricted Subsidiaries. The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided, however, that (i) such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary; and (ii) such designation will only be permitted if (1) such Indebtedness is permitted under Section 3.13, calculated on a pro forma basis as if such designation had occurred at the beginning of the four (4) quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Section 3.19.    IMPAIRMENT OF SECURITY INTEREST.

Subject to the Intercreditor Agreement, neither the Company nor any of its Restricted Subsidiaries will take or omit to take any action that would adversely affect or impair in any material respect the Liens in favor of the Collateral Trustee with respect to the Collateral, except as otherwise permitted or required by the Collateral Agreements or this Indenture. Neither the Company nor any of its Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than the First Priority Claims and the Notes. The Company will, and will cause each Guarantor to, at their sole cost and expense, execute and deliver all such agreements and instruments as the Collateral Trustee or the Trustee reasonably requests to more fully or accurately describe the Property intended to be Collateral or the obligations intended to be secured by the Collateral Agreements. The Company will, and will cause each Guarantor to, at their sole cost and expense, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Collateral Agreements.

Section 3.20.    TERMINATION OF CERTAIN COVENANTS; RELEASE OF COLLATERAL.

If the Disposition Date occurs, then, effective from and after the Disposition Date (A) each of Sections 3.11, 3.12, 3.13, 3.14, 3.15, 3.16, 3.17, 3.18 and 3.19, and the obligations of the Company or the Guarantors under Article 10, will cease to be of any force or effect, and, for the avoidance of doubt, any omission to comply with any of such Sections (whether directly or indirectly, by reason of any reference elsewhere in this Indenture to any of such Sections or by reason of any reference in any such Section to any other provision of this Indenture or in any other document) will not in itself constitute a Default or Event of Default; (B) and all Liens created pursuant to the Collateral Agreements will be released and all Collateral Agreements will be terminated. The Company will promptly deliver to the Trustee an Officer’s Certificate notifying the Trustee of the occurrence of the Disposition Date, and the Trustee will have no obligation to discover or verify the occurrence of the Disposition Date.

Section 3.21.    FURTHER INSTRUMENTS AND ACTS.

At the request of the Trustee or the Collateral Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to more effectively carry out the purposes of this Indenture.

Article 4.    REPURCHASE AND REDEMPTION

Section 4.01.    NO SINKING FUND.

No sinking fund is required to be provided for the Notes.

Section 4.02.    RIGHT OF HOLDERS TO REQUIRE THE COMPANY TO REPURCHASE NOTES UPON A FUNDAMENTAL CHANGE.

(A)    Right of Holders to Require the Company to Repurchase Notes Upon a Fundamental Change. Subject to the other terms of this Section 4.02, if a Fundamental Change occurs, then each Holder will have the right (the “Fundamental Change Repurchase Right”) to require the Company to repurchase such Holder’s Notes (or any portion thereof in an Authorized Denomination) on the Fundamental Change Repurchase Date for such Fundamental Change for a cash purchase price equal to the Fundamental Change Repurchase Price.

(B)    Repurchase Prohibited in Certain Circumstances. If the principal amount of the Notes has been accelerated and such acceleration has not been rescinded on or before the Fundamental Change Repurchase Date for a Repurchase Upon Fundamental Change (including as a result of the payment of the related Fundamental Change Repurchase Price, and any related interest pursuant to the proviso to Section 4.02(D), on such Fundamental Change Repurchase Date), then (i) the Company may not repurchase any Notes pursuant to this Section 4.02; and (ii) the Company will cause any Notes theretofore surrendered for such Repurchase upon Fundamental Change to be returned to the Holders thereof (or, if applicable with respect to Global Notes, cancel any instructions for book-entry transfer to the Company, the Trustee or the Paying Agent of the applicable beneficial interest in such Notes in accordance with the Depositary Procedures).

(C)    Fundamental Change Repurchase Date. The Fundamental Change Repurchase Date for any Fundamental Change will be a Business Day of the Company’s choosing that is no more than thirty five (35), nor less than twenty (20), Business Days after the date the Company sends the related Fundamental Change Notice pursuant to Section 4.02(E).

(D)    Fundamental Change Repurchase Price. The Fundamental Change Repurchase Price for any Note to be repurchased upon a Repurchase Upon Fundamental Change following a Fundamental Change is an amount in cash equal to one hundred and one percent (101%) of the principal amount of such Note plus accrued and unpaid interest on such Note to, but excluding, the Fundamental Change Repurchase Date for such Fundamental Change; provided, however, that if such Fundamental Change Repurchase Date is after a Regular Record Date and on or before the next Interest Payment Date, then (i) the Holder of such Note at the Close of Business on such Regular Record Date will be entitled, notwithstanding such Repurchase Upon Fundamental Change, to receive, on or before such Interest Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Note remained outstanding through such Interest Payment Date, if such Fundamental Change Repurchase Date is before such Interest Payment Date); and (ii) the Fundamental Change Repurchase Price will not include accrued and unpaid interest on such Note to, but excluding, such Fundamental Change Repurchase Date. For the avoidance of doubt, if an Interest Payment Date is not a Business Day within the meaning of Section 2.05(C) and such Fundamental Change Repurchase Date occurs on the Business Day immediately after such Interest Payment Date, then (x) accrued and unpaid interest on Notes to, but excluding, such Interest Payment Date will be paid, in accordance with Section 2.05(C), on the next Business Day to Holders at of the Close of Business on the immediately preceding Regular Record Date; and (y) the Fundamental Change Repurchase Price will include interest on Notes to be repurchased from, and including, such Interest Payment Date.

(E)    Fundamental Change Notice. On or before the twentieth (20th) calendar day after the occurrence of a Fundamental Change, the Company will send to each Holder, the Trustee and the Paying Agent a notice of such Fundamental Change (a “Fundamental Change Notice”) stating:

(i)    briefly, the events causing such Fundamental Change;

(ii)    the effective date of such Fundamental Change;

(iii)    the procedures that a Holder must follow to require the Company to repurchase its Notes pursuant to this Section 4.02, including the deadline for exercising the Fundamental Change Repurchase Right and the procedures for submitting and withdrawing a Fundamental Change Repurchase Notice;

(iv)    the Fundamental Change Repurchase Date for such Fundamental Change;

(v)    the Fundamental Change Repurchase Price per $1,000 principal amount of Notes for such Fundamental Change (and, if such Fundamental Change Repurchase Date is after a Regular Record Date and on or before the next Interest Payment Date, the amount, manner and timing of the interest payment payable pursuant to the proviso to Section 4.02(D));

(vi)    the name and address of the Paying Agent and the Conversion Agent;

(vii)    the Conversion Rate in effect on the date of such Fundamental Change Notice and a description and quantification of any adjustments to the Conversion Rate that may result from such Fundamental Change (including pursuant to Section 5.07);

(viii)    that Notes for which a Fundamental Change Repurchase Notice has been duly tendered and not duly withdrawn must be delivered to the Paying Agent for the Holder thereof to be entitled to receive the Fundamental Change Repurchase Price;

(ix)    that Notes (or any portion thereof) that are subject to a Fundamental Change Repurchase Notice that has been duly tendered may be converted only if such Fundamental Change Repurchase Notice is withdrawn in accordance with this Indenture; and

(x)    the CUSIP and ISIN numbers, if any, of the Notes.

Neither the failure to deliver a Fundamental Change Notice nor any defect in a Fundamental Change Notice will limit the Fundamental Change Repurchase Right of any Holder or otherwise affect the validity of any proceedings relating to any Repurchase Upon Fundamental Change.

(F)    Procedures to Exercise the Fundamental Change Repurchase Right.

(i)    Delivery of Fundamental Change Repurchase Notice and Notes to Be Repurchased. To exercise its Fundamental Change Repurchase Right for a Note following a Fundamental Change, the Holder thereof must deliver to the Paying Agent:

(1)    before the Close of Business on the Business Day immediately before the related Fundamental Change Repurchase Date (or such later time as may be required by law), a duly completed, written Fundamental Change Repurchase Notice with respect to such Note; and

(2)    such Note, duly endorsed for transfer (if such Note is a Physical Note) or by book-entry transfer (if such Note is a Global Note).

The Paying Agent will promptly deliver to the Company a copy of each Fundamental Change Repurchase Notice that it receives.

(ii)    Contents of Fundamental Change Repurchase Notices. Each Fundamental Change Repurchase Notice with respect to a Note must state:

(1)    if such Note is a Physical Note, the certificate number of such Note;

(2)    the principal amount of such Note to be repurchased, which must be an Authorized Denomination; and

(3)    that such Holder is exercising its Fundamental Change Repurchase Right with respect to such principal amount of such Note;

provided, however, that if such Note is a Global Note, then such Fundamental Change Repurchase Notice must comply with the Depositary Procedures (and any such Fundamental Change Repurchase Notice delivered in compliance with the Depositary Procedures will be deemed to satisfy the requirements of this Section 4.02(F)).

(iii)    Withdrawal of Fundamental Change Repurchase Notice. A Holder that has delivered a Fundamental Change Repurchase Notice with respect to Note may withdraw such Fundamental Change Repurchase Notice by delivering a written notice of withdrawal to the Paying Agent at any time before the Close of Business on the Business Day immediately before the related Fundamental Change Repurchase Date. Such withdrawal notice must state:

(1)    if such Note is a Physical Note, the certificate number of such Note;

(2)    the principal amount of such Note to be withdrawn, which must be an Authorized Denomination; and

(3)    the principal amount of such Note, if any, that remains subject to such Fundamental Change Repurchase Notice, which must be an Authorized Denomination;

provided, however, that if such Note is a Global Note, then such withdrawal notice must comply with the Depositary Procedures (and any such withdrawal notice delivered in compliance with the Depositary Procedures will be deemed to satisfy the requirements of this Section 4.02(F)).

Upon receipt of any such withdrawal notice with respect to a Note (or any portion thereof), the Paying Agent will (x) promptly deliver a copy of such withdrawal notice to the Company; and (y) if such Note is surrendered to the Paying Agent, cause such Note (or such portion thereof in accordance with Section 2.11, treating such Note as having been then surrendered for partial repurchase in the amount set forth in such withdrawal notice as remaining subject to repurchase) to be returned to the Holder thereof (or, if applicable with respect to any Global Note, cancel any instructions for book-entry transfer to the Company, the Trustee or the Paying Agent of the applicable beneficial interest in such Note in accordance with the Depositary Procedures).

(G)    Payment of the Fundamental Change Repurchase Price. Without limiting the Company’s obligation to deposit the Fundamental Change Repurchase Price within the time proscribed by Section 3.01(B), the Company will cause the Fundamental Change Repurchase Price for a Note (or portion thereof) to be repurchased pursuant to a Repurchase Upon Fundamental Change to be paid to the Holder thereof on or before the later of (i) the applicable Fundamental Change Repurchase Date; and (ii) the date (x) such Note is delivered to the Paying Agent (in the case of a Physical Note) or (y) the Depositary Procedures relating to the repurchase, and the delivery to the Paying Agent, of such Holder’s beneficial interest in such Note to be redeemed are complied with (in the case of a Global Note). For the avoidance of doubt, interest payable pursuant to the proviso to Section 4.02(D) on any Note to be repurchased pursuant to a Repurchase Upon Fundamental Change must be paid pursuant to such proviso regardless of whether such Note is delivered or such Depositary Procedures are complied with pursuant to the first sentence of this Section 4.02(G).

(H)    Compliance with Applicable Securities Laws. To the extent applicable, the Company will comply with all federal and state securities laws in connection with a Repurchase Upon Fundamental Change (including complying with Rules 13e-4 and 14e-1 under the Exchange Act and filing any required Schedule TO, to the extent applicable) so as to permit effecting such Repurchase Upon Fundamental Change in the manner set forth in this Indenture.

(I)    Repurchase in Part. Subject to the terms of this Section 4.02, Notes may be repurchased pursuant to a Repurchase Upon Fundamental Change in part, but only in Authorized Denominations. Provisions of this Section 4.02 applying to the repurchase of a Note in whole will equally apply to the repurchase of a permitted portion of a Note.

Section 4.03.    RIGHT OF HOLDERS TO REQUIRE THE COMPANY TO REPURCHASE NOTES FOLLOWING AN ASSET SALE.

Holder will have the right to require the Company to repurchase such Holder’s Notes pursuant to, and subject to the provisions of, Section 3.14.

Section 4.04.    RIGHT OF THE COMPANY TO REDEEM THE NOTES.

(A)    No Call Period. The Company may not redeem the Notes at its option except as provided in this Section 4.04.

(B)    Right to Redeem the Notes.

(i)    Convertible Note Redemption. Subject to the terms of this Section 4.04, the Company has the right, at its election, to redeem all, but not less than all of the Notes (except as provided below), at any time, on a Redemption Date on or after the date that is two (2) years after the Issue Date, for a cash purchase price equal to the applicable Redemption Price, but only if (1) a Requisite Stockholder Approval Failure has not occurred; and (2) if such Redemption Date is before March 1, 2021, the Last Reported Sale Price per share of Common Stock exceeds one hundred and fifty percent (150%) of the Conversion Price on each of the thirty (30) consecutive Trading Days ending on, and including, the Trading Day immediately before the Redemption Notice Date for such Redemption (it being understood that if such Redemption Date is on or after March 1, 2021, then the requirements of this clause (2) will not apply) (a “Convertible Note Redemption”); provided, however, that the Company cannot call any Physical Notes the Conversion Shares underlying which (assuming Physical Settlement) would constitute “Registrable Securities” (as defined in the Registration Rights Agreement) (such Notes, “Registration Rights Notes”) for a Convertible Note Redemption unless:

(1)    the Company has elected Cash Settlement to apply to such Redemption pursuant to Section 5.03(A)(iii); or

(2)    both of the following are satisfied:

(I)    either (x) a “Registration Statement” (as defined in the Registration Rights Agreement) is effective under the Securities Act as of the Redemption Notice Date for such Redemption, and such Registration Statement registers, under the Securities Act, the resale of all Conversion Shares issuable upon such conversion of such Registration Rights Notes; or (y) none of such Conversion Shares will constitute a Transfer-Restricted Security at the time they are issued and delivered; and

(II)    no policy of the Company (including insider trading policies) would prohibit or otherwise restrict, and no information that may be material non-public information will have been communicated by or on behalf of the Company to any Holder of such Registration Rights Notes, which information would prohibit or otherwise restrict (including pursuant to any securities laws), such Holder or any of its Affiliates from selling or otherwise transferring any Conversion Shares at any time from, and including, such Redemption Notice Date to, and including, the applicable Redemption Date, in each case as determined in good faith by the Company (after giving effect to any public disclosures to be made by the Company in connection with such Redemption, which the Company covenants it will do no later than such Redemption Notice Date).

Notwithstanding anything to the contrary in this Section 4.04(B)(i), if the Company is prohibited from redeeming any Registration Rights Notes as a result of the proviso to the immediately preceding sentence, then such prohibition will not affect the Company’s ability to redeem any other Notes pursuant to a Convertible Notes Redemption, subject to the other requirements of this Section 4.04.

(ii)    High Yield Note Redemption. Subject to the terms of this Section 4.04, the Company has the right, at its election, to redeem all, but not less than all, of the Notes, at any time, on a Redemption Date after the High Yield Security Trigger Date, for a cash purchase price equal to the applicable Redemption Price, but only if a Requisite Stockholder Approval Failure has occurred (a “High Yield Note Redemption”).

For the avoidance of doubt, the calling of any Notes for Redemption will constitute a Make-Whole Fundamental Change pursuant to clause (B) of the definition thereof

(C)    Redemption Prohibited in Certain Circumstances. If the principal amount of the Notes has been accelerated and such acceleration has not been rescinded on or before the Redemption Date (including as a result of the payment of the related Redemption Price, and any related interest pursuant to the proviso to Section 4.04(E), on such Redemption Date), then (i) the Company may not call for Redemption or otherwise redeem any Notes pursuant to this Section 4.04; and (ii) the Company will cause any Notes theretofore surrendered for such Redemption to be returned to the Holders thereof (or, if applicable with respect to Global Notes, cancel any instructions for book-entry transfer to the Company, the Trustee or the Paying Agent of the applicable beneficial interests in such Notes in accordance with the Depositary Procedures).

(D)    Redemption Date. The Redemption Date for any Redemption will be a Business Day of the Company’s choosing that is no more than forty (40), nor less than twenty five (25), Scheduled Trading Days after the Redemption Notice Date for such Redemption.

(E)    Redemption Price. The Redemption Price for any Note called for Redemption will be as follows:

(i)    if such Redemption is a Convertible Note Redemption, an amount in cash equal to one hundred percent (100%) of the principal amount of such Note, plus accrued and unpaid interest on such Note to, but excluding, the Redemption Date for such Redemption; and

(ii)    if such Redemption is a High Yield Note Redemption, an amount in cash equal to one hundred percent (100%) of the principal amount of such Note, plus accrued and unpaid interest on such Note to, but excluding, such Redemption Date, plus the Applicable Premium;

provided, however, that, in each case, if such Redemption Date is after a Regular Record Date and on or before the next Interest Payment Date, then (x) the Holder of such Note at the Close of Business on such Regular Record Date will be entitled, notwithstanding such Redemption, to receive, on or before such Interest Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Note remained outstanding through such Interest Payment Date, if such Redemption Date is before such Interest Payment Date); and (y) the Redemption Price will not include accrued and unpaid interest on such Note to, but excluding, such Redemption Date. For the avoidance of doubt, if an Interest Payment Date is not a Business Day within the meaning of Section 2.05(C) and such Redemption Date occurs on the Business Day immediately after such Interest Payment Date, then (x) accrued and unpaid interest on Notes to, but excluding, such Interest Payment Date will be paid, in accordance with Section 2.05(C), on the next Business Day to Holders at of the Close of Business on the immediately preceding Regular Record Date; and (y) the Redemption Price will include interest on Notes to be redeemed from, and including, such Interest Payment Date.

(F)    Redemption Notice. To call any Notes for Redemption, the Company must send to each Holder (and to any beneficial owner of a Global Note, if required by applicable law), the Trustee and the Paying Agent a written notice of such Redemption (a “Redemption Notice”).

Such Redemption Notice must state:

(i)    that the Notes have been called for Redemption, briefly describing the Company’s Redemption right under this Indenture;

(ii)    the Redemption Date for such Redemption;

(iii)    the Redemption Price per $1,000 principal amount of Notes for such Redemption or the method by which it is to be determined (and, if the Redemption Date is after a Regular Record Date and on or before the next Interest Payment Date, the amount, manner and timing of the interest payment payable pursuant to the proviso to Section 4.04(E));

(iv)    the name and address of the Paying Agent and the Conversion Agent;

(v)    that Notes called for Redemption may be converted at any time before the Close of Business on the Business Day immediately before the Redemption Date (or, if the Company fails to pay the Redemption Price due on such Redemption Date in full, at any time until such time as the Company pays such Redemption Price in full);

(vi)    the Conversion Rate in effect on the Redemption Notice Date for such Redemption and a description and quantification of any adjustments to the Conversion Rate that may result from such Redemption (including pursuant to Section 5.07);

(vii)    the Settlement Method that, subject to the last paragraph of Section 5.03(A), will apply to all conversions of Notes with a Conversion Date that occurs on or after such Redemption Notice Date and before such Redemption Date;

(viii)    that Notes called for Redemption must be delivered to the Paying Agent (in the case of Physical Notes) or the Depositary Procedures must be complied with (in the case of Global Notes) for the Holder thereof to be entitled to receive the Redemption Price; and

(ix)    the CUSIP and ISIN numbers, if any, of the Notes.

On or before the Redemption Notice Date, the Company will send a copy of such Redemption Notice to the Trustee and the Paying Agent.

(G)    Payment of the Redemption Price. Without limiting the Company’s obligation to deposit the Redemption Price by the time proscribed by Section 3.01(B), the Company will cause the Redemption Price for a Note subject to Redemption to be paid to the Holder thereof on or before the later of (i) the applicable Redemption Date; and (ii) the date (x) such Note is delivered to the Paying Agent (in the case of a Physical Note) or (y) the Depositary Procedures relating to the Redemption, and the delivery to the Paying Agent, of such Holder’s beneficial interest in such Note to be redeemed are complied with (in the case of a Global Note). For the avoidance of doubt, interest payable pursuant to the proviso to Section 4.04(E) on any Note (or portion thereof) subject to Redemption must be paid pursuant to such proviso regardless of whether such Note is delivered or such Depositary Procedures are complied with pursuant to the first sentence of this Section 4.04(G).

Article 5.    CONVERSION

Section 5.01.    RIGHT TO CONVERT.

(A)    Generally. Subject to the provisions of this Article 5, on and after the date, if at all, when the Requisite Stockholder Approval is obtained, each Holder may, at its option, convert such Holder’s Notes into Conversion Consideration.

(B)    No Right to Convert Before the Requisite Stockholder Approval is Obtained. Notwithstanding anything to the contrary in this Indenture or the Notes, no Holder may convert any Notes, and the Notes will not be convertible, at any time before the date, if at all, when the Requisite Stockholder Approval is obtained.

(C)    Conversions in Part. Subject to the terms of this Indenture, Notes may be converted in part, but only in Authorized Denominations. Provisions of this Article 5 applying to the conversion of a Note in whole will equally apply to conversions of a permitted portion of a Note.

(D)    When Notes May Be Converted.

(i)    Generally. Subject to the other provisions of this Article 5 (including Section 5.01(B)), a Holder may convert its Notes at any time until the Close of Business on the Scheduled Trading Day immediately before the Maturity Date; provided, however, that if a Requisite Stockholder Approval Failure occurs, then, notwithstanding anything to the contrary in this Indenture or the Notes, the Notes will cease to be convertible, and, after the High Yield Security Trigger Date, no Holder will have the right to convert any Note and the other provisions of this Article 5 (including, for the avoidance of doubt, Section 5.04(A)) will cease to have any force or effect.

(ii)    Limitations and Closed Periods.

(1)    Notes may be surrendered for conversion only after the Open of Business and before the Close of Business on a day that is a Business Day;

(2)    in no event may any Note be converted after the Close of Business on the Scheduled Trading Day immediately before the Maturity Date;

(3)    if the Company calls any Note for Redemption pursuant to Section 4.04, then the Holder of such Note may not convert such Note after the Close of Business on the Business Day immediately before the applicable Redemption Date, except to the extent the Company fails to pay the Redemption Price for such Note in accordance with this Indenture; and

(4)    if a Fundamental Change Repurchase Notice (or any similar notice with respect to an Asset Sale Offer) is validly delivered pursuant to Section 4.02(F) (or the terms of such Asset Sale Offer) with respect to any Note, then such Note may not be converted, except to the extent (a) such Note is not subject to such notice; (b) such notice is withdrawn in accordance with Section 4.02(F) (or the terms of such Asset Sale Offer); or (c) the Company fails to pay the Fundamental Change Repurchase Price (or the Asset Sale Repurchase Price) for such Note in accordance with this Indenture.

Section 5.02.    CONVERSION PROCEDURES.

(A)    Generally.

(i)    Global Notes. To convert a beneficial interest in a Global Note that is convertible pursuant to Section 5.01(D), the owner of such beneficial interest must (1) comply with the Depositary Procedures for converting such beneficial interest (at which time such conversion will become irrevocable); and (2) pay any amounts due pursuant to Section 5.02(D) or Section 5.02(E).

(ii)    Physical Notes. To convert all or a portion of a Physical Note that is convertible pursuant to Section 5.01(D), the Holder of such Note must (1) complete, manually sign and deliver to the Conversion Agent the conversion notice attached to such Physical Note or a facsimile of such conversion notice; (2) deliver such Physical Note to the Conversion Agent (at which time such conversion will become irrevocable); (3) furnish any endorsements and transfer documents that the Company or the Conversion Agent may require; and (4) pay any amounts due pursuant to Section 5.02(D) or Section 5.02(E).

(B)    Effect of Converting a Note. At the Close of Business on the Conversion Date for a Note (or any portion thereof), such Note (or such portion thereof) will be deemed to cease to be outstanding (and, for the avoidance of doubt, no Person will be deemed to be a Holder of such Note (or such portion thereof) as of the Close of Business on such Conversion Date), except to the extent provided in Section 5.02(D).

(C)    Holder of Record of Conversion Shares. The person in whose name any share of Common Stock is issuable upon conversion of any Note will be deemed to become the holder of record of such share as of the Close of Business on (i) the Conversion Date for such conversion, in the case of Physical Settlement; or (ii) the last VWAP Trading Day of the Observation Period for such conversion, in the case of Combination Settlement.

(D)    Interest Payable upon Conversion in Certain Circumstances. If the Conversion Date of a Note is after a Regular Record Date and before the next Interest Payment Date, then (i) the Holder of such Note at the Close of Business on such Regular Record Date will be entitled, notwithstanding such conversion (and, for the avoidance of doubt, notwithstanding anything set forth in the proviso to this sentence), to receive, on or before such Interest Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Note remained outstanding through such Interest Payment Date); and (ii) the Holder surrendering such Note for conversion must deliver to the Conversion Agent, at the time of such surrender, an amount of cash equal to the amount of such interest referred to in clause (i) above; provided, however, that the Holder surrendering such Note for conversion need not deliver such cash (w) if the Company has specified a Redemption Date that is after such Regular Record Date and on or before the Business Day immediately after such Interest Payment Date; (w) if such Conversion Date occurs after the Regular Record Date immediately before the Maturity Date; (x) if the Company has specified a Fundamental Change Repurchase Date or an Asset Sale Repurchase Date that is after such Regular Record Date and on or before the Business Day immediately after such Interest Payment Date; or (y) to the extent of any overdue interest or interest that has accrued on any overdue interest. For the avoidance of doubt, as a result of, and without limiting the generality of, the foregoing, if a Note is converted with a Conversion Date that is after the Regular Record Date immediately before the Maturity Date, then the Company will pay, as provided above, the interest that would have accrued on such Note to, but excluding, the Maturity Date. For the avoidance of doubt, if the Conversion Date of a Note to be converted is on an Interest Payment Date, then the Holder of such Note at the Close of Business on the Regular Record Date immediately before such Interest Payment Date will be entitled to receive, on such Interest Payment Date, the unpaid interest that has accrued on such Note to, but excluding, such Interest Payment Date, and such Note, when surrendered for conversion, need not be accompanied by any cash amount pursuant to the first sentence of this Section 5.02(D).

(E)    Taxes and Duties. If a Holder converts a Note, the Company will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of Common Stock upon such conversion; provided, however, that if any tax or duty is due because such Holder requested such shares to be issued in a name other than such Holder’s name, then such Holder will pay such tax or duty and, until having received a sum sufficient to pay such tax or duty, the Conversion Agent may refuse to deliver any such shares to be issued in a name other than that of such Holder.

(F)    Conversion Agent to Notify Company of Conversions. If any Note is submitted for conversion to the Conversion Agent or the Conversion Agent receives any notice of conversion with respect to a Note, then the Conversion Agent will promptly notify the Company and the Trustee of such occurrence, together with any other information reasonably requested by the Company, and will cooperate with the Company to determine the Conversion Date for such Note (it being understood that the Company will determine the Conversion Date and the Conversion Agent will have no responsibility to determine the Conversion Date).

Section 5.03.    SETTLEMENT UPON CONVERSION.

(A)    Settlement Method. Upon the conversion of any Note, the Company will settle such conversion by paying or delivering, as applicable and as provided in this Article 5, either (x) shares of Common Stock, together, if applicable, with cash in lieu of fractional shares, as provided in Section 5.03(B)(i)(1) (a “Physical Settlement”); (y) solely cash, as provided in Section 5.03(B)(i)(2) (a “Cash Settlement”); or (z) a combination of cash and shares of Common Stock, together, if applicable, with cash in lieu of fractional shares, as provided in Section 5.03(B)(i)(3) (a “Combination Settlement”).

Subject to the immediately following paragraph, the Company will have the right to elect the Settlement Method applicable to any conversion of a Note; provided, however, that:

(i)    subject to clause (iii) below, all conversions of Notes with a Conversion Date that occurs on or after September 1, 2021 will be settled using the same Settlement Method, and (subject to clause (v) below) the Company will send notice of such Settlement Method to Holders, the Trustee and the Conversion Agent no later than the Close of Business on the Scheduled Trading Day immediately before September 1, 2021;

(ii)    subject to clause (iii) below, if the Company elects a Settlement Method with respect to the conversion of any Note whose Conversion Date occurs before September 1, 2021, then the Company will send notice of such Settlement Method to the Holder of such Note, the Trustee and the Conversion Agent no later than the Close of Business on the Business Day immediately after such Conversion Date;

(iii)    if any Notes are called for Redemption, then the Company will specify, in the related Redemption Notice sent pursuant to Section 4.04(F), the Settlement Method that will apply to all conversions of Notes with a Conversion Date that occurs on or after the related Redemption Notice Date and before the Business Day immediately before the related Redemption Date;

(iv)    the Company will use the same Settlement Method for all conversions of Notes with a Conversion Date that occurs on the same day (and, for the avoidance of doubt, the Company will not be obligated to use the same Settlement Method with respect to conversions of Notes whose Conversion Dates occur on different days, except as provided in clause (i) or (iii) above);

(v)    if the Company does not timely elect a Settlement Method with respect to the conversion of a Note, then the Company will be deemed to have elected the Default Settlement Method (and, for the avoidance of doubt, the failure to timely make such election will not constitute a Default or Event of Default);

(vi)    if the Company timely elects Combination Settlement with respect to the conversion of a Note but does not timely notify the Holder of such Note of the applicable Specified Dollar Amount, then the Specified Dollar Amount for such conversion will be deemed to be $1,000 per $1,000 principal amount of Notes (and, for the avoidance of doubt, the failure to timely send such notification will not constitute a Default or Event of Default); and

(vii)    the Settlement Method will be subject to Section 5.08(A)(2).

Notwithstanding anything to the contrary in this Indenture or the Notes, at all times prior to the occurrence of a Common Stock Change Event where the related Reference Property consists entirely of cash, a Holder of an Affiliate Note (or any other Note held, of record or beneficially, by any of the Initial Holders or any of their Affiliates or Affiliated Entities) that converts such Note will have the right to require Physical Settlement to apply to such conversion by providing notice of the exercise of such right to the Company (and the Company will provide a copy of such notice to the Conversion Agent) at the time of delivery of its conversion notice for such conversion.

(B)    Conversion Consideration.

(i)    Generally. Subject to Section 5.03(B)(ii) and Section 5.03(B)(iii), the type and amount of consideration (the “Conversion Consideration”) due in respect of each $1,000 principal amount of a Note to be converted will be as follows:

(1)    if Physical Settlement applies to such conversion, subject to Section 5.03(B)(ii), a number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date for such conversion;

(2)    if Cash Settlement applies to such conversion, cash in an amount equal to the sum of the Daily Conversion Values for each VWAP Trading Day in the Observation Period for such conversion; or

(3)    if Combination Settlement applies to such conversion, consideration consisting, subject to Section 5.03(B)(ii), of (a) a number of shares of Common Stock equal to the sum of the Daily Share Amounts for each VWAP Trading Day in the Observation Period for such conversion; and (b) an amount of cash equal to the sum of the Daily Cash Amounts for each VWAP Trading Day in such Observation Period.

(ii)    Cash in Lieu of Fractional Shares. If Physical Settlement or Combination Settlement applies to the conversion of any Note and the number of shares of Common Stock deliverable pursuant to Section 5.03(B)(i) upon such conversion is not a whole number, then such number will be rounded down to the nearest whole number and the Company will deliver, in addition to the other consideration due upon such conversion, cash in lieu of the related fractional share in an amount equal to the product of (1) such fraction and (2) (x) the Daily VWAP on the Conversion Date for such conversion (or, if such Conversion Date is not a VWAP Trading Day, the immediately preceding VWAP Trading Day), in the case of Physical Settlement; or (y) the Daily VWAP on the last VWAP Trading Day of the Observation Period for such conversion, in the case of Combination Settlement.

(iii)    Conversion of Multiple Notes by a Single Holder. If a Holder converts more than one (1) Note on a single Conversion Date, then the Conversion Consideration due in respect of such conversion will (in the case of any Global Note, to the extent permitted by, and practicable under, the Depositary Procedures) be computed based on the total principal amount of Notes converted on such Conversion Date by such Holder.

(iv)    Notice of Calculation of Conversion Consideration. If Cash Settlement or Combination Settlement applies to the conversion of any Note, then the Company will determine the Conversion Consideration due thereupon promptly following the last VWAP Trading Day of the applicable Observation Period and will promptly thereafter send notice to the Trustee and the Conversion Agent of the same and the calculation thereof in reasonable detail. Neither the Trustee nor the Conversion Agent will have any duty to make any such determination.

(C)    Delivery of the Conversion Consideration. Except as set forth in Sections 5.05(A), 5.05(C) and 5.08, the Company will pay or deliver, as applicable, the Conversion Consideration due upon the conversion of any Note to the Holder as follows: (i) if Cash Settlement or Combination Settlement applies to such conversion, on or before the third (3rd) (or, if the T+2 Effective Date has occurred by the last VWAP Trading Day of the Observation Period for such conversion, the second (2nd)) Business Day immediately after the last VWAP Trading Day of such Observation Period; and (ii) if Physical Settlement applies to such conversion, on or before the third (3rd) (or, if the T+2 Effective Date has occurred by the Conversion Date for such conversion, the second (2nd)) Business Day immediately after such Conversion Date.

(D)    Deemed Payment of Principal and Interest; Settlement of Accrued Interest Notwithstanding Conversion. If a Holder converts a Note, then the Company will not adjust the Conversion Rate to account for any accrued and unpaid interest on such Note, and, except as provided in Section 5.02(D), the Company’s delivery of the Conversion Consideration due in respect of such conversion will be deemed to fully satisfy and discharge the Company’s obligation to pay the principal of, and accrued and unpaid interest, if any, on, such Note to, but excluding the Conversion Date. As a result, except as provided in Section 5.02(D), any accrued and unpaid interest on a converted Note will be deemed to be paid in full rather than cancelled, extinguished or forfeited. In addition, subject to Section 5.02(D), if the Conversion Consideration for a Note consists of both cash and shares of the Common Stock, then accrued and unpaid interest that is deemed to be paid therewith will be deemed to be paid first out of such cash.

Section 5.04.    RESERVE AND STATUS OF COMMON STOCK ISSUED UPON CONVERSION.

(A)    Stock Reserve. At all times when any Notes are outstanding Article 5, the Company will reserve, out of its authorized but unissued and unreserved shares of Common

Stock, a number of shares of Common Stock sufficient to permit the conversion of all then-outstanding Notes, assuming (x) Physical Settlement will apply to such conversion; and (y) the Conversion Rate is increased by the maximum amount pursuant to which the Conversion Rate may be increased pursuant to Section 5.07.

(B)    Status of Conversion Shares; Listing. Each Conversion Share, if any, delivered upon conversion of any Note will be a newly issued or treasury share and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of the Holder of such Note or the Person to whom such Conversion Share will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will cause each Conversion Share, when delivered upon conversion of any Note, to be admitted for listing on such exchange or quotation on such system.

Section 5.05.    ADJUSTMENTS TO THE CONVERSION RATE.

(A)    Events Requiring an Adjustment to the Conversion Rate. The Conversion Rate will be adjusted from time to time as follows:

(i)    Stock Dividends, Splits and Combinations. If the Company issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Company effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which the provisions set forth in Section 5.08 will apply), then the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0	×	OS1
OS0

where:

CR0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately before the Open of Business on the effective date of such stock split or stock combination, as applicable;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date or the Open of Business on such effective date, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

If any dividend, distribution, stock split or stock combination of the type described in this Section 5.05(A)(i) is declared or announced, but not so paid or made, then the Conversion Rate will be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Rate that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(ii)    Rights, Options and Warrants. If the Company distributes, to all or substantially all holders of Common Stock, rights, options or warrants (other than pursuant to a stockholder rights plan, as to which, for the avoidance of doubt, the provisions set forth in Sections 5.05(A)(iii)(1) and 5.05(E) will apply) entitling such holders, for a period of not more than sixty (60) calendar days after the record date of such distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then the Conversion Rate will be increased based on the following formula:

CR1	=	CR0	×	OS + X
OS + Y

where:

CR0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

OS	=	the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced.

To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the increase to the Conversion Rate for such distribution been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, option or warrants. To the extent such rights, options or warrants are not so distributed, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the Ex-Dividend Date for the distribution of such rights, options or warrants not occurred.

For purposes of this Section 5.05(A)(ii), in determining whether any rights, options or warrants entitle holders of Common Stock to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date of the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board of Directors.

(iii)    Spin-Offs and Other Distributed Property.

(1)    Distributions Other than Spin-Offs. If the Company distributes shares of its Capital Stock, evidences of its indebtedness or other assets or Property of the Company, or rights, options or warrants to acquire Capital Stock of the Company or other securities, to all or substantially all holders of the Common Stock, excluding:

(v)    dividends, distributions, rights, options or warrants for which an adjustment to the Conversion Rate is required pursuant to Section 5.05(A)(i) or 5.05(A)(ii);

(w)    dividends or distributions paid exclusively in cash for which an adjustment to the Conversion Rate is required pursuant to Section 5.05(A)(iv);

(x)    rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section 5.05(E);

(y)    Spin-Offs for which an adjustment to the Conversion Rate is required pursuant to Section 5.05(A)(iii)(2); and

(z)    a distribution solely pursuant to a Common Stock Change Event, as to which the provisions set forth in Section 5.08 will apply,

then the Conversion Rate will be increased based on the following formula:

CR1	=	CR0	×	SP
SP – FMV

where:

CR0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP	=	the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before such Ex-Dividend Date; and

FMV	=	the fair market value (as determined by the Board of Directors), as of such Ex-Dividend Date, of the shares of Capital Stock, evidences of indebtedness, assets, Property, rights, options or warrants distributed per share of Common Stock pursuant to such distribution;

provided, however, that if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Rate, each Holder will receive, for each $1,000 principal amount of Notes held by such Holder on the record date for such distribution, at the same time and on the same terms as holders of Common Stock, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets, Property, rights, options or warrants that such Holder would have received if such Holder had owned, on such record date, a number of shares of Common Stock equal to the Conversion Rate in effect on such record date.

To the extent such distribution is not so paid or made, or such rights, options or warrants are not exercised before their expiration (including as a result of being redeemed or terminated), the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid or on the basis of the distribution of only such rights, options or warrants, if any, that were actually exercised, if at all.

(2)    Spin-Offs. If the Company distributes or dividends shares of Capital Stock of any class or series, or similar equity interest, of or relating to an Affiliate, a Subsidiary or other business unit of the Company to all or substantially all holders of the Common Stock, and such Capital Stock or equity interest is listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “Spin-Off”), then the Conversion Rate will be increased based on the following formula:

CR1	=	CR0	×	FMV + SP
SP

where:

CR0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such Spin-Off;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

FMV	=	the product of (x) the average of the Last Reported Sale Price per share or unit of the Capital Stock or equity interests distributed in such Spin-Off over the ten (10) consecutive Trading Day period (the “Spin-Off Valuation Period”) beginning on, and including, such Ex-Dividend Date (such average to be determined as if references to Common Stock in the definitions of Last Reported Sale Price and Trading Day were instead references such Capital Stock or equity interests); and (y) the number of shares or units of such Capital Stock or equity interests distributed per share of Common Stock in such Spin-Off; and

SP	=	the average of the Last Reported Sale Prices per share of Common Stock over the Spin-Off Valuation Period.

The adjustment to the Conversion Rate pursuant to this Section 5.05(A)(iii)(2) will be calculated as of the Close of Business on the last Trading Day of the Spin-Off Valuation Period but will be given effect immediately after the Open of Business on the Ex-Dividend Date for the Spin-Off, with retroactive effect. If a Note is converted and the Conversion Date (in the case of Physical Settlement) or any VWAP Trading Day of the applicable Observation Period (in the case of Cash Settlement or Combination Settlement) occurs during the Spin-Off Valuation Period, then, notwithstanding anything to the contrary in this Indenture or the Notes, the Company will, if necessary, delay the settlement of such conversion until the third (3rd) (or, if the T+2 Effective Date has occurred by the last day of the Spin-Off Valuation Period, the second (2nd)) Business Day after the last day of the Spin-Off Valuation Period.

To the extent any dividend or distribution of the type set forth in this Section 5.05(A)(iii)(2) is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(iv)    Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of Common Stock, then the Conversion Rate will be increased based on the following formula:

CR1	=	CR0	×	SP
SP – D

where:

CR0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP	=	the Last Reported Sale Price per share of Common Stock on the Trading Day immediately before such Ex-Dividend Date; and

D	=	the cash amount distributed per share of Common Stock in such dividend or distribution;

provided, however, that if D is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Rate, each Holder will receive, for each $1,000 principal amount of Notes held by such Holder on the record date for such dividend or distribution, at the same time and on the same terms as holders of Common Stock, the amount of cash that such Holder would have received if such Holder had owned, on such record date, a number of shares of Common Stock equal to the Conversion Rate in effect on such record date.

To the extent such dividend or distribution is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(v)    Tender Offers or Exchange Offers. If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock, and the value (determined as of the Expiration Time by the Board of Directors) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Rate will be increased based on the following formula:

CR1	=	CR0	×	AC + (SP×OS1)
OS0 × SP

where:

CR0	=	the Conversion Rate in effect immediately before the time (the “Expiration Time”) such tender or exchange offer expires;

CR1	=	the Conversion Rate in effect immediately after the Expiration Time;

AC	=	the aggregate value (determined as of the Expiration Time by the Board of Directors) of all cash and other consideration paid for shares of Common Stock purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately before the Expiration Time (before giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP	=	the average of the Last Reported Sale Prices per of Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;

provided, however, that the Conversion Rate will in no event be adjusted down pursuant to this Section 5.05(A)(v), except to the extent provided in the immediately following paragraph. The adjustment to the Conversion Rate pursuant to this Section 5.05(A)(v) will be calculated as of the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after the Expiration Time, with retroactive effect. If a Note is converted and the Conversion Date (in the case of Physical Settlement) or any VWAP Trading Day of the applicable Observation Period (in the case of Cash Settlement or Combination Settlement) occurs during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Indenture or the Notes, the Company will, if necessary, delay the settlement of such conversion until the third (3rd) (or, if the T+2 Effective Date has occurred by the last day of the Tender/Exchange Offer Valuation Period, the second (2nd)) Business Day after the last day of the Tender/Exchange Offer Valuation Period.

To the extent such tender or exchange offer is announced but not consummated (including as a result of the Company being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.

(B)    No Adjustments in Certain Cases.

(i)    Where Holders Participate in the Transaction or Event Without Conversion. Notwithstanding anything to the contrary in Section 5.05(A), the Company will not be obligated to adjust the Conversion Rate on account of a transaction or other event otherwise requiring an adjustment pursuant to Section 5.05(A) (other than a stock split or combination of the type set forth in Section 5.05(A)(i) or a tender or exchange offer of the type set forth in Section 5.05(A)(v)) if each Holder participates, at the same time and on the same terms as holders of Common Stock, and solely by virtue of being a Holder of Notes, in such transaction or event without having to convert such Holder’s Notes and as if such Holder held a number of shares of Common Stock equal to the product of (i) the Conversion Rate in effect on the related record date, effective date or Expiration Date, as applicable; and (ii) the aggregate principal amount (expressed in thousands) of Notes held by such Holder on such date.

(C)    Adjustments Not Yet Effective. Notwithstanding anything to the contrary in this Indenture or the Notes, if:

(i)    a Note is to be converted;

(ii)    the record date, effective date or Expiration Time for any event that requires an adjustment to the Conversion Rate pursuant to any of clauses (i) through (v), inclusive, of Section 5.05(A) has occurred on or before the Conversion Date for such conversion (in the case of Physical Settlement) or on or before any VWAP Trading Day in the Observation Period for such conversion (in the case of Combination Settlement), but an adjustment to the Conversion Rate for such event has not yet become effective as of such Conversion Date or VWAP Trading Day, as applicable;

(iii)    the Conversion Consideration due upon such conversion (in the case of Physical Settlement) or due in respect of such VWAP Trading Day (in the case of Combination Settlement) includes any whole shares of Common Stock; and

(iv)    such shares are not entitled to participate in such event (because they were not held on the related record date or otherwise),

then, solely for purposes of such conversion, the Company will, without duplication, give effect to such adjustment on such Conversion Date (in the case of Physical Settlement) or such VWAP Trading Day (in the case of Combination Settlement). In such case, if the date on which the Company is otherwise required to deliver the consideration due upon such conversion is before the first date on which the amount of such adjustment can be determined, then the Company will (x) deliver, on such date the Company is otherwise required by this Indenture, the Conversion Consideration due upon such conversion based on the applicable unadjusted Conversion Rate(s); and (y) deliver, on the Business Day immediately after such first date, any additional Conversion Consideration arising from giving effect to such adjustment to the applicable Conversion Rate(s).

(D)    Conversion Rate Adjustments where Converting Holders Participate in the Relevant Transaction or Event. Notwithstanding anything to the contrary in this Indenture or the Notes, if:

(i)    a Conversion Rate adjustment for any dividend or distribution becomes effective on any Ex-Dividend Date pursuant to any of clauses (i) through (v), inclusive, of Section 5.05(A);

(ii)    a Note is to be converted pursuant to Physical Settlement or Combination Settlement;

(iii)    the Conversion Date for such conversion (in the case of Physical Settlement) or any VWAP Trading Day in the Observation Period for such conversion (in the case of Combination Settlement) occurs on or after such Ex-Dividend Date and on or before the related record date;

(iv)    the Conversion Consideration due upon such conversion (in the case of Physical Settlement) or due with respect to such VWAP Trading Day (in the case of Combination Settlement) includes any whole shares of Common Stock based on a Conversion Rate that is adjusted for such dividend or distribution; and

(v)    such shares would be entitled to participate in such dividend or distribution (including pursuant to Section 5.02(C)),

then (x) such Conversion Rate adjustment will not be given effect for such conversion (in the case of Physical Settlement) or for such VWAP Trading Day (in the case of Combination Settlement); and (y) the shares of Common Stock, if any, issuable upon such conversion (in the case of Physical Settlement) or issuable with respect to such VWAP Trading Day (in the case of Combination Settlement) based on such unadjusted Conversion Rate will be entitled to participate in such dividend or distribution.

(E)    Stockholder Rights Plans. If any shares of Common Stock are to be issued upon conversion of any Note and, at the time of such conversion, the Company has in effect any stockholder rights plan, then the Holder of such Note will be entitled to receive, in addition to, and concurrently with the delivery of, the Conversion Consideration otherwise payable under this Indenture upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from the Common Stock at such time, in which case, and only in such case, the Conversion Rate will be adjusted pursuant to Section 5.05(A)(iii)(1) on account of such separation as if, at the time of such separation, the Company had made a distribution of the type referred to in such Section to all holders of the Common Stock, subject to readjustment in accordance with such Section if such rights expire, terminate or are redeemed.

(F)    Limitation on Effecting Transactions Resulting in Certain Adjustments. The Company will not engage in or be a party to any transaction or event that would require the Conversion Rate to be adjusted pursuant to Section 5.05(A) or Section 5.07 to an amount that would result in the Conversion Price per share of Common Stock being less than the par value per share of Common Stock.

(G)    Equitable Adjustments to Last Reported Sale Price. Whenever any provision of this Indenture requires the Company to calculate the average of the Last Reported Sale Prices, or any function thereof, over a span of multiple days (including to calculate the Stock Price or an adjustment to the Conversion Rate), the Company will make proportionate adjustments, if any, to such calculations to account for any adjustment to the Conversion Rate pursuant to Section 5.05(A)(i) that becomes effective, or any event requiring such an adjustment to the Conversion Rate where the Ex-Dividend Date or effective date, as applicable, of such event occurs, at any time during the period over which such average is to be calculated.

(H)    Calculation of Number of Outstanding Shares of Common Stock. For purposes of Section 5.05(A), the number of shares of Common Stock outstanding at any time will (i) include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (ii) exclude shares of Common Stock held in the Company’s treasury (unless the Company pays any dividend or makes any distribution on shares of Common Stock held in its treasury).

(I)    Calculations. All calculations with respect to the Conversion Rate and adjustments thereto will be made to the nearest cent (with 0.5 of a cent rounded upward) or to the nearest 1/10,000th of a share of Common Stock (with 5/100,000ths rounded upward), as applicable.

(J)    Notice of Conversion Rate Adjustments. Upon the effectiveness of any adjustment to the Conversion Rate pursuant to Section 5.05(A), the Company will promptly send notice to the Holders, the Trustee and the Conversion Agent containing (i) a brief description of the transaction or other event on account of which such adjustment was made; (ii) the Conversion Rate in effect immediately after such adjustment; and (iii) the effective time of such adjustment.

Section 5.06.    VOLUNTARY ADJUSTMENTS.

(A)    Generally. To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to) increase the Conversion Rate by any amount if (i) the Board of Directors determines that such increase is either (x) in the best interest of the Company; or (y) advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event; (ii) such increase is in effect for a period of at least twenty (20) Business Days; and (iii) such increase is irrevocable during such period.

(B)    Notice of Voluntary Increases. If the Board of Directors determines to increase the Conversion Rate pursuant to this Section 5.06, then, at least fifteen (15) Business Days before such increase, the Company will send notice to each Holder, the Trustee and the Conversion Agent of such increase, the amount thereof and the period during which such increase will be in effect.

Section 5.07.    ADJUSTMENTS TO THE CONVERSION RATE IN CONNECTION WITH A MAKE-WHOLE FUNDAMENTAL CHANGE.

(A)    Generally. If a Make-Whole Fundamental Change occurs and the Conversion Date for the conversion of a Note occurs during the related Make-Whole Fundamental Change Conversion Period, then, subject to this Section 5.07, the Conversion Rate applicable to such conversion will be increased by a number of shares (the “Additional Shares”) set forth in the table below corresponding (after interpolation as provided in, and subject to, the provisions below) to the Make-Whole Fundamental Change Effective Date and the Stock Price of such Make-Whole Fundamental Change:

Make-Whole Fundamental Change Effective Date
	Stock Price
	$1.70	$2.00	$2.21	$2.50	$3.00	$3.50	$4.00	$4.50	$5.00	$5.50
February 15, 2017	135.73	122.99	101.21	78.54	52.14	35.34	24.13	16.41	10.97	7.08
March 1, 2018	135.73	118.22	96.25	73.62	47.69	31.53	20.96	13.83	8.91	5.46
March 1, 2019	135.73	114.04	91.37	68.38	42.67	27.16	17.34	10.91	6.61	3.69
March 1, 2020	135.73	105.36	81.74	58.4	33.52	19.49	11.24	6.22	3.07	1.22
March 1, 2021	135.73	90.9	65.2	40.54	15.04	—	—	—	—	—
March 1, 2022	135.73	47.57	—	—	—	—	—	—	—	—

If such Make-Whole Fundamental Change Effective Date or Stock Price are not set forth in the table above, then:

(i)    if such Stock Price is between two Stock Prices in the table above or the Make-Whole Fundamental Change Effective Date is between two Make-Whole Fundamental Change Effective Dates in the table above, then the number of Additional Shares will be determined by a straight-line interpolation between the numbers of Additional Shares set forth for the higher and lower Stock Prices in the table and the earlier and later Make-Whole Fundamental Change Effective Dates in the table above, as applicable, based on a 365- or 366-day year, as applicable; and

(ii)    if the Stock Price is greater than $5.50 (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above are adjusted pursuant to Section 5.07(B)), or less than $1.70 (subject to adjustment in the same manner), per share, then no Additional Shares will be added to the Conversion Rate.

Notwithstanding anything to the contrary in this Indenture or the Notes, in no event will the Conversion Rate be increased to an amount that exceeds 588.1660 shares of Common Stock per $1,000 principal amount of Notes, which amount is subject to adjustment in the same manner as, and at the same time and for the same events for which, the Conversion Rate is required to be adjusted pursuant to clauses (i) through (v), inclusive, of Section 5.05(A).

(B)    Adjustment of Stock Prices and Additional Shares. The Stock Prices in the first row (i.e., the column headers) of the table set forth in Section 5.07(A) will be adjusted in the same manner as, and at the same time and for the same events for which, the Conversion Price is adjusted as a result of the operation of clauses (i) through (v), inclusive, of Section 5.05(A). The numbers of Additional Shares in the table set forth in Section 5.07(A) will be adjusted in the same manner as, and at the same time and for the same events for which, the Conversion Rate is adjusted pursuant to Section 5.07(A).

(C)    Notice of the Occurrence of a Make-Whole Fundamental Change. If a Make-Whole Fundamental Change occurs, then, promptly and in no event later than the Business Day immediately after the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change, the Company will notify the Holders, the Trustee and the Conversion Agent of the occurrence of such Make-Whole Fundamental Change and of such Make-Whole Fundamental Change Effective Date, briefly stating the circumstances under which the Conversion Rate will be increased pursuant to this Section 5.07 in connection with such Make-Whole Fundamental Change.

(D)    Settlement of Cash Make-Whole Fundamental Changes. For the avoidance of doubt, if holders of Common Stock receive solely cash in a Make-Whole Fundamental Change, then, pursuant to Section 5.08, conversions of Notes will thereafter be settled no later than the third (3rd) Business Day after the relevant Conversion Date.

Section 5.08.    EFFECT OF COMMON STOCK CHANGE EVENT.

(A)    Generally. If there occurs any:

(i)    recapitalization, reclassification or change of the Common Stock (other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value and (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities);

(ii)    consolidation, merger, combination or binding share exchange involving the Company;

(iii)    sale, lease or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or

(iv)    other event,

and, as a result which, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other Property, or any combination of the foregoing (such an event, a “Common Stock Change Event,” and such other securities, cash or Property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other Property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Indenture or the Notes,

(1)    at the effective time of such Common Stock Change Event, (I) the Conversion Consideration due upon conversion of any Note will be determined in the same manner as if each reference to any number of shares of Common Stock in this Article 5 (or in any related definitions) were instead a reference to the same number of Reference Property Units; and (II) for purposes of the definition of “Fundamental Change” and “Make-Whole Fundamental Change,” the term “Common Stock” will be deemed to mean the common equity, if any, forming part of such Reference Property;

(2)    if such Reference Property Unit consists entirely of cash, then the Company will be deemed to elect Cash Settlement in respect of all conversions whose Conversion Date occurs on or after the effective date of such Common Stock Change Event and will pay the cash due upon such conversions no later than the third (3rd) (or, if the T+2 Effective Date has occurred by the relevant Conversion Date, the second (2nd)) Business Day after such Conversion Date; and

(3)    for these purposes, the Daily VWAP or Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be (x) the weighted average, per share of Common Stock, of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election; or (y) if no holders of Common Stock affirmatively make such an election, the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Company will notify Holders, the Trustee and the Conversion Agent of the weighted average as soon as practicable after such determination is made.

At or before the effective date of such Common Stock Change Event, the Company and the resulting, surviving or transferee Person (if not the Company) of such Common Stock Change Event (the “Successor Person”) will execute and deliver to the Trustee a supplemental indenture pursuant to Section 8.01(F), which supplemental indenture will (x) provide for subsequent conversions of Notes in the manner set forth in this Section 5.08; (y) provide for subsequent adjustments to the Conversion Rate pursuant to Section 5.07(A) in a manner consistent with this Section 5.08; and (z) contain such other provisions as the Company reasonably determines are appropriate to preserve the economic interests of the Holders and to give effect to the provisions of this Section 5.08(A). If the Reference Property includes shares of stock or other securities or assets of a Person other than the Successor Person, then such other Person will also execute such supplemental indenture and such supplemental indenture will contain such additional provisions the Company reasonably determines are appropriate to preserve the economic interests of the Holders.

(B)    Notice of Common Stock Change Events. As soon as practicable after learning the anticipated or actual effective date of any Common Stock Change Event, the Company will notify the Holders, the Trustee and the Conversion Agent of such Common Stock Change Event, including a brief description of such Common Stock Change Event, its anticipated effective date and a brief description of the anticipated change in the conversion right of the Notes.

(C)    Compliance Covenant. The Company will not become a party to any Common Stock Change Event unless its terms are consistent with this Section 5.08.

Section 5.09.    INAPPLICABILITY OF CERTAIN COVENANTS TO THE CONVERSION OF THE NOTES.

Notwithstanding anything to the contrary in this Indenture or the Notes, neither Section 3.11 nor 3.15 will prohibit or otherwise restrict the conversion of any Note in accordance with the terms of this Indenture (including the transfer of any assets from any Subsidiary of the Company to the Company solely for purposes of delivering any Conversion Consideration upon conversion of any Note).

Section 5.10.    RESPONSIBILITY OF TRUSTEE AND CONVERSION AGENT.

Neither the Trustee nor any Conversion Agent (A) will at any time be under any duty or responsibility to any Holder to determine the Conversion Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment to (including any increase in) the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or provided in this Indenture or any supplemental indenture to be employed, in making the same; (B) will be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities, property or cash that may at any time be issued or delivered upon the conversion of any Note; (C) makes any representations with respect to the foregoing; or (D) will be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article 5. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent will be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 5.08 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the conversion of their Notes after any event referred to in Section 5.08 or to any adjustment to be made with respect thereto, but may accept (without any independent investigation) as conclusive evidence of the correctness of any such provisions, and will be protected in conclusively relying upon, the Officer’s Certificate (which the Company will file with the Trustee prior to the execution of any such supplemental indenture in addition to any other deliverables required under this Indenture in connection with the execution of such supplemental indenture) with respect thereto.

Article 6.    SUCCESSORS

Section 6.01.    WHEN THE COMPANY MAY MERGE, ETC.

(A)    Generally. The Company will not consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person (a “Business Combination Event”), unless:

(i)    the resulting, surviving or transferee Person either (x) is the Company or (y) if not the Company, is a corporation (the “Successor Corporation”) duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that expressly assumes (by executing and delivering to the Trustee, at or before the effective time of such Business Combination Event, a supplemental indenture pursuant to Section 8.01(E)) all of the Company’s obligations under this Indenture, the Notes and the Collateral Agreements; and

(ii)    immediately after giving effect to such Business Combination Event, no Default or Event of Default will have occurred and be continuing.

(B)    Delivery of Officer’s Certificate and Opinion of Counsel to the Trustee. Before the effective time of any Business Combination Event, the Company will deliver to the Trustee and the Collateral Trustee an Officer’s Certificate and Opinion of Counsel, each stating that (i) such Business Combination Event (and, if applicable, the related supplemental indenture) comply with Section 6.01(A); and (ii) all conditions precedent to such Business Combination Event provided in this Indenture have been satisfied.

Section 6.02.    SUCCESSOR CORPORATION SUBSTITUTED.

At the effective time of any Business Combination Event that complies with Section 6.01, the Successor Corporation (if not the Company) will succeed to, and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such Successor Corporation had been named as the Company in this Indenture, the Notes and the Collateral Agreement, and, except in the case of a lease, the predecessor Company will be discharged from its obligations under this Indenture, the Notes and the Collateral Agreements.

Article 7.    DEFAULTS AND REMEDIES

Section 7.01.    EVENTS OF DEFAULT.

(A)    Definition of Events of Default. “Event of Default” means the occurrence of any of the following:

(i)    a default in the payment when due (whether at maturity, upon Redemption or Required Repurchase or otherwise) of the principal of, or the Redemption Price, Fundamental Change Repurchase Price or Asset Sale Repurchase Price for, any Note;

(ii)    a default for thirty (30) days in the payment when due of interest on any Note;

(iii)    the Company’s failure to deliver, when required by this Indenture, a Fundamental Change Notice, or a notice pursuant to Section 5.07(C);

(iv)    a default in the Company’s obligation to convert a Note in accordance with Article 5 upon the exercise of the conversion right with respect thereto;

(v)    a default in the Company’s obligations under Article 6 or in any Guarantor’s obligations under Section 9.04;

(vi)    a default in any of the Company’s obligations or agreements, or in any Guarantor’s obligations or agreements, under this Indenture or the Notes (other than a default set forth in clause (i), (ii), (iii), (iv) or (v) of this Section 7.01(A)), or in any Collateral Agreement, where such default is not cured or waived within sixty (60) days after notice to the Company by the Trustee, or to the Company and the Trustee by Holders of at least twenty five percent (25%) of the aggregate principal amount of Notes then outstanding, which notice must specify such default, demand that it be remedied and state that the such notice is a “Notice of Default”;

(vii)    a default by the Company or any of its Restricted Subsidiaries with respect to any one or more mortgages, agreements or other instruments under which there is outstanding, or by which there is secured or evidenced, any indebtedness for money borrowed of at least fifteen million dollars ($15,000,000) (or its foreign currency equivalent) in the aggregate of the Company or any of its Restricted Subsidiaries, whether such indebtedness exists as of the Issue Date or is thereafter created, where such default:

(1)    constitutes a failure to pay the principal of, or premium or interest on, any of such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise; or

(2)    results in such indebtedness becoming or being declared due and payable before its stated maturity,

and, in each case, such default is not cured or such Indebtedness repaid or discharged within thirty (30) days;

(viii)    one or more final judgments being rendered against the Company or any of its Subsidiaries for the payment of at least fifteen million dollars ($15,000,000) (or its foreign currency equivalent) in the aggregate (excluding any amounts covered by insurance), where such judgment is not discharged or stayed within sixty (60) days after (i) the date on which the right to appeal the same has expired, if no such appeal has commenced; or (ii) the date on which all rights to appeal have been extinguished;

(ix)    the Company or any of its Restricted Subsidiaries fails to make any payment required under the DrillCo Agreement, which failure is not cured or waived within thirty (30) days;

(x)    any Guarantee ceases to be in full force and effect or any Guarantor denies or disaffirms its obligations under its Guarantee;

(xi)    except as provided in this Indenture or any Collateral Agreement, any Collateral Agreement ceases to be in full force and effect in all material respects or ceases to give the Collateral Trustee the Liens, rights, powers and privileges purported to be created thereby, except to the extent all such cessations pursuant to this clause (xi) relate to Collateral having a value that does not exceed five million dollars ($5,000,000) in the aggregate;

(xii)    the Company, the Guarantors, or any of their respective Significant Subsidiaries, pursuant to or within the meaning of any Bankruptcy Law, either:

(1)    commences a voluntary case or proceeding;

(2)    consents to the entry of an order for relief against it in an involuntary case or proceeding;

(3)    consents to the appointment of a custodian of it or for any substantial part of its Property;

(4)    makes a general assignment for the benefit of its creditors;

(5)    takes any comparable action under any foreign Bankruptcy Law; or

(6)    generally is not paying its debts as they become due; or

(xiii)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that either:

(1)    is for relief against Company, the Guarantors, or any of their respective Significant Subsidiaries in an involuntary case or proceeding;

(2)    appoints a custodian of the Company, the Guarantors, or any of their respective Significant Subsidiaries, or for any substantial part of the Property of the Company, the Guarantors, or any of their respective Significant Subsidiaries;

(3)    orders the winding up or liquidation of the Company, the Guarantors, or any of their respective Significant Subsidiaries; or

(4)    grants any similar relief under any foreign Bankruptcy Law,

and, in each case under this Section 7.01(A)(xiii), such order or decree remains unstayed and in effect for at least sixty (60) days.

(B)    Cause Irrelevant. Each of the events set forth in Section 7.01(A) will constitute an Event of Default regardless of the cause thereof or whether voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

Section 7.02.    ACCELERATION.

(A)    Automatic Acceleration in Certain Circumstances. If an Event of Default set forth in Section 7.01(A)(xii) or 7.01(A)(xiii) occurs with respect to the Company or any Guarantor (and not solely with respect to a Significant Subsidiary of the Company or any Guarantor), then the principal amount of, and all accrued and unpaid interest (and, if, and only if, a Requisite Stockholder Approval Failure has occurred, the Applicable Premium) on, all of the Notes then outstanding will immediately become due and payable without any further action or notice by any Person.

(B)    Optional Acceleration. Subject to Section 7.03, if an Event of Default (other than an Event of Default set forth in Section 7.01(A)(xii) or 7.01(A)(xiii) with respect to the Company or any Guarantor and not solely with respect to a Significant Subsidiary of the Company or any Guarantor) occurs and is continuing, then the Trustee, by notice to the Company, or Holders of at least twenty five percent (25%) of the aggregate principal amount of Notes then outstanding, by notice to the Company and the Trustee, may declare the principal amount of, and all accrued and unpaid interest (and, if, and only if, a Requisite Stockholder Approval Failure has occurred, the Applicable Premium) on, all of the Notes then outstanding to become due and payable immediately.

(C)    Applicable Premium upon Acceleration. For the avoidance of doubt, if any Note is accelerated pursuant to clause (A) or (B) above of this Section 7.02, then the Applicable Premium will be payable upon such acceleration only if a Requisite Stockholder Approval Failure has occurred and, if a Requisite Stockholder Approval Failure has occurred, regardless of whether such Note has theretofore been called for Redemption.

(D)    Rescission of Acceleration. Notwithstanding anything to the contrary in this Indenture or the Notes, the Holders of a majority in aggregate principal amount of the Notes then outstanding, by notice to the Company and the Trustee, may, on behalf of all Holders, rescind any acceleration of the Notes and its consequences if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (ii) all existing Events of Default (except the non-payment of principal of, or interest, or the Applicable Premium, on, the Notes that has become due solely because of such acceleration) have been cured or waived. No such rescission will affect any subsequent Default or impair any right consequent thereto.

Section 7.03.    SOLE REMEDY FOR A FAILURE TO REPORT.

(A)    Generally. Notwithstanding anything to the contrary in this Indenture or the Notes, the Company may elect that the sole remedy for any Event of Default (a “Reporting Event of Default”) pursuant to Section 7.01(A)(vi) arising from the Company’s failure to comply with Section 3.02 will, for each of the first one hundred and eighty (180) calendar days on which a Reporting Event of Default has occurred and is continuing, consist exclusively of the accrual of Special Interest on the Notes. If the Company has made such an election, then (i) the Notes will be subject to acceleration pursuant to Section 7.02 on account of the relevant Reporting Event of Default from, and including, the one hundred and eighty first (181st) calendar day on which a Reporting Event of Default has occurred and is continuing or if the Company fails to pay any accrued and unpaid Special Interest when due; and (ii) Special Interest will cease to accrue on any Notes from, and including, such one hundred and eighty first (181st) calendar day (it being understood that interest on any defaulted Special Interest will nonetheless accrue pursuant to Section 2.05(B)).

(B)    Amount and Payment of Special Interest. Any Special Interest that accrues on a Note pursuant to Section 7.03(A) will be payable on the same dates and in the same manner as the Stated Interest on such Note and will accrue at a rate per annum equal to one quarter of one percent (0.25%) of the principal amount thereof for the first ninety (90) days on which Special Interest accrues and, thereafter, at a rate per annum equal to one half of one percent (0.50%) of the principal amount thereof. For the avoidance of doubt, any Special Interest that accrues on a Note will be in addition to the Stated Interest that accrues on such Note and in addition to any High Yield Interest that accrues on such Note.

(C)    Notice of Election. To make the election set forth in Section 7.03(A), the Company must send to the Holders, the Trustee and the Paying Agent, before the date on which each Reporting Event of Default first occurs, a notice that (i) briefly describes of the report(s) that the Company failed to file with or furnish to the SEC; (ii) states that the Company is electing that the sole remedy for such Reporting Event of Default consist of the accrual of Special Interest; and (iii) briefly describes the periods during which and rate at which Special Interest will accrue and the circumstances under which the Notes will be subject to acceleration on account of such Reporting Event of Default.

(D)    Notice to Trustee and Paying Agent; Trustee’s Disclaimer. If Special Interest accrues on any Note, then, no later than five (5) Business Days before each date on which such Special Interest is to be paid, the Company will deliver an Officer’s Certificate to the Trustee and the Paying Agent stating (i) that the Company is obligated to pay Special Interest on such Note on such date of payment; and (ii) the amount of such Special Interest that is payable on such date of payment. The Trustee will have no duty to determine whether any Special Interest is payable or the amount thereof.

(E)    No Effect on Other Events of Default. No election pursuant to this Section 7.03 with respect to a Reporting Event of Default will affect the rights of any Holder with respect to any other Event of Default, including with respect to any other Reporting Event of Default.

Section 7.04.    OTHER REMEDIES.

(A)    Trustee and Collateral Trustee May Pursue All Remedies. If an Event of Default occurs and is continuing, then the Trustee and the Collateral Trustee may pursue any available remedy to collect the payment of any amounts due with respect to the Notes or to enforce the performance of any provision of this Indenture, the Notes and the Collateral Agreements.

(B)    Procedural Matters. The Trustee or the Collateral Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in such proceeding. A delay or omission by the Trustee, the Collateral Trustee or any Holder in exercising any right or remedy following an Event of Default will not impair the right or remedy or constitute a waiver of, or acquiescence in, such Event of Default. All remedies will be cumulative to the extent permitted by law.

Section 7.05.    WAIVER OF PAST DEFAULTS.

An Event of Default pursuant to clause (i), (ii), (iv) or (vi) of Section 7.01(A) (that, in the case of clause (vi) only, results from a Default under any covenant that cannot be amended without the consent of each affected Holder), and a Default that could lead to such an Event of Default, can be waived only with the consent of each affected Holder. Each other Default or Event of Default may be waived, on behalf of all Holders, by the Holders of a majority in aggregate principal amount of the Notes then outstanding. If an Event of Default is so waived, then it will cease to exist. If a Default is so waived, then it will be deemed to be cured and any Event of Default arising therefrom will be deemed not to occur. However, no such waiver will extend to any subsequent or other Default or Event of Default or impair any right arising therefrom.

Section 7.06.    CONTROL BY MAJORITY.

Subject to the terms of the Collateral Agreements, Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Collateral Trustee or exercising any trust or power conferred on it. However, the Trustee or the Collateral Trustee may refuse to follow any direction that conflicts with law, this Indenture, the Notes or the Intercreditor Agreement, or that, subject to Section 12.01, the Trustee or the Collateral Trustee, as applicable, determines may be unduly prejudicial to the rights of other Holders (it being understood that neither the Trustee nor the Collateral Trustee has an affirmative duty to ascertain whether or not such direction is unduly prejudicial to such Holders) or may involve the Trustee or the Collateral Trustee, as applicable, in liability. Prior to taking any action hereunder, the Trustee or the Collateral Trustee, as applicable, will be entitled to security and indemnity satisfactory to the Trustee or the Collateral Trustee, as applicable, against any loss, liability or expense to the Trustee or the Collateral Trustee, as applicable, that may result from the following such direction.

Section 7.07.    LIMITATION ON SUITS.

No Holder may pursue any remedy with respect to this Indenture or the Notes (except to enforce (x) its rights to receive the principal of, or the Redemption Price, Fundamental Change Repurchase Price or Asset Sale Repurchase Price for, or interest on, any Notes; or (y) the Company’s obligations to convert any Notes pursuant to Article 5), unless:

(A)    such Holder has previously delivered to the Trustee or the Collateral Trustee, as applicable, notice that an Event of Default is continuing;

(B)    Holders of at least twenty five percent (25%) in aggregate principal amount of the Notes then outstanding deliver a request to the Trustee or the Collateral Trustee, as applicable, to pursue such remedy;

(C)    such Holder or Holders offer and, if requested, provide to the Trustee or the Collateral Trustee, as applicable, security and indemnity satisfactory to the Trustee or the Collateral Trustee, as applicable, against any loss, liability or expense to the Trustee or the Collateral Trustee, as applicable, that may result from the following such request;

(D)    the Trustee or the Collateral Trustee, as applicable, does not comply with such request within sixty (60) calendar days after its receipt of such request and such offer of security or indemnity; and

(E)    during such sixty (60) calendar day period, Holders of a majority in aggregate principal amount of the Notes then outstanding do not deliver to the Trustee or the Collateral Trustee, as applicable, a direction that is inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder. Neither the Trustee nor the Collateral Trustee will have any duty to determine whether any Holder’s use of this Indenture complies with the preceding sentence.

Section 7.08.    ABSOLUTE RIGHT OF HOLDERS TO INSTITUTE SUIT FOR THE ENFORCEMENT OF THE RIGHT TO RECEIVE PAYMENT AND CONVERSION CONSIDERATION.

Notwithstanding anything to the contrary in this Indenture or the Notes, but subject to the parenthetical in Section 8.02(A)(ii), the right of each Holder of a Note to bring suit for the enforcement of any payment or delivery, as applicable, of the principal of, or the Redemption Price, Fundamental Change Repurchase Price or Asset Sale Repurchase Price for, or any interest on, or the Conversion Consideration due pursuant to Article 5 upon conversion of, such Note on or after the respective due dates therefor provided in this Indenture and the Notes, will not be impaired or affected without the consent of such Holder. Nothing in this Section 7.08 will affect the operation of Section 3.20.

Section 7.09.    COLLECTION SUIT BY TRUSTEE AND COLLATERAL TRUSTEE.

Subject to the terms of the Intercreditor Agreement, each of the Trustee and the Collateral Trustee will have the right, upon the occurrence and continuance of an Event of Default pursuant to clause (i), (ii) or (iv) of Section 7.01(A), to recover judgment in its own name and, in the case of the Trustee, as trustee of an express trust, in each case against the Company and the Guarantors for the total unpaid or undelivered principal of, or Redemption Price, Fundamental Change Repurchase Price or Asset Sale Repurchase Price for, or interest on, or Conversion Consideration due pursuant to Article 5 upon conversion of, the Notes, as applicable, and, to the extent lawful, any Default Interest on any Defaulted Amounts, and such further amounts sufficient to cover the costs and expenses of collection, including compensation provided for in Section 12.06.

Section 7.10.    TRUSTEE AND COLLATERAL TRUSTEE MAY FILE PROOFS OF CLAIM.

Each of the Trustee and the Collateral Trustee has the right to (A) file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee, the Collateral Trustee and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes) or its creditors or Property and (B) collect, receive and, subject to the terms of the Intercreditor Agreement, distribute any money or other Property payable or deliverable on any such claims. Each Holder authorizes any custodian in such proceeding to make such payments to the Trustee or the Collateral Trustee, and, if the Trustee or the Collateral Trustee, as applicable, consents to the making of such payments directly to the Holders, to pay to the Trustee or the Collateral Trustee, as applicable any amount due to the Trustee or the Collateral Trustee, as applicable, for the reasonable compensation, expenses, disbursements and advances of the Trustee or the Collateral Trustee, as applicable, and its agents and counsel, and any other amounts payable to the Trustee or the Collateral Trustee, as applicable pursuant to Section 12.06. To the extent that the payment of any such compensation, expenses, disbursements, advances and other amounts out of the estate in such proceeding, is denied for any reason, payment of the same will be secured by a lien on, and will be paid out of, any and all distributions, dividends, money, securities and other Properties that the Holders may be entitled to receive in such proceeding (whether in liquidation or under any plan of reorganization or arrangement or otherwise). Nothing in this Indenture will be deemed to authorize the Trustee or the Collateral Trustee to authorize, consent to, accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee or the Collateral Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 7.11.    PRIORITIES.

Subject to the Intercreditor Agreement, the Trustee or the Collateral Trustee, as applicable, will pay or deliver in the following order any money or other Property that it collects pursuant to this Article 7:

First:    to the Trustee and the Collateral Trustee, and their respective agents and attorneys, for amounts due under Section 12.06 or 10.12 or any Collateral Agreements, including payment of all fees, compensation, expenses and liabilities incurred, and all advances made, by the Trustee or the Collateral Trustee and the costs and expenses of collection;

Second:    to Holders for unpaid amounts or other Property due on the Notes, including the principal of, or the Redemption Price, Fundamental Change Repurchase Price or Asset Sale Repurchase Price for, or any interest on, or any Conversion Consideration due upon conversion of, the Notes, ratably, and without preference or priority of any kind, according to such amounts or other Property due and payable on all of the Notes; and

Third:    to the Company or such other Person as a court of competent jurisdiction directs.

The Trustee may fix a record date and payment date for any payment or delivery to the Holders pursuant to this Section 7.11, in which case the Trustee will instruct the Company to, and the Company will, deliver, at least fifteen (15) calendar days before such record date, to each Holder and the Trustee a notice stating such record date, such payment date and the amount of such payment or nature of such delivery, as applicable.

Section 7.12.    UNDERTAKING FOR COSTS.

In any suit for the enforcement of any right or remedy under this Indenture or the Notes or in any suit against the Trustee or the Collateral Trustee for any action taken or omitted by it as Trustee or Collateral Trustee, as applicable, a court, in its discretion, may (A) require the filing by any litigant party in such suit of an undertaking to pay the costs of such suit, and (B) assess reasonable costs (including reasonable attorneys’ fees) against any litigant party in such suit, having due regard to the merits and good faith of the claims or defenses made by such litigant party; provided, however, that this Section 7.12 does not apply to any suit by the Trustee or the Collateral Trustee, any suit by a Holder pursuant to Section 7.08 or any suit by one or more Holders of more than ten percent (10%) in aggregate principal amount of the Notes then outstanding.

Article 8.    AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 8.01.    WITHOUT THE CONSENT OF HOLDERS.

Notwithstanding anything to the contrary in Section 8.02, the Company, the Guarantors, the Trustee and the Collateral Trustee may amend or supplement this Indenture, the Notes or the Collateral Agreements without the consent of any Holder to:

(A)    cure any ambiguity or correct any omission, defect or inconsistency in this Indenture, the Notes or the Collateral Agreements;

(B)    add guarantees with respect to the Company’s obligations under this Indenture or the Notes;

(C)    secure the Notes or any Guarantees;

(D)    add to the Company’s or any Guarantor’s covenants or Events of Default for the benefit of the Holders or surrender any right or power conferred on the Company or any Guarantor;

(E)    provide for the assumption of the Company’s or any Guarantor’s obligations under this Indenture and the Notes pursuant to, and in compliance with, Article 6 or Section 9.04, as applicable;

(F)    enter into supplemental indentures pursuant to, and in accordance with, Section 5.08 in connection with a Common Stock Change Event;

(G)    irrevocably elect or eliminate any Settlement Method or Specified Dollar Amount; provided, however, that (x) any such irrevocable election will in all cases be subject to the last paragraph of Section 5.03(A); and (y) in no event may the Company irrevocably eliminate Physical Settlement;

(H)    evidence or provide for the acceptance of the appointment, under this Indenture, of a successor Trustee or Collateral Trustee;

(I)    provide for the addition or release of Collateral or the amendment of any Collateral Agreement permitted under the terms of this Indenture or the Collateral Agreements;

(J)    amend the Collateral Agreements without the consent of any Holder in circumstances permitted by the Intercreditor Agreement;

(K)    comply with any requirement of the SEC in connection with any qualification of this Indenture or any supplemental indenture under the Trust Indenture Act, as then in effect;

(L)    to provide for the payment of High Yield Interest on any Note in the form of Paid-In-Kind Principal by (i) increasing the outstanding aggregate principal amount of such Note (in the case of a Global Note); or (ii) issuing one or more additional Physical Notes (in the case of any other Note), in each case in accordance with this Indenture;

(M)    in the event that High Yield Interest is paid as Paid-In-Kind Principal in accordance with this Indenture, to make appropriate amendments to this Indenture to reflect an appropriate minimum denomination of Physical Notes and establish minimum redemption amounts for Physical Notes; or

(N)    make any other change to this Indenture, the Notes or the Collateral Agreements that does not, individually or in the aggregate with all other such changes, adversely affect the rights of the Holders, as such, in any material respect.

Section 8.02.    WITH THE CONSENT OF HOLDERS.

(A)    Generally. Subject to Sections 8.01, 7.05 and 7.08 and the immediately following sentence, the Company, the Guarantors, the Trustee and the Collateral Trustee may, with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding, amend or supplement this Indenture, the Notes and the Collateral Agreements or waive compliance with any provision of this Indenture, the Notes or the Collateral Agreements. Notwithstanding anything to the contrary in the foregoing sentence, without the consent of each affected Holder, no amendment or supplement to this Indenture, the Notes or any Collateral Agreement, or waiver of any provision of this Indenture, the Notes or any Collateral Agreement, may:

(i)    reduce the principal, or extend the stated maturity, of any Note;

(ii)    reduce the Redemption Price or Fundamental Change Repurchase Price for any Note or change the times at which, or the circumstances under which, the Notes may or will be redeemed or repurchased by the Company pursuant to a Redemption or in connection with a Fundamental Change (it being understood that an amendment or supplement that reduces the Asset Sale Repurchase Price or changes the times at which, or the circumstances under which, the Notes may or will be repurchased by the Company pursuant to Section 3.14 and Section 4.03 may be effected in accordance with the first sentence of this Section 8.02(A));

(iii)    reduce the rate, or extend the time for the payment, of interest on any Note;

(iv)    make any change that adversely affects the conversion rights of any Note;

(v)    impair the rights of any Holder set forth in Section 7.08 (as such section is in effect on the Issue Date);

(vi)    change the ranking of the Notes or the Guarantees;

(vii)    modify or amend the terms and conditions of the obligations of the Guarantors, as guarantors of the Notes, in any manner that is adverse to the rights of the Holders, as such, except as expressly provided in this Indenture;

(viii)    make any note payable in money, or at a place of payment, other than that stated in this Indenture or the Note;

(ix)    reduce the amount of Notes whose Holders must consent to any amendment, supplement, waiver or other modification; or

(x)    make any direct or indirect change to any amendment, supplement, waiver or modification provision of this Indenture, the Notes or the Collateral Agreements that requires the consent of each affected Holder.

In addition, any amendment or supplement to, or waiver of any provision of, this Indenture, the Notes or any Collateral Agreement that has the effect of releasing the Liens on all or substantially all of the Collateral securing the Notes, other than in accordance with this Indenture and the Collateral Agreements, will require the consent of the Holders of not less than two thirds (2/3) of the principal amount of the Notes then outstanding.

Notwithstanding anything to the contrary in the two (2) immediately preceding paragraphs, any amendment or supplement to, or waiver of any provision of, this Indenture, the Notes or any Collateral Agreement that is permitted by this Section 8.02 with the consent of the Holders of a majority or two thirds (2/3), as applicable, in aggregate principal amount of the Notes then outstanding may instead be effected at any time before the Disposition Date with the written consent of Ares.

For the avoidance of doubt, pursuant to clauses (i), (ii), (iii) and (iv) of this Section 8.02(A), no amendment or supplement to this Indenture, the Notes or the Collateral Agreements, or waiver of any provision of this Indenture, the Notes or the Collateral Agreements, may change the amount or type of consideration due on any Note on an Interest Payment Date, Redemption Date, Fundamental Change Repurchase Date or the Maturity Date or upon conversion, or the date(s) or time(s) such consideration is payable or deliverable, as applicable, without the consent of each affected Holder, subject to the parenthetical in Section 8.02(A)(ii).

(B)    Holders Need Not Approve the Particular Form of any Amendment. A consent of any Holder pursuant to this Section 8.02 need approve only the substance, and not necessarily the particular form, of the proposed amendment, supplement or waiver.

Section 8.03.    NOTICE OF AMENDMENTS, SUPPLEMENTS AND WAIVERS.

Promptly after any amendment, supplement or waiver pursuant to Section 8.01 or 8.02 becomes effective, the Company will send to the Holders, the Trustee and the Collateral Trustee notice that (A) describes the substance of such amendment, supplement or waiver in reasonable detail and (B) states the effective date thereof. The failure to send, or the existence of any defect in, such notice will not impair or affect the validity of such amendment, supplement or waiver.

Section 8.04.    REVOCATION, EFFECT AND SOLICITATION OF CONSENTS; SPECIAL RECORD DATES; ETC.

(A)    Revocation and Effect of Consents. The consent of a Holder of a Note to an amendment, supplement or waiver will bind (and constitute the consent of) each subsequent Holder of any Note to the extent the same evidences any portion of the same indebtedness as the consenting Holder’s Note, subject to the right of any Holder of a Note to revoke (if not prohibited pursuant to Section 8.04(B)) any such consent with respect to such Note by delivering notice of revocation to the Trustee before the time such amendment, supplement or waiver becomes effective.

(B)    Special Record Dates. The Company may, but is not required to, fix a record date for the purpose of determining the Holders entitled to consent or take any other action in connection with any amendment, supplement or waiver pursuant to this Article 8. If a record date is fixed, then, notwithstanding anything to the contrary in Section 8.04(A), only Persons who are Holders as of such record date (or their duly designated proxies) will be entitled to give such consent, to revoke any consent previously given or to take any such action, regardless of whether such Persons continue to be Holders after such record date; provided, however, that no such consent will be valid or effective for more than one hundred and twenty (120) calendar days after such record date.

(C)    Solicitation of Consents. For the avoidance of doubt, each reference in this Indenture or the Notes to the consent of a Holder will be deemed to include any such consent obtained in connection with a repurchase of, or tender or exchange offer for, any Notes, regardless of whether all holders of Notes are entitled to participate in such offer or transaction.

(D)    Effectiveness and Binding Effect. Each amendment, supplement or waiver pursuant to this Article 8 will become effective in accordance with its terms and, when it becomes effective with respect to any Note (or any portion thereof), will thereafter bind every Holder of such Note (or such portion).

Section 8.05.    NOTATIONS AND EXCHANGES.

If any amendment, supplement or waiver changes the terms of a Note, then the Trustee or the Company may, in its discretion, require the Holder of such Note to deliver such Note to the Trustee so that the Trustee may place an appropriate notation prepared by the Company on such Note and return such Note to such Holder. Alternatively, at its discretion, the Company may, in exchange for such Note, issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, a new Note that reflects the changed terms. The failure to make any appropriate notation or issue a new Note pursuant to this Section 8.05 will not impair or affect the validity of such amendment, supplement or waiver.

Section 8.06.    TRUSTEE AND COLLATERAL TRUSTEE TO EXECUTE SUPPLEMENTAL INDENTURES.

Each of the Trustee and the Collateral Trustee will execute and deliver any amendment or supplemental indenture authorized pursuant to this Article 8 and, if applicable, the Intercreditor Agreement; provided, however, that neither the Trustee nor the Collateral Trustee need (but may, in its sole and absolute discretion) execute or deliver any such amendment or supplemental indenture that adversely affects the rights, duties, liabilities or immunities of the Trustee or the Collateral Trustee, as applicable. In executing any amendment or supplemental indenture, each of the Trustee and the Collateral Trustee will be entitled to receive, and (subject to Sections 12.01 and 12.02) will be fully protected in relying on, an Officer’s Certificate and an Opinion of Counsel stating that (A) the execution and delivery of such amendment or supplemental indenture is authorized or permitted by this Indenture and the Intercreditor Agreement; and (B) in the case of the Opinion of Counsel, such amendment or supplemental indenture is valid, binding and enforceable against the Company in accordance with its terms.

Article 9.    GUARANTEES

Section 9.01.    GUARANTEES.

(A)    Generally. By execution of this Indenture or any amendment or supplement to this Indenture pursuant to Section 8.01(B), each Guarantor (x) acknowledges and agrees that it receives substantial benefits from the Company and that such Guarantor is providing its Guarantee for good and valuable consideration, including such substantial benefits; and (y) subject to this Article 9, jointly and severally, fully and unconditionally guarantees, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, the Collateral Trustee and their respective successors and assigns, regardless of the validity or enforceability of this Indenture or any of the Collateral Agreements, the Notes or the obligations of the Company under this Indenture, the Notes or any of the Collateral Agreements, that:

(i)    the principal of, any interest or Applicable Premium on, and any Conversion Consideration for, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, on a Fundamental Change Repurchase Date or Asset Sale Repurchase Date, upon Redemption or otherwise, and interest on the overdue principal of, any interest or Applicable Premium on, or any Conversion Consideration for, the Notes, if lawful, and all other obligations of the Company to the Holders, the Trustee or the Collateral Trustee under this Indenture or the Notes, will be promptly paid or delivered in full or performed, as applicable, in each case in accordance with this Indenture and the Notes; and

(ii)    in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, on a Fundamental Change Repurchase Date or Asset Sale Repurchase Date, upon Redemption or otherwise,

(collectively, the “Guaranteed Obligations”), in each case subject to Section 9.02.

Upon the failure of any payment when due of any amount so guaranteed, and upon the failure of any performance so guaranteed, for whatever reason, the Guarantors will be jointly and severally obligated to pay or perform, as applicable, the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(B)    Guarantee Is Unconditional; Waiver of Diligence, Presentment, Etc. Each Guarantor agrees that its Guarantee of the Guaranteed Obligations is unconditional, regardless of the validity or enforceability of this Indenture, the Notes or the obligations of the Company under this Indenture or the Notes, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions of this Indenture or the Notes, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever, and covenants that this Guarantee will not be discharged except by complete performance of the obligations contained in this Indenture and the Notes.

(C)    Reinstatement of Guarantee Upon Return of Payments. If any Holder, the Trustee or the Collateral Trustee is required by any court or otherwise to return, to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Guarantors, any consideration paid or delivered by the Company or the Guarantors to such Holder, the Trustee or the Collateral Trustee, then each Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(D)    Subrogation. Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed by it under a Guarantee until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and the Collateral Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations may be accelerated as provided in Article 7, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations; and (ii) if any Guaranteed Obligations are accelerated pursuant to Article 7, then such Guaranteed Obligations will, whether or not due and payable, immediately become due and payable by the Guarantors. Each Guarantor will have the right to seek contribution from any non-paying Guarantor, but only if the exercise of such right does not impair the rights of the Holders under any Guarantee.

Section 9.02.    LIMITATION ON GUARANTOR LIABILITY.

Each Guarantor, and, by its acceptance of any Note, each Holder, confirms that each Guarantor and the Holders intend that the Guarantee of each Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. Each of the Trustee, the Collateral Trustee, the Holders and each Guarantor irrevocably agrees that the obligations of each Guarantor under its Guarantee will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance.

Section 9.03.    EXECUTION AND DELIVERY OF GUARANTEE.

The execution by each Guarantor of this Indenture or an amendment or supplement to this Indenture pursuant to Section 8.01(B) evidences the Guarantee of such Guarantor, and the delivery of any Note by the Trustee after its authentication constitutes due delivery of each Guarantee on behalf of each Guarantor. A Guarantee’s validity will not be affected by the failure of any officer of a Guarantor executing any such amendment or supplement to this Indenture on such Guarantor’s behalf to hold, at the time any Note is authenticated, the same or any other office at such Guarantor, and each Guarantee will be valid and enforceable even if no notation, certificate or other instrument is set upon or attached to, or otherwise executed and delivered to the Holder of, any Note.

Section 9.04.    WHEN THE GUARANTORS MAY MERGE, ETC.

(A)    Generally. No Guarantor will consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of such Guarantor and its Subsidiaries, taken as a whole, to another Person (a “Guarantor Business Combination Event”), unless the Guarantee of such Guarantor will be released in connection with such transaction pursuant to Section 9.07 or:

(i)    the resulting, surviving or transferee Person is either (x) such Guarantor or (y) if not such Guarantor, a Person (the “Successor Corporation”) that expressly assumes (by executing and delivering to the Trustee and the Collateral Trustee, at or before the effective time of such Guarantor Business Combination Event, a supplemental indenture pursuant to Section 8.01(E)) all of such Guarantor’s obligations under this Indenture and the Notes; and

(ii)    immediately after giving effect to such Guarantor Business Combination Event, no Default or Event of Default will have occurred and be continuing.

(B)    Delivery of Officer’s Certificate and Opinion of Counsel to the Trustee and the Collateral Trustee. Before the effective time of any Guarantor Business Combination Event, the Company will deliver to the Trustee and the Collateral Trustee an Officer’s Certificate and Opinion of Counsel, each stating that (i) such Guarantor Business Combination Event (and, if applicable, the related supplemental indenture) comply with Section 9.04(A); and (ii) all conditions precedent to such Guarantor Business Combination Event provided in this Indenture have been satisfied.

(C)    Successor Corporation Substituted. At the effective time of any Guarantor Business Combination Event that complies with Section 9.04(A) and Section 9.04(B), the Successor Guarantor Corporation (if not the applicable Guarantor) will succeed to, and may exercise every right and power of, such Guarantor under this Indenture and the Notes with the same effect as if such Successor Guarantor Corporation had been named as a Guarantor in this Indenture and the Notes, and, except in the case of a lease, the predecessor Guarantor will be discharged from its obligations under this Indenture and the Notes.

Section 9.05.    FUTURE GUARANTORS.

If the Company or any of its Restricted Subsidiaries acquires or creates another Material Domestic Subsidiary after the Issue Date, or if any Restricted Subsidiary that is not already a Guarantor guarantees any other Indebtedness of the Company after such date, then, in either case, such Subsidiary will become a Guarantor by executing a supplemental indenture to this Indenture (substantially in the form set forth in Exhibit D) pursuant to Section 8.01(B) (and, to the extent such Subsidiary holds assets required to be Collateral, one or more Collateral Agreements or supplements or amendments thereto needed to grant to the Collateral Trustee the Liens required to be granted pursuant to this Indenture) and deliver such supplemental indenture (and, if applicable, Collateral Agreement(s) or supplement(s) or amendment(s)) to the Trustee and the Collateral Trustee within twenty (20) Business Days of the date on which such Subsidiary was acquired or created or guaranteed Indebtedness of the Company, as applicable; provided, however, that the foregoing will not apply to Subsidiaries of the Company that have properly been designated as Unrestricted Subsidiaries in accordance with this Indenture for so long as they continue to constitute Unrestricted Subsidiaries. The Company or the Guarantor, as applicable, will provide one or more Opinions of Counsel and Officer’s Certificates with respect to the foregoing.

Section 9.06.    APPLICATION OF CERTAIN PROVISIONS TO THE GUARANTORS.

(A)    Officer’s Certificates and Opinions of Counsel. Upon any request or application by any Guarantor to the Trustee or the Collateral Trustee to take any action under this Indenture, the Trustee or the Collateral Trustee, as applicable, will be entitled to receive an Officer’s Certificate and an Opinion of Counsel pursuant to Section 13.02 with the same effect as if each reference to the Company in Section 13.02 or in the definitions of “Officer,” “Officer’s Certificate” or “Opinion of Counsel” were instead a reference to such Guarantor.

(B)    Company Order. A Company Order may be given by any Guarantor with the same effect as if each reference to the Company in the definitions of “Company Order” or “Officer” were instead a reference to such Guarantor.

Section 9.07.    RELEASES OF GUARANTEES.

The Guarantee of a Guarantor, and the Lien on a Guarantor’s Collateral, will be released automatically:

(A)    in connection with such Guarantor’s consolidation with or merger with or into, or sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of such Guarantor and its Subsidiaries, taken as a whole, to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if such transaction does not violate Section 3.14;

(B)    in connection with any sale or other disposition of all of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company such that such Guarantor is no longer a Restricted Subsidiary of the Company, if such sale or other disposition does not violate Section 3.14.

(C)    in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company such that the Guarantor is no longer a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 3.14 hereof;

(D)    at such time when the Company designates such Guarantor to be an Unrestricted Subsidiary in accordance with Section 3.18; or

(E)    upon defeasance or discharge pursuant to Article 11.

The Trustee will execute such instruments as may be reasonably requested by the Company to evidence such release upon delivery to it of an Officer’s Certificate and Opinion of Counsel to the effect that such release is permitted by this Indenture.

Article 10.    COLLATERAL

Section 10.01.    GRANT OF SECURITY INTEREST.

(A)    Generally. To secure the due and punctual payment of the principal of, premium, if any, and interest on the Notes and amounts due hereunder and under the Guarantees when and as the same become due and payable, whether on an Interest Payment Date, at maturity, by acceleration, purchase, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest (to the extent permitted by law), if any, on the Notes and the performance of all other Obligations of the Company and the Guarantors to the Holders, the Collateral Trustee or the Trustee under this Indenture, the Collateral Agreements, the Guarantees and the Notes, the Company will, on the Issue Date, cause the Collateral Agreements to be executed and delivered, granting to the Collateral Trustee Liens (which are subject to Permitted Liens and the Intercreditor Agreement) on all collateral (other than Excluded Collateral) that, as of the Issue Date secures or will secure the First Priority Claims. The Company and the Guarantors covenant and agree that the form, content and terms of the Collateral Agreements (other than the Intercreditor Agreement) will in all respects be substantially identical to the collateral agreements which constitute the First Priority Debt Documents other than with respect to the priority of the respective Liens and Excluded Collateral and except that such Collateral Agreements may omit representations and covenants not customarily included in security documents for second lien bond financings (as determined in good faith by the Company). On the Issue Date, the Company will deliver standard closing opinions to the Collateral Trustee and the Trustee in respect of the Collateral Agreements in substantially identical form as delivered under the First Priority Debt Documents.

(B)    Acceptance by the Holders; Further Acts. Each Holder, by its acceptance of a Note, consents and agrees to the terms of each Collateral Agreement to be executed by the Company or any Guarantor on or after the Issue Date, as the same may be amended from time to time in accordance with their respective terms, and authorizes and directs the Collateral Trustee to enter into this Indenture and the Collateral Agreements and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company will, and will cause each of its Domestic Subsidiaries to, do or cause to be done, at its sole cost and expense, all such actions and things as may be required by the provisions of the Collateral Agreements, to assure and confirm to the Collateral Trustee the security interests in the Collateral contemplated by the Collateral Agreements, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes and Guarantees secured hereby, according to the intent and purpose herein and therein expressed and subject to the Intercreditor Agreement, including taking all commercially reasonable actions required or as may be reasonably requested by the Collateral Trustee to cause the Collateral Agreements to create and maintain, as security for the Obligations contained in this Indenture, the Notes, the Collateral Agreement and the Guarantees valid and enforceable, perfected (to the extent required therein) security interests in and on all the Collateral, in favor of the Collateral Trustee, superior to and prior to the rights of all third Persons other than as set forth in the Intercreditor Agreement, and subject to no other Liens (other than Permitted Liens), in each case, except as expressly provided in this Indenture or therein. If required for the purpose of meeting the legal requirements of any jurisdiction in which any of the Collateral may at the time be located, the Company, the Trustee and the Collateral Trustee will have the power to appoint, and will take all reasonable action to appoint, one or more Persons reasonably acceptable to the Company to act as co-Collateral Trustee with respect to any such Collateral, with such rights and powers limited to those deemed necessary for the Company, the Trustee or the Collateral Trustee to comply with any such legal requirements with respect to such Collateral, and which rights and powers will not be inconsistent with the provisions of this Indenture, the Notes or the Guarantees. The Company will from time to time promptly pay all reasonable financing and continuation statement and mortgage recording and/or filing fees, charges and taxes relating to this Indenture, the Collateral Agreements and any amendments hereto or thereto and any other instruments of further assurance required pursuant hereto or thereto.

Section 10.02.    INTERCREDITOR AGREEMENT.

THIS INDENTURE AND THE COLLATERAL AGREEMENTS ARE SUBJECT TO THE TERMS, LIMITATIONS AND CONDITIONS SET FORTH IN THE INTERCREDITOR AGREEMENT. THE TRUSTEE, THE COMPANY AND EACH HOLDER OF A NOTE, BY ITS ACCEPTANCE THEREOF, IS DEEMED TO HAVE AUTHORIZED AND INSTRUCTED THE COLLATERAL TRUSTEE TO ENTER INTO THE INTERCREDITOR AGREEMENT.

The Trustee, the Collateral Trustee and each Holder of a Note, by its acceptance thereof, acknowledge that the Collateral Agreements may be amended, modified or waived without the consent of the Trustee, the Collateral Trustee or the Holders, as and to the extent provided in the Intercreditor Agreement. The Trustee and the Collateral Trustee further acknowledge that the Collateral Trustee is required, under certain circumstances provided in the Intercreditor Agreement, to enter into additional documents and agreements to confirm that the Intercreditor Agreement applies to restatements and refinancings of the Credit Agreement.

Section 10.03.    RECORDING.

On or after the Issue Date, each of the Company and the Guarantors will file financing statements in its jurisdiction of organization and in any other relevant jurisdictions describing itself as debtor, the Collateral Trustee as secured party, and the collateral covered by such financing statements as “All assets of Debtor, all proceeds thereof, and all rights and privileges with respect thereto, other than Excluded Collateral” (or substantially similar words) and, if the Collateral Trustee so requests, containing more specific descriptions of some or all of the Collateral. The Company and the Guarantors, and each of them, authorize the Collateral Trustee to file the foregoing financing statements from time to time on their behalf in all relevant jurisdictions and to file amendments and continuation statements from time to time with respect thereto.

Section 10.04.    LIENS ON ADDITIONAL PROPERTY; MINIMUM MORTGAGE REQUIREMENT.

(A)    Properties Acquired After the Issue Date. With respect to any Oil and Gas Property acquired (including any interest of the Company or any Guarantor in Oil and Gas Properties acquired as the result of the formation of any pool or unit or acquired with the proceeds of any disposition, but excluding DrillCo Excluded Property) after the Issue Date by the Company or any Guarantor as to which the Collateral Trustee, for the benefit of the Holders, the Trustee and the Collateral Trustee, does not have an Acceptable Security Interest (other than any Real Property not constituting an Oil and Gas Property):

(i)    with respective to Oil and Gas Properties with any associated Proved Reserves, promptly, and in any event within thirty (30) days, (1) execute and deliver to the Collateral Trustee such Collateral Agreements or amendments to Collateral Agreements and take all actions, including the filing of any financing statements or Mortgages, as the Collateral Trustee deems reasonably necessary or advisable to grant to the Collateral Trustee, for the benefit of the Holders, the Trustee and the Collateral Trustee, an Acceptable Security Interest in such Property; and (2) upon request by Holders of at least a majority in aggregate principal amount of the outstanding Notes, deliver to the Collateral Trustee such title information as may be reasonably necessary to verify the title of the Company or such Guarantor to such Property; provided, however, that, unless a Property is acquired for a purchase price or other consideration in excess of two hundred and fifty thousand dollars ($250,000), the Company will not be required to take the actions specified in this Section 10.04(A) prior to the end of the fiscal quarter in which the acquisition occurs, or if earlier, the date at which the cumulative amount of purchase price or other consideration for all Property acquired in such quarter equals or exceeds two hundred and fifty thousand dollars ($250,000), at which time all Property theretofore acquired and not previously made subject to a Lien in favor of the Collateral Trustee will be made so subject; and

(ii)    with respect to Oil and Gas Properties without any associated Proved Reserves, execute and deliver to the Collateral Trustee such Collateral Agreements or amendments to Collateral Agreements and take all actions, including the filing of any financing statements or Mortgages, as the Collateral Trustee deems necessary or advisable to grant to the Collateral Trustee, for the benefit of the Holders, the Trustee and the Collateral Trustee, an Acceptable Security Interest in such Property promptly, and in any event within thirty (30) days following the earlier of (1) the end of the calendar month in which the recorded lease with respect to such Oil and Gas Property is received by the Company or any Guarantor, as applicable; and (2) the date such Oil and Gas Property is acquired if the purchase price of such Oil and Gas Property, together with all other such property acquired for which no Mortgage has been filed, equals or exceeds five million dollars ($5,000,000) in the aggregate; provided, however, that the Company will not be required to take the actions specified in this Section 10.04(A)(ii) with respect to any Subject Lease until the earlier of (I) the ninetieth (90th) day after such Subject Lease is acquired by the Company or any Guarantor (or, in the case of Subject Leases held on the Issue Date that were not subject to a mortgage under the Existing Credit Agreement, the ninetieth (90th) day after the Issue Date), and (II) the thirtieth (30th) day after the earlier to occur of (x) the date that the third party having a right to acquire an interest in such Subject Lease has acquired and paid for such interest; (y) the date that such third party has declined the offer to acquire such interest; and (z) the date that such third party’s right to acquire such interest has expired.

(B)    The Minimum Mortgage Requirement. The Company will cause there to be at all times an Acceptable Security Interest securing the Notes and other Obligations with respect thereto on Oil and Gas Properties on not less than each of (i) ninety percent (90%) of the PV10 of the Company’s and the Restricted Subsidiaries’ Proved Reserves attributable to the Oil and Gas Property evaluated in the most recent Reserve Report provided pursuant to Section 10.05 (other than any DrillCo Excluded Property and the Proved Reserves attributable thereto); and (ii) ninety percent (90%) of the net acres of Oil and Gas Properties (other than Proved Reserves and any DrillCo Excluded Property) as of the most recently ended fiscal quarter (including the fiscal year end) for which financial statements are available (the “Minimum Mortgage Requirement”), in each case, subject to the grace periods for filing a Mortgage and perfecting a lien thereon provided in Section 10.04(A) above. Concurrently with the delivery of each Reserve Report, the Company will deliver to the Collateral Trustee an Officer’s Certificate certifying that, as of the date of such certificate the Minimum Mortgage Requirement has been satisfied.

In the event Minimum Mortgage Requirement has not been satisfied, then the Company will, or will cause the applicable Guarantor to, within thirty (30) days after delivery of the certificate required pursuant to Section 10.04(B), execute and deliver to the Collateral Trustee: (i) such executed mortgages or amendments or supplements to prior mortgages naming the Collateral Trustee, as mortgagee or beneficiary, as may be necessary to cause the Minimum Mortgage Requirement to be satisfied; (ii) satisfactory evidence of the completion of all recordings and filings of such mortgages, amendments or supplements in the proper recorders’ offices or appropriate public records (and payment of any taxes or fees in connection therewith); and (iii) local counsel opinion or opinions (each, subject to customary assumptions and qualifications) to the effect that the Collateral Trustee has a valid and perfected first-priority Lien (subject to the Intercreditor Agreement and to Permitted Prior Liens) with respect to the real property that is subject to the applicable Mortgage; provided, however, that, (x) to the extent corresponding mortgages securing the First Priority Debt are being delivered and (y) mortgages have previously been recorded in the public records of the state applicable to such additional mortgages or amendments or supplements to prior mortgages, no such opinion will be required unless a corresponding opinion will be delivered to the First Priority Debt Agent.

Section 10.05.    RESERVE REPORTS.

Within forty five (45) days following June 30th of each year and within ninety (90) days following December 31st of each year, the Company will furnish or make available to the Holders of Affiliate Notes a Reserve Report prepared as of the immediately preceding June 30th or December 31st, as applicable, which Reserve Report, in the case of each December 31 report, will be prepared or audited by an Approved Petroleum Engineer and, in the case of each other Reserve Report, will be prepared by one or more petroleum engineers employed by the Company or, at the Company’s election, by an Approved Petroleum Engineer.

Section 10.06.    RELEASE OF COLLATERAL.

(A)    Generally. Subject to the Intercreditor Agreement (which will permit the First Priority Debt Agent to release the Lien of the Collateral Trustee on the Collateral under certain circumstances), the Collateral Trustee will not at any time release Collateral from the security interests created by the Collateral Agreements unless such release is in accordance with the provisions of this Indenture and the applicable Collateral Agreements.

(B)    Effect of Permitted Release The release of any Collateral from the terms of the Collateral Agreements will not be deemed to impair the security under this Indenture in contravention of the provisions of this Indenture if and to the extent the Collateral is released pursuant to this Indenture and the Collateral Agreements.

(C)    Special Provisions for Release of Certain Collateral. Notwithstanding anything to the contrary in any Collateral Agreement, but subject to the terms and conditions of the Intercreditor Agreement, Collateral comprised of accounts receivable, inventory or (prior to the occurrence and during the continuance of an Event of Default) the proceeds of the foregoing will be subject to release upon sales of such inventory and collection of the proceeds of such accounts receivable in the ordinary course of business and, as and when requested by the Company, the Collateral Trustee is authorized to execute and deliver UCC financing statement amendments or releases that delete such released Collateral or any Excluded Collateral from any previously filed financing statements that included such released Collateral or any Excluded Collateral in the description of the assets covered thereby. If requested in writing by the Company, the Trustee will instruct the Collateral Trustee to execute and deliver such documents, instruments or statements and to take such other action as the Company may request to evidence or confirm that the Collateral falling under this Section 10.06 has been released from the Liens of each of the Collateral Agreements. The Collateral Trustee will execute and deliver such documents, instruments and statements and will take all such actions promptly upon receipt of such instructions from the Trustee.

(D)    When Release Is Permitted; Officer’s Certificate. Subject to the foregoing, Collateral may be released from the Lien and security interest created by the Collateral Agreements at any time or from time to time in accordance with the provisions of the Collateral Agreements or as provided hereby.

(i)    Upon the request of the Company pursuant to an Officer’s Certificate certifying that all conditions precedent hereunder have been met and without the consent of any Holder, the Company and the Guarantors will be entitled to releases of assets included in the Collateral from the Liens securing the Indenture Documents under any one or more of the following circumstances:

(1)    to enable the Company to consummate asset dispositions permitted or not prohibited under Section 3.14;

(2)    if any Subsidiary that is a Guarantor is released from its Guarantee, that Subsidiary’s assets will also be released from the Liens securing the Notes;

(3)    as permitted by Article 8 or Section 11.04;

(4)    to the extent any such asset is no longer subject to a Lien securing First Priority Claims pursuant to a disposition permitted under the terms of the First Priority Debt Documents or is Excluded Collateral; and

(5)    if required in accordance with the terms of the Intercreditor Agreement.

(ii)    The Liens on all Collateral that secures the Indenture Documents also will be released:

(1)    upon satisfaction and discharge of this Indenture or payment in full of the principal of, and premium, if any, and accrued and unpaid interest on, the Notes and all other Obligations that are then due and payable;

(2)    as permitted by Article 8; or

(3)    as provided in Section 3.20.

Upon receipt of such Officer’s Certificate and an Opinion of Counsel and any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Collateral Trustee will execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Collateral Agreements.

Section 10.07.    FORM AND SUFFICIENCY OF RELEASE.

In the event that the Company or any Guarantor has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that may be sold, exchanged or otherwise disposed of by the Company or such Guarantor, and the Company or such Guarantor requests the Trustee or the Collateral Trustee to furnish a written disclaimer, release or quit-claim of any interest in such Property under this Indenture and the Collateral Agreements, the Collateral Trustee and the Trustee, as applicable, will execute, acknowledge and deliver to the Company or such Guarantor (in proper form) such an instrument promptly after satisfaction of the conditions set forth herein for delivery of any such release. Notwithstanding anything to the contrary in the immediately preceding sentence, all purchasers and grantees of any Property or rights purporting to be released herefrom will be entitled to rely upon any release executed by the Collateral Trustee hereunder as sufficient for the purpose of this Indenture and as constituting a good and valid release of the Property therein described from the Lien of this Indenture or of the Collateral Agreements.

Section 10.08.     PURCHASER PROTECTED.

No purchaser or grantee of any Property or rights purporting to be released herefrom will be bound to ascertain the authority of the Trustee or the Collateral Trustee to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority; nor will any purchaser or grantee of any Property or rights permitted by this Indenture to be sold or otherwise disposed of by the Company be under any obligation to ascertain or inquire into the authority of the Company to make such sale or other disposition.

Section 10.09.    ACTIONS TO BE TAKEN BY THE COLLATERAL TRUSTEE.

Subject to the provisions of the applicable Collateral Agreements:

(A)    the Collateral Trustee will execute and deliver the Collateral Agreements and act in accordance with the terms thereof;

(B)    the Collateral Trustee may, in its sole discretion and without the consent of the Trustee or the Holders, take all actions it deems necessary or appropriate in order to:

(i)    enforce any of the terms of the Collateral Agreements, and

(ii)    collect and receive any and all amounts payable in respect of the Obligations of the Company and the Guarantors hereunder and under the Notes, the Guarantees, the Collateral Agreements; and

(iii)    the Collateral Trustee will have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any act that may be unlawful or in violation of the Collateral Agreements or this Indenture, and suits and proceedings as the Collateral Trustee may deem expedient to preserve or protect its interests and the interests of the Trustee and the Holders in the Collateral (including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest thereunder or be prejudicial to the interests of the Holders, the Trustee or the Collateral Trustee).

Notwithstanding anything to the contrary in any of the Indenture Documents, no Holder will have any right individually to realize upon any of the Collateral. All powers, rights and remedies of the Collateral Trustee hereunder and under the Collateral Agreements may be exercised solely by the Collateral Trustee.

Notwithstanding anything to the contrary in this Section 10.09, the Collateral Trustee may, at the expense of the Company, request the direction of the Holders with respect to any such actions and upon receipt of the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes, will take such actions; provided that all actions so taken will, at all times, be in conformity with the requirements of the Intercreditor Agreement.

Section 10.10.    RECEIPT OF FUNDS BY THE COLLATERAL TRUSTEE.

The Collateral Trustee is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Agreements to the extent permitted under the Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Collateral Trustee and the Holders in accordance with the provisions of Section 7.11 and the other provisions of this Indenture.

Section 10.11.    TRUSTEE AND COLLATERAL TRUSTEE NOT FIDUCIARY FOR HOLDERS OF FIRST PRIORITY CLAIMS.

The Trustee and the Collateral Trustee will not be deemed to owe any fiduciary duty to the holders of First Priority Claims and will not be liable to any such holders if the Trustee or the Collateral Trustee in good faith mistakenly pays over or distributes to Holders of Notes or to the Company or to any other Person cash, Property or securities to which any holders of First Priority Claims will be entitled by virtue of this Article 10 or otherwise. With respect to the holders of First Priority Claims, the Trustee and the Collateral Trustee undertake to perform or to observe only such of its covenants or obligations as are specifically set forth in this Article 10, and no implied covenants or obligations with respect to holders of First Priority Claims will be read into this Indenture against the Trustee or the Collateral Trustee.

Section 10.12.    COLLATERAL TRUSTEE RIGHTS, PROTECTIONS AND DUTIES AND RELATED PROVISIONS.

(A)    The Trustee and each Holder, by acceptance of the Notes, designates and appoints the Collateral Trustee as its agent under this Indenture and the Collateral Agreements and the Trustee, and each Holder, by acceptance of the Notes, irrevocably authorizes the Collateral Trustee to take such action on its behalf under the provisions of this Indenture and the Collateral Agreements and to exercise such powers and perform such duties as are expressly delegated to the Collateral Trustee by the terms of this Indenture and the Collateral Agreements and consents and agrees to the terms of each Collateral Agreement, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Collateral Trustee agrees to act as such on the express conditions contained in this Section 10.12. The provisions of this Section 10.12 are solely for the benefit of the Collateral Trustee, and none of the Trustee, any Holder, the Company or any Guarantor will have any rights as a third party beneficiary of any of the provisions of this Section 10.12. Each Holder agrees that any action taken by the Collateral Trustee in accordance with this Indenture and the Collateral Agreements, and the exercise by the Collateral Trustee of any rights or remedies set forth in this Indenture or therein, will be authorized and binding on all Holders. Notwithstanding anything to the contrary in this Indenture or the Collateral Agreements, the duties of the Collateral Trustee will be ministerial and administrative in nature, and the Collateral Trustee will not have any duties or responsibilities, except those expressly set forth in this Indenture or the Collateral Agreements to which the Collateral Trustee is a party, nor will the Collateral Trustee have any trust or other fiduciary relationship with the Trustee, any Holder, the Company or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities will be read into this Indenture or any Collateral Agreement or will otherwise exist against the Collateral Trustee. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Trustee is not intended to connote any fiduciary or other express or implied obligations arising under agency doctrine of any applicable law. Instead, such term is used in such context merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(B)    The Collateral Trustee will be fully justified in failing or refusing to take any action under this Indenture or any Collateral Agreement unless it first receives such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes then outstanding as it determines and, if it so requests, it will first be indemnified to its satisfaction by the Holders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Collateral Trustee will in all cases be fully protected in acting, or in refraining from acting, under this Indenture or any Collateral Agreement, in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then-outstanding Notes. and such request and any action taken or failure to act pursuant thereto will be binding upon all of the Holders.

(C)    The Collateral Trustee will not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Collateral Trustee has received written notice from the Trustee or the Company, referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Trustee will take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 7 or the Holders of a majority in aggregate principal amount of the Notes then outstanding (subject to this Section 10.12).

(D)    Neither the Collateral Trustee nor any of its officers, directors, employees will be liable to the Company, any Guarantor, the Holders or the Trustee for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so, and neither of them will be under any obligation to sell or otherwise dispose of any Collateral at the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. Neither the Collateral Trustee nor any of its officers, directors, employees, attorneys, representatives or agents will be responsible for any act or failure to act under this Indenture, except to the extent such act is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct.

(E)    The Collateral Trustee is authorized and directed to (i) enter into the Collateral Agreements to which it is party, whether executed on or after the Issue Date; (ii) bind the Holders on the terms as set forth in the Collateral Agreements; and (iii) perform and observe its obligations under the Collateral Agreements.

(F)    The Collateral Trustee will have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by the Company or any Guarantor or is cared for, protected or insured or has been encumbered, or that the Collateral Trustee’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Company’s or any Guarantor’s property constituting collateral intended to be subject to the Lien and security interest of the Collateral Agreements has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities or powers granted or available to the Collateral Trustee pursuant to this Indenture or any Collateral Agreement, other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes then outstanding or as otherwise provided in the Collateral Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Trustee will have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.

(G)    No provision of this Indenture or any Collateral Agreement will require the Collateral Trustee or the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or of the Trustee, in the case of the Collateral Trustee) unless the Collateral Trustee has received indemnity satisfactory to the Collateral Trustee against potential costs and liabilities incurred by the Collateral Trustee relating thereto. Notwithstanding anything to the contrary in this Indenture or the Collateral Agreements, if the Collateral Trustee is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, then the Collateral Trustee will not be required to commence such action or exercise such remedy or inspect or conduct any studies of any property under the mortgages or take any other action if the Collateral Trustee determines that it may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property of any hazardous substances unless the Collateral Trustee has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Collateral Trustee in its sole discretion, protecting the Collateral Trustee from all such liability. The Collateral Trustee will always be entitled to cease taking any action set forth above if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.

(H)    The Collateral Trustee does not assume any responsibility for any failure or delay in performance or any breach by the Company or any Guarantor under this Indenture or any Collateral Agreement. The Collateral Trustee will not be responsible to any Holder or Person for (i) any recitals, statements, information, representations or warranties contained in this Indenture or any Collateral Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Trustee under or in connection with, this Indenture or any Collateral Agreement; (ii) the execution, validity, genuineness, effectiveness or enforceability of any Collateral Agreement of any other party thereto; (iii) the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; (iv) the validity, enforceability or collectability of any Obligations; (v) the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or (vi) any failure of any obligor to perform its Obligations under this Indenture or any Collateral Agreement. The Collateral Trustee has no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture or any Collateral Agreement, or the satisfaction of any conditions precedent contained in this Indenture or any Collateral Agreement. The Collateral Trustee will not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture or any Collateral Agreement unless expressly set forth under this Indenture or thereunder. The Collateral Trustee will have the right to seek instructions from the Holders with respect to the administration of this Indenture and the Collateral Agreements.

(I)    The parties to this Indenture and the Holders agree and acknowledge that the Collateral Trustee will not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses or costs (including any remediation, corrective action, response, removal or remedial action, any or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture or any Collateral Agreement, or for any actions taken pursuant to this Indenture or thereto. The parties to this Indenture and the Holders agree and acknowledge that, in the exercise of rights under this Indenture or any Collateral Agreement, the Collateral Trustee may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Trustee in the Collateral, including the properties under the real property that constitute Collateral, and that any actions taken by the Collateral Trustee will not be construed as or otherwise constitute any participation in the management of such Collateral, including the real properties that constitute Collateral, as those terms are defined in Section 101(20)(E) of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended.

(J)    Upon receipt by the Collateral Trustee of a Company Order (a “Collateral Agreement Order”), the Collateral Trustee is authorized to execute and enter into, and will execute and enter into, without the further consent of any Holder or the Trustee, any Collateral Agreement to be executed after the Issue Date. Such Collateral Agreement Order will (i) state that it is being delivered to the Collateral Trustee pursuant to, and is a Collateral Agreement Order referred to in, this Section 10.12(J); and (ii) instruct the Collateral Trustee to execute and enter into such Collateral Agreement. Any such execution of a Collateral Agreement will be at the direction and expense of the Company, upon delivery to the Collateral Trustee of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Collateral Agreement have been satisfied. The Holders, by their acceptance of the Notes, authorize and direct the Collateral Trustee to execute such Collateral Agreements.

(K)    Notwithstanding anything to the contrary in this Indenture or any Collateral Agreement, the Collateral Trustee will not be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or any Collateral Agreement (including the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), and the Collateral Trustee will not be responsible for, and the Collateral Trustee makes no representation regarding, the validity, effectiveness or priority of any of the Collateral Agreements or the security interests or Liens intended to be created thereby.

(L)    Before the Collateral Trustee acts or refrains from acting at the request or direction of the Company or any Guarantor, or in connection with any Collateral Agreement, it may require an Officer’s Certificate and an Opinion of Counsel. The Collateral Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(M)    The Collateral Trustee, in its capacity as such, will be entitled to the same rights and protections afforded to the Trustee by Sections 12.02, 12.03, 12.04 and 12.06, will be subject to replacement in the same manner as the Trustee pursuant to Section 12.07, and will be subject to Section 12.08, in each case as if references to the Trustee in such Sections were instead references to the Collateral Trustee, mutatis mutandis. Each reference in this Indenture to any Section, clause or other part of Article 12 with respect to the Collateral Trustee will be deemed to be a reference to such Section, clause or part as modified by this Section 10.12.

Article 11.    SATISFACTION AND DISCHARGE;

DEFEASANCE OF RESTRICTIVE COVENANTS

Section 11.01.    TERMINATION OF COMPANY’S OBLIGATIONS.

This Indenture will be discharged, and will cease to be of further effect as to all Notes issued under this Indenture, and all Liens created pursuant to the Collateral Agreements will be released, when:

(A)    all Notes then outstanding (other than Notes replaced pursuant to Section 2.13) have (A) been delivered to the Trustee for cancellation; or (B) become due and payable or, if a Required Stockholder Approval Failure has occurred, will become due and payable within one (1) year (whether on a Redemption Date, a Fundamental Change Repurchase Date, an Asset Sale Repurchase Date, the Maturity Date, upon conversion or otherwise) for an amount of cash or Conversion Consideration, as applicable, that has been fixed;

(B)    the Company has caused there to be irrevocably deposited with the Trustee, or with the Paying Agent (or, with respect to Conversion Consideration, the Conversion Agent), or has otherwise caused there to be delivered to the Holders, cash (or, with respect to Notes to be converted, Conversion Consideration) sufficient to satisfy all amounts or other Property due on all Notes then outstanding (other than Notes replaced pursuant to Section 2.13);

(C)    the Company has paid all other amounts payable by it under this Indenture; and

(D)    the Company has delivered to the Trustee and the Collateral Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the conditions precedent to the discharge of this Indenture have been satisfied;

provided, however, that Article 12 and Sections 13.01 and 10.12 will survive such discharge and, until no Notes remain outstanding, Section 2.15 and the obligations of the Trustee, the Collateral Trustee, the Paying Agent and the Conversion Agent with respect to money or other Property deposited with them will survive such discharge.

At the Company’s request, each of the Trustee and the Collateral Trustee will acknowledge the satisfaction and discharge of this Indenture.

Section 11.02.    REPAYMENT TO COMPANY.

Subject to applicable unclaimed Property law, the Trustee, the Collateral Trustee, the Paying Agent and the Conversion Agent will promptly notify the Company if there exists (and, at the Company’s request, promptly deliver to the Company) any cash, Conversion Consideration or other Property held by any of them for payment or delivery on the Notes that remain unclaimed two (2) years after the date on which such payment or delivery was due. After such delivery to the Company, the Trustee, the Collateral Trustee, the Paying Agent and the Conversion Agent will have no further liability to any Holder with respect to such cash, Conversion Consideration or other Property, and Holders entitled to the payment or delivery of such cash, Conversion Consideration or other Property must look to the Company for payment as a general creditor of the Company.

Section 11.03.    REINSTATEMENT.

If the Trustee, the Collateral Trustee, the Paying Agent or the Conversion Agent is unable to apply any cash or other Property deposited with it pursuant to Section 11.01 because of any legal proceeding or any order or judgment of any court or other governmental authority that enjoins, restrains or otherwise prohibits such application, then the discharge of this Indenture pursuant to Section 11.01 will be rescinded; provided, however, that if the Company thereafter pays or delivers any cash or other Property due on the Notes to the Holders thereof, then the Company will be subrogated to the rights of such Holders to receive such cash or other Property from the cash or other Property, if any, held by the Trustee, the Collateral Trustee, the Paying Agent or the Conversion Agent, as applicable.

Section 11.04.    DEFEASANCE OF RESTRICTIVE COVENANTS.

If a Requisite Stockholder Approval Failure has not occurred and, at any time after the High Yield Security Trigger Date:

(A)    the Company has caused there to be irrevocably deposited, with the Trustee or the Paying Agent for the benefit of the Holders, cash in an aggregate amount equal to the sum of (i) the remaining scheduled interest payments on each Note outstanding as of the time of such deposit (assuming, for these purposes, that Additional Interest, Special Interest and High Yield Interest would accrue on such Note at their respective maximum rates per annum provided in Sections 3.05, 7.03 and 3.04, respectively, and that High Yield Interest is added to the principal amount of the Notes to the maximum extent permitted in Section 3.04); and (ii) one hundred and one percent (101%) of the principal amount of each Note outstanding as of the time of such deposit;

(B)    with respect to each Note, if any, for which a Conversion Date has occurred, but the Conversion Consideration due in respect of such Note has not been fully paid or delivered, as of the time of the deposit referred to in clause (A) above, the Company has caused there to be irrevocably deposited, with the Trustee or the Conversion Agent for the benefit of the Holders, the maximum kind and amount of Conversion Consideration due in respect of such Note (together, if applicable, with cash in the amount of any interest due on such Note pursuant to clause (i) of Section 5.02(D));

(C)    the Company irrevocably instructs the Trustee, the Paying Agent or the Conversion Agent, as applicable, to pay or deliver cash or other Property due on the Notes from the cash or other Property deposited pursuant clauses (A) and (B) above as the same becomes due;

(D)    as of the time of the deposits referred into clauses (A) and (B) above, (i) no Default in the payment or delivery of any amount or Property (including Conversion Consideration) on any Note has occurred and is continuing; and (ii) there are no Notes that have been called for Redemption, but that have not been redeemed, as of the time of such deposits;

(E)    pursuant to Section 8.01(G), the Company has irrevocably elected Physical Settlement, or Combination Settlement with a Specified Dollar Amount not exceeding $1,000 per $1,000 principal amount of Notes, to apply to all subsequent conversions of Notes;

(F)    the Company has delivered to the Trustee an Opinion of Counsel confirming that the Holders of the Notes will not recognize any income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times, as would have been the case if the Covenant Defeasance had not occurred;

(G)    the Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture, but solely in connection with the incurrence of any Indebtedness to finance the Covenant Defeasance) to which the Company or any of the Guarantors is a party or by which the Company or any of the Guarantors is bound;

(H)    the Company has delivered to the Trustee an Officer’s Certificate stating that the deposits referred into clauses (A) and (B) above were not made by the Company with the intent of preferring the Holders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(I)    the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Covenant Defeasance have been complied with, then, notwithstanding anything to the contrary in the Indenture or the Notes:

(i)    each of Sections 3.11, 3.12, 3.13, 3.14, 3.15, 3.16, 3.17, 3.18 and 3.19, and the obligations of the Company or the Guarantors under Article 10, will thereafter cease to be of any force or effect, and, for the avoidance of doubt, any omission to comply with any of such Sections (whether directly or indirectly, by reason of any reference elsewhere in this Indenture to any of such Sections or by reason of any reference in any such Section to any other provision of this Indenture or in any other document) will not in itself constitute a Default or Event of Default;

(ii)    all Liens created pursuant to the Collateral Agreements will be released and all Collateral Agreements will be terminated; and

(iii)    each Guarantor will be discharged from its obligations under this Indenture and the Notes.

For the avoidance of doubt, the remainder of this Indenture and the Notes will be unaffected by and Covenant Defeasance and will continue to be in full force and effect.

Each of the Trustee, the Paying Agent and the Conversion Agent will return to the Company any cash or other Property deposited with it pursuant to clause (A) or (B) above that remains on deposit after (x) all Notes have been paid in full and none remain outstanding; and (y) the Company has paid all other amounts payable by it under this Indenture.

Article 12.    TRUSTEE

Section 12.01.    DUTIES OF THE TRUSTEE.

(A)    If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(B)    Except during the continuance of an Event of Default:

(i)    the duties of the Trustee will be determined solely by the express provisions of this Indenture, and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations will be read into this Indenture against the Trustee; and

(ii)    in the absence of bad faith or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon Officer’s Certificates or Opinions of Counsel that are provided to the Trustee and conform to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but will not be required to verify any mathematical calculations or factual statements contained therein).

(C)    The Trustee may not be relieved from liabilities for its negligence, bad faith or willful misconduct, except that:

(i)    this paragraph will not limit the effect of Section 12.01(B);

(ii)    the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)    the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.06.

(D)    Each provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (A), (B) and (C) of this Section 12.01, regardless of whether such provision so expressly provides.

(E)    No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability.

(F)    The Trustee will not be liable for interest on any money received by it, except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds, except to the extent required by law.

Section 12.02.    RIGHTS OF THE TRUSTEE.

(A)    The Trustee may conclusively rely on any document that is believes to be genuine and signed or presented by the proper Person, and the Trustee need not investigate any fact or matter stated in such document.

(B)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate, an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel; and the advice of such counsel, or any Opinion of Counsel, will constitute full and complete authorization of the Trustee to take or omit to take any action in good faith in reliance thereon without liability.

(C)    The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any such agent appointed with due care.

(D)    The Trustee will not be liable for any action it takes or omits to take in good faith and that it believes to be authorized or within the rights or powers vested in it by this Indenture.

(E)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(F)    The Trustee need not exercise any rights or powers vested in it by this Indenture at the request or direction of any Holder unless such Holder has offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense that it may incur in complying with such request or direction.

(G)    The Trustee will not be deemed to have knowledge of any Default or Event of Default unless (i) a Responsible Officer has actual knowledge of such Default or Event of Default; or (ii) written notice of any event that is in fact such a Default or Event of Default is received by the Trustee in accordance with Section 13.01, and such notice references the Notes and this Indenture.

(H)    The permissive rights of the Trustee to act under this Indenture are not a duties.

(I)    Neither the Trustee nor any Note Agent will be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including loss of profit), regardless of whether the Trustee or any Note Agent has been advised of the likelihood of such loss or damage or the form of action.

(J)    The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and titles of officers authorized at such times to take specified actions pursuant to this Indenture.

(K)    The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and will be enforceable by, the Trustee in each of its capacities under this Indenture, and each agent, custodian and other Person employed to act under this Indenture.

(L)    The Trustee will not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

Section 12.03.    INDIVIDUAL RIGHTS OF THE TRUSTEE.

The Trustee, in its individual or any other capacity, may become the owner or pledgee of any Note and may otherwise deal with the Company, any Guarantor or any Affiliate of the Company with the same rights that it would have if it were not Trustee; provided, however, that if the Trustee acquires a “conflicting interest” (within the meaning of Section 310(b) of the Trust Indenture Act), then it must eliminate such conflict within ninety (90) days, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the Trust Indenture Act) or resign as Trustee. Each Note Agent will have that same rights and duties as the trustee under this Section 12.03.

Section 12.04.    TRUSTEE’S DISCLAIMER.

The Trustee will not be (A) responsible for, and makes no representation as to, the validity or adequacy of this Indenture or the Notes; (B) accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture; (C) responsible for the use or application of any money received by any Paying Agent other than the Trustee; and (D) responsible for any statement or recital in this Indenture, the Notes or any other document relating to the sale of the Notes or this Indenture, other than the Trustee’s certificate of authentication.

Section 12.05.    NOTICE OF DEFAULTS.

If a Default or Event of Default occurs and is continuing and is known to the Trustee, then the Trustee will send Holders a notice of such Default or Event of Default within ninety (90) days after it occurs or, if it is not known to the Trustee at such time, promptly (and in any event within twenty (20) Business Days) after it becomes known to the Trustee (as provided in Section 12.02(G)); provided, however, that, except in the case of a Default or Event of Default in the payment of the principal of, or interest on, any Note, the Trustee may withhold such notice if and for so long as it in good faith determines that withholding such notice is in the interests of the Holders.

Section 12.06.    COMPENSATION AND INDEMNITY.

(A)    The Company will, from time to time, pay the Trustee reasonable compensation for its acceptance of this Indenture and services under this Indenture as the parties agree in writing. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. In addition to the compensation for the Trustee’s services, the Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it under this Indenture, including the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(B)    The Company and the Guarantors will, jointly and severally, indemnify, defend, protect and hold the Trustee harmless from and against any and all losses, liabilities, damages, costs or expenses suffered or incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 12.06) and defending itself against any claim (whether asserted by the Company, any Guarantor, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties under this Indenture, except to the extent any such loss, liability or expense may be attributable to its gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Trustee will promptly notify the Company and the Guarantors of any claim for which it may seek indemnity, but the Trustee’s failure to so notify the Company or the Guarantors will not relieve the Company or the Guarantors of their obligations under this Section 12.06(B). The Company and the Guarantors will defend such claim, and the Trustee will cooperate in such defense. If the Trustee is advised by counsel that it may have defenses available to it that are in conflict with the defenses available to the Company, or that there is an actual or potential conflict of interest, then the Trustee may retain separate counsel, and the Company and the Guarantors will pay the reasonable fees and expenses of such counsel (including the reasonable fees and expenses of counsel to the Trustee incurred in evaluating whether such a conflict exists). The Company and the Guarantors need not pay for any settlement of any such claim made without their consent, which consent will not be unreasonably withheld.

(C)    The obligations of the Company and the Guarantors under this Section 12.06 will survive the resignation or removal of the Trustee and the discharge of this Indenture.

(D)    To secure the Company’s and the Guarantors’ payment obligations in this Section 12.06,

the Trustee will have a lien prior to the Notes on all money or Property held or collected by the Trustee, except that held in trust to pay principal of, or interest on, particular Notes, which lien will survive the discharge of this Indenture.

(E)    If the Trustee incurs expenses or renders services after an Event of Default pursuant to clause (xii) or (xiii) of Section 7.01(A) occurs, then such expenses and the compensation for such services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 12.07.    REPLACEMENT OF THE TRUSTEE.

(A)    Notwithstanding anything to the contrary in this Section 12.07, a resignation or removal of the Trustee, and the appointment of a successor Trustee, will become effective only upon such successor Trustee’s acceptance of appointment as provided in this Section 12.07.

(B)    The Trustee may resign at any time and be discharged from the trust created by this Indenture by so notifying the Company. The Holders of a majority in aggregate principal amount of the Notes then outstanding may remove the Trustee by so notifying the Trustee and the Company in writing at least thirty (30) days in advance of such removal. The Company may remove the Trustee if:

(i)    the Trustee fails to comply with Section 12.09;

(ii)    the Trustee is adjudged to be bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii)    a custodian or public officer takes charge of the Trustee or its Property; or

(iv)    the Trustee becomes incapable of acting.

(C)    If the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, then (i) the Company will promptly appoint a successor Trustee; and (ii) at any time within one (1) year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the Notes then outstanding may appoint a successor Trustee to replace such successor Trustee appointed by the Company.

(D)    If a successor Trustee does not take office within thirty (30) days after the retiring Trustee resigns or is removed, then the retiring Trustee, the Company or the Holders of at least ten percent (10%) in aggregate principal amount of the Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(E)    If the Trustee, after written request by a Holder of at least six (6) months, fails to comply with Section 12.09, then such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(F)    A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company, upon which notice the resignation or removal of the retiring Trustee will become effective and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will send notice of its succession to Holders. The retiring Trustee will, upon payment of all amounts due to it under this Indenture, promptly transfer all Property held by it as Trustee to the successor Trustee, which Property will, for the avoidance of doubt, be subject to the lien provided for in Section 12.06(D). Notwithstanding any replacement of the Trustee pursuant to this Section 12.07, the Company’s and the Guarantors’ obligations under Section 12.06 will continue for the benefit of the retiring Trustee.

Section 12.08.    SUCCESSOR TRUSTEE BY MERGER, ETC.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, then such corporation will become the successor Trustee without any further act.

Section 12.09.    ELIGIBILITY; DISQUALIFICATION.

There will at all times be a Trustee under this Indenture that is a corporation organized and doing business under the laws of the United States of America or of any state thereof, that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

Article 13.    MISCELLANEOUS

Section 13.01.    NOTICES.

Any notice or communication by the Company, any Guarantor, the Trustee or the Collateral Trustee to the other will be deemed to have been duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission, electronic transmission or other similar means of unsecured electronic communication or overnight air courier guaranteeing next day delivery, or to the other’s address, which initially is as follows:

If to the Company or any Guarantor:

Gastar Exploration Inc.

1331 Lamar Street

Suite 650

Houston, TX 77010

Attention: Chief Financial Officer

with a copy (which will not constitute notice) to:

Vinson & Elkins LLP

1001 Fannin Street

Suite 2500

Houston, TX 77002

Attention: James M. Prince

If to the Trustee or the Collateral Trustee:

Wilmington Trust, National Association

Global Capital Markets

15950 N. Dallas Parkway, Suite 550

Dallas, TX 75248

Facsimile: 888-316-6238

Attention: Gastar Exploration Inc. Account Manager

The Company, any Guarantor, the Trustee and the Collateral Trustee, by notice to the others, may designate additional or different addresses (including facsimile numbers and electronic addresses) for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: (A) at the time delivered by hand, if personally delivered; (B) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; (C) when receipt acknowledged, if transmitted by facsimile, electronic transmission or other similar means of unsecured electronic communication; and (D) the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery, provided that any notice or communication delivered to the Trustee or the Collateral Trustee will be deemed effective upon actual receipt thereof.

All notices or communications required to be made to a Holder pursuant to this Indenture must be made in writing and will be deemed to be duly sent or given in writing if mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to its address shown on the Register; provided, however, that a notice or communication to a Holder of a Global Note may, but need not, instead be sent pursuant to the Depositary Procedures (in which case, such notice will be deemed to be duly sent or given in writing). The failure to send a notice or communication to a Holder, or any defect in such notice or communication, will not affect its sufficiency with respect to any other Holder.

If a notice or communication is mailed or sent in the manner provided above within the time prescribed, it will be deemed to have been duly given, whether or not the addressee receives it.

Notwithstanding anything to the contrary in this Indenture or the Notes, whenever any provision of this Indenture requires a party to send notice to another party, no such notice need be sent if the sending party and the recipient are the same Person acting in different capacities.

Section 13.02.    DELIVERY OF OFFICER’S CERTIFICATE AND OPINION OF COUNSEL AS TO CONDITIONS PRECEDENT.

Upon any request or application by the Company to the Trustee or the Collateral Trustee to take or refrain from taking any action under this Indenture, the Company will furnish to the Trustee or the Collateral Trustee, as applicable

(A)    an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee or the Collateral Trustee, as applicable, that complies with Section 13.03 and states that, in the opinion of the signatory thereto, all conditions precedent and covenants, if any, provided for in this Indenture relating to such action have been satisfied; and

(B)    an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee or the Collateral Trustee, as applicable, that complies with Section 13.03 and states that, in the opinion of such counsel, all such conditions precedent and covenants, if any, have been satisfied.

Section 13.03.    STATEMENTS REQUIRED IN OFFICER’S CERTIFICATE AND OPINION OF COUNSEL.

Each Officer’s Certificate (other than an Officer’s Certificate pursuant to Section 3.06) or Opinion of Counsel with respect to compliance with a covenant or condition provided for in this Indenture will include:

(A)    a statement that the signatory thereto has read such covenant or condition;

(B)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained therein are based;

(C)    a statement that, in the opinion of such signatory, he, she or it has made such examination or investigation as is necessary to enable him, her or it to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(D)    a statement as to whether, in the opinion of such signatory, such covenant or condition has been satisfied.

Section 13.04.    RULES BY THE TRUSTEE, THE REGISTRAR AND THE PAYING AGENT.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.05.    NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS.

No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under this Indenture, the Notes or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting any Note, each Holder waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

Section 13.06.    GOVERNING LAW; WAIVER OF JURY TRIAL.

THIS INDENTURE, THE GUARANTEES AND THE NOTES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE, THE GUARANTEES OR THE NOTES, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY, EACH GUARANTOR, THE TRUSTEE AND THE COLLATERAL TRUSTEE IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED BY THIS INDENTURE, THE NOTES OR THE GUARANTEES.

Section 13.07.    SUBMISSION TO JURISDICTION.

Any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated by this Indenture may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York, in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in Section 13.01 will be effective service of process for any such suit, action or proceeding brought in any such court. Each of the Company, each Guarantor, the Trustee, the Collateral Trustee and each Holder (by its acceptance of any Note) irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

Section 13.08.    NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS.

Neither this Indenture nor the Notes may be used to interpret any other indenture, note, loan or debt agreement of the Company or its Subsidiaries or of any other Person, and no such indenture, note, loan or debt agreement may be used to interpret this Indenture or the Notes.

Section 13.09.    SUCCESSORS.

All agreements of the Company and the Guarantors in this Indenture and the Notes will bind their respective successors. All agreements of the Trustee or the Collateral Trustee in this Indenture will bind its successors.

Section 13.10.    FORCE MAJEURE.

The Trustee, the Collateral Trustee and each Note Agent will not be responsible for and will not incur any liability for any failure or delay in performing any act or fulfilling any duty, obligation or responsibility under this Indenture or the Notes by reason of any occurrence beyond its control (including any act or provision of any present or future law or regulation or governmental authority, strikes, work stoppages, accidents, act of God or war, civil unrest, local or national disturbance or disaster, act of terrorism, unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility or interruptions or loss or malfunctions of utilities, communications or computer (software and hardware) services).

Section 13.11.    U.S.A. PATRIOT ACT.

The Company acknowledges that, in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee and the Collateral Trustee, like all financial institutions, in order to help fight the funding of terrorism and money laundering, are required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee or the Collateral Trustee. The Company agrees to provide the Trustee and the Collateral Trustee with such information as it may request to enable the Trustee and the Collateral Trustee to comply with the U.S.A. Patriot Act.

Section 13.12.    CALCULATIONS.

Except as otherwise provided in this Indenture, the Company will be responsible for making all calculations called for under this Indenture or the Notes, including determinations of the Last Reported Sale Price, the Daily Cash Amount, the Daily Share Amount, accrued interest on the Notes and the Conversion Rate.

The Company will make all calculations in good faith, and, absent manifest error, its calculations will be final and binding on all Holders. The Company will provide a schedule of its calculations to the Trustee, the Collateral Trustee and the Conversion Agent, and each of the Trustee, the Collateral Trustee and the Conversion Agent may rely conclusively on the accuracy of the Company’s calculations without independent verification. Each of the Trustee and the Collateral Trustee will promptly forward a copy of each such schedule to a Holder upon its written request therefor. None of the Trustee, the Collateral Trustee or the Conversion Agent will (A) have any liability or responsibility or obligation in connection with any calculation or information relating to any calculation; or (B) responsibility or obligation to determine when or whether any Notes may be converted at any time.

Section 13.13.    SEVERABILITY.

If any provision of this Indenture or the Notes is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of this Indenture or the Notes will not in any way be affected or impaired thereby.

Section 13.14.    COUNTERPARTS.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, and all of them together represent the same agreement. Delivery of an executed counterpart of this Indenture by facsimile, electronically in portable document format or in any other format will be effective as delivery of a manually executed counterpart.

Section 13.15.    TABLE OF CONTENTS, HEADINGS, ETC.

The table of contents and the headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions of this Indenture.

Section 13.16.    WITHHOLDING TAXES.

Each Holder of a Note agrees, and each beneficial owner of an interest in a Global Note, by its acquisition of such interest, is deemed to agree, that if the Company or other applicable withholding agent pays withholding taxes or backup withholding on behalf of such Holder or beneficial owner as a result of an adjustment to the Conversion Rate, then the Company or such withholding agent, as applicable, may, at its option, set off such payments against payments of cash or the delivery of other Conversion Consideration on such Note, any payments on the Common Stock or sales proceeds received by, or other funds or assets of, such Holder or the beneficial owner of such Note.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Indenture have caused this Indenture to be duly executed as of the date first written above.

GASTAR EXPLORATION INC.

By:	/s/ Michael A. Gerlich
Name:	Michael A. Gerlich
Title:	Senior Vice President, Chief Financial Officer and Corporate Secretary

NORTHWEST PROPERTY VENTURES LLC

By:	/s/ Michael A. Gerlich
Name:	Michael A. Gerlich
Title:	Senior Vice President, Chief Financial Officer and Corporate Secretary

Signature Page to Indenture

IN WITNESS WHEREOF, the parties to this Indenture have caused this Indenture to be duly executed as of the date first written above.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Collateral Trustee

By:	/s/ Timothy P. Mowdy
Name:	Timothy P. Mowdy
Title:	Administrative Vice President

Signature Page to Indenture

EXHIBIT A

FORM OF NOTE

[Insert Global Note Legend, if applicable]

[Insert Restricted Note Legend, if applicable]

[Insert Non-Affiliate Legend, if applicable]

GASTAR EXPLORATION INC.

Convertible Notes due 2022

CUSIP No.:	[ ][Insert for a “restricted” CUISP number: * ]	Certificate No.	[ ]
ISIN No.:	[ ][Insert for a “restricted” ISIN number: *]

Gastar Exploration Inc., a Delaware corporation, for value received, promises to pay to [Cede & Co.], or its registered assigns, the principal sum of [        ] dollars ($[        ]) [(as revised by the attached Schedule of Exchanges of Interests in the Global Note)]†, on March 1, 2022 and to pay interest thereon, as provided in such Indenture, until the principal and all accrued and unpaid interest are paid or duly provided for.

Interest Payment Dates:	March 1, June 1, September 1 and December 1 of each year, commencing on [date].

Regular Record Dates:	February 15, May 15, August 15 and November 15.

Additional provisions of this Note are set forth on the other side of this Note.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

*	This Note will be deemed to be identified by CUSIP No. [ ] and ISIN No. [ ] from and after such time when the Company delivers, pursuant to Section 2.12 of the within-mentioned Indenture, written notice to the Trustee of the deemed removal of the Restricted Note Legend affixed to this Note.
†	Insert bracketed language for Global Notes only.

IN WITNESS WHEREOF, Gastar Exploration Inc. has caused this instrument to be duly executed as of the date set forth below.

GASTAR EXPLORATION INC.

Date:	By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Wilmington Trust, National Association, as Trustee, certifies that this is one of the Notes referred to in the within-mentioned Indenture.

Date:	By:
Authorized Signatory

GASTAR EXPLORATION INC.

Convertible Notes due 2022

This Note is one of a duly authorized issue of notes of Gastar Exploration Inc., a Delaware corporation (the “Company”), designated as its Convertible Notes due 2022 (the “Notes”), all issued or to be issued pursuant to an indenture, dated as of March 3, 2017 (as the same may be amended from time to time, the “Indenture”), among the Company, the Guarantors and Wilmington Trust, National Association, as trustee and collateral trustee. Capitalized terms used in this Note without definition have the respective meanings ascribed to them in the Indenture.

The Indenture sets forth the rights and obligations of the Company, the Guarantors, the Trustee, the Collateral Trustee and the Holders and the terms of the Notes. Notwithstanding anything to the contrary in this Note, to the extent that any provision of this Note conflicts with the provisions of the Indenture, the provisions of the Indenture will control.

1.    Interest. This Note will accrue interest at a rate and in the manner set forth in Section 2.05 of the Indenture. Stated Interest on this Note will begin to accrue from, and including, [date].

2.    Maturity. This Note will mature on March 1, 2022, unless earlier repurchased, redeemed or converted.

3.    Guarantees. The Company’s obligations under the Indenture and the Notes are fully and unconditionally guaranteed by the Guarantors as provided in Article 9 of the Indenture.

4.    Method of Payment. Cash amounts due on this Note will be paid in the manner set forth in Section 2.04 of the Indenture.

5.    Persons Deemed Owners. The Holder of this Note will be treated as the owner of this Note for all purposes.

6.    Denominations; Transfers and Exchanges. All Notes will be in registered form, without coupons, in principal amounts equal to any Authorized Denominations. Subject to the terms of the Indenture, the Holder of this Note may transfer or exchange this Note by presenting it to the Registrar and delivering any required documentation or other materials.

7.    Right of Holders to Require the Company to Repurchase. Each Holder will have the right to require the Company to repurchase such Holder’s Notes (or any portion thereof in an Authorized Denomination) for cash in the manner, and subject to the terms, set forth in Section 4.02 and Section 4.03 of the Indenture.

8.    Right of the Company to Redeem the Notes. The Company will have the right to redeem the Notes for cash in the manner, and subject to the terms, set forth in Section 4.04 of the Indenture.

9.    Conversion. The Holder of this Note may convert this Note into Conversion Consideration in the manner, and subject to the terms, set forth in Article 5 of the Indenture.

10.    When the Company May Merge, Etc. Article 6 of the Indenture places limited restrictions on the Company’s ability to be a party to a Business Combination Event.

11.    Security. The Notes will be secured in the manner, and subject to the terms, set forth in the Indenture, the Collateral Agreements and the Intercreditor Agreement.

12.    Defaults and Remedies. If an Event of Default occurs, then the principal amount of, and all accrued and unpaid interest (and, if, and only if, a Requisite Stockholder Approval Failure has occurred, the Applicable Premium) on, all of the Notes then outstanding may (and, in certain circumstances, will automatically) become due and payable in the manner, and subject to the terms, set forth in Article 7 of the Indenture.

13.    Amendments, Supplements and Waivers. The Company, the Guarantors, the Trustee and the Collateral Trustee may amend or supplement the Indenture or the Notes or waive compliance with any provision of the Indenture or the Notes in the manner, and subject to the terms, set forth in Article 8 of the Indenture.

14.    No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Indenture, the Notes or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting any Note, each Holder waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

15.    Authentication. No Note will be valid until it is authenticated by the Trustee. A Note will be deemed to be duly authenticated only when an authorized signatory of the Trustee (or a duly appointed authenticating agent) manually signs the certificate of authentication of such Note.

16.    Abbreviations. Customary abbreviations may be used in the name of a Holder or its assignee, such as TEN COM (tenants in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (custodian), and U/G/M/A (Uniform Gift to Minors Act).

17.    Governing Law. THIS NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS NOTE, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

* * *

To request a copy of the Indenture, which the Company will provide to any Holder at no charge, please send a written request to the following address:

Gastar Exploration Inc.

1331 Lamar Street

Suite 650

Houston, TX 77010

Attention: Chief Financial Officer

CONVERSION NOTICE

GASTAR EXPLORATION INC.

Convertible Notes due 2022

Subject to the terms of the Indenture, by executing and delivering this Conversion Notice, the undersigned Holder of the Note identified below directs the Company to convert (check one):

☐  the entire principal amount of

☐  $        * aggregate principal amount of

the Note identified by CUSIP No.          and Certificate No.                     .

The undersigned acknowledges that if the Conversion Date of a Note to be converted is after a Regular Record Date and before the next Interest Payment Date, then such Note, when surrendered for conversion, must, in certain circumstances, be accompanied with an amount of cash equal to the interest that would have accrued on such Note to, but excluding, such Interest Payment Date.

Date:
(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature
Guarantee Medallion Program

By:
Authorized Signatory

*	Must be an Authorized Denomination.

FUNDAMENTAL CHANGE REPURCHASE NOTICE

GASTAR EXPLORATION INC.

Convertible Notes due 2022

Subject to the terms of the Indenture, by executing and delivering this Fundamental Change Repurchase Notice, the undersigned Holder of the Note identified below is exercising its Fundamental Change Repurchase Right with respect to (check one):

☐  the entire principal amount of

☐  $        * aggregate principal amount of

the Note identified by CUSIP No.          and Certificate No.                     .

The undersigned acknowledges that this Note, duly endorsed for transfer, must be delivered to the Paying Agent before the Fundamental Change Repurchase Price will be paid.

Date:
(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature
Guarantee Medallion Program

By:
Authorized Signatory

*	Must be an Authorized Denomination.

ASSIGNMENT FORM

GASTAR EXPLORATION INC.

Convertible Notes due 2022

Subject to the terms of the Indenture, the undersigned Holder of the within Note assigns to:

Name:

Address:

Social security or tax identification number:

the within Note and all rights thereunder irrevocably appoints:

as agent to transfer the within Note on the books of the Company. The agent may substitute another to act for him/her.

Date:
(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature
Guarantee Medallion Program

By:
Authorized Signatory

TRANSFEROR ACKNOWLEDGEMENT

If the within Note bears a Restricted Note Legend, the undersigned further certifies that (check one):

1.	☐	Such Transfer is being made to the Company or a Subsidiary of the Company.

2.	☐	Such Transfer is being made pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of the Transfer.

3.	☐	Such Transfer is being made pursuant to, and in accordance with, Rule 144A under the Securities Act, and, accordingly, the undersigned further certifies that the within Note is being transferred to a Person that the undersigned reasonably believes is purchasing the within Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A. If this item is checked, then the transferee must complete and execute the acknowledgment contained on the next page.

4.	☐	Such Transfer is being made pursuant to, and in accordance with, any other available exemption from the registration requirements of the Securities Act (including, if available, the exemption provided by Rule 144 under the Securities Act).

Dated:

(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

(Participant in a Recognized Signature
Guarantee Medallion Program)

By:
Authorized Signatory

TRANSFEREE ACKNOWLEDGEMENT

The undersigned represents that it is purchasing the within Note for its own account, or for one or more accounts with respect to which the undersigned exercises sole investment discretion, and that and the undersigned and each such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act. The undersigned acknowledges that the transferor is relying, in transferring the within Note on the exemption from the registration and prospectus-delivery requirements of the Securities Act of 1933, as amended, provided by Rule 144A and that the undersigned has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A.

Dated:

(Name of Transferee)

By:
Name:
Title:

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

INITIAL PRINCIPAL AMOUNT OF THIS GLOBAL NOTE: $[        ]

The following exchanges, transfers or cancellations of, and additions of Paid-In-Kind Principal to, this Global Note have been made:

Date	Amount of Increase (Decrease) in Principal Amount of this Global Note	Principal Amount of this Global Note After Such Increase (Decrease)	Signature of Authorized Signatory of Trustee

*	Insert for Global Notes only.

EXHIBIT B-1

FORM OF RESTRICTED NOTE LEGEND

THE OFFER AND SALE OF THIS NOTE AND THE SHARES OF COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1)	REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT; AND

(2)	AGREES FOR THE BENEFIT OF THE COMPANY THAT IT WILL NOT OFFER, SELL OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT ONLY:

(A)	TO THE COMPANY OR ANY SUBSIDIARY THEREOF;

(B)	PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT;

(C)	TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT;

(D)	PURSUANT TO RULE 144 UNDER THE SECURITIES ACT; OR

(E)	PURSUANT TO ANY OTHER EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

BEFORE THE REGISTRATION OF ANY SALE OR TRANSFER IN ACCORDANCE WITH (2)(C), (D) OR (E) ABOVE, THE COMPANY, THE TRUSTEE AND THE REGISTRAR RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH CERTIFICATES OR OTHER DOCUMENTATION OR EVIDENCE (INCLUDING OPINIONS OF COUNSEL) AS THEY MAY REASONABLY REQUIRE IN ORDER TO DETERMINE THAT THE PROPOSED SALE OR TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.*

*	This paragraph and the immediately preceding paragraph will be deemed to be removed from the face of this Note at such time when the Company delivers written notice to the Trustee of such deemed removal pursuant to Section 2.12 of the within-mentioned Indenture.

B1-1

EXHIBIT B-2

FORM OF GLOBAL NOTE LEGEND

THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS THE OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE WILL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC, OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE WILL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN ARTICLE 2 OF THE INDENTURE HEREINAFTER REFERRED TO.

B2-1

EXHIBIT B-3

FORM OF NON-AFFILIATE LEGEND

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED) OF THE COMPANY MAY PURCHASE OR OTHERWISE ACQUIRE THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN.

B3-1

EXHIBIT C

FORM OF INTERCREDITOR AGREEMENT

(See Attached)

C-1

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of [date], among [legal name of Guarantor] (the “New Guarantor”), a subsidiary of Gastar Exploration Inc. (or its successor) (the “Company”), and Wilmington Trust, National Association, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS the Company, each Guarantor party thereto and the Trustee have heretofore executed an indenture, dated as of March 3, 2017 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Company’s Convertible Notes due 2022 (the “Notes”);

WHEREAS Section 9.05 of the Indenture requires the Company to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor will fully and unconditionally guarantee the Guaranteed Obligations on the terms and conditions set forth in this Supplemental Indenture and the Indenture; and

WHEREAS pursuant to Section 8.01(B) of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company and the Trustee agree for the equal and ratable benefit of the holders of the Notes as follows:

1.    Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital to this Supplemental Indenture are used in this Supplemental Indenture as therein defined, except that the term “holders” in this Supplemental Indenture refers to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2.    Agreement to Guarantee. The New Guarantor agrees, jointly and severally with all existing Guarantors, to fully and unconditionally guarantee the Guaranteed Obligations under the Securities and the Indenture on the terms and subject to the conditions set forth in Article 9 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended by this Supplemental Indenture, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof will remain in full

D-1

force and effect. This Supplemental Indenture will form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered will be bound by this Supplemental Indenture.

4.    Trustee Makes No Representation. The Trustee makes no representation as to the validity, enforceability or sufficiency of this Supplemental Indenture or as to the statements made in the recitals, all of which are statements of the Company and the Guarantors.

5.    Miscellaneous. Sections 13.01, 13.05, 13.06, 13.07, 13.13, 13.14 and 13.15 of the Indenture will apply to this Supplemental Indenture as if the same were reproduced in this Supplemental Indenture, mutatis mutandis.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

D-2

IN WITNESS WHEREOF, the parties to this Indenture have caused this Indenture to be duly executed as of the date first written above.

GASTAR EXPLORATION INC.

By:
Name:
Title:

[LEGAL NAME OF GUARANTOR], as Guarantor

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Collateral Trustee

By:
Name:
Title:

D-3